    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1997



                                                      Registration No. 333-35021

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 TELETRAC, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    4812                                   48-1172403
      (State or other jurisdiction              (Primary Standard Industrial              (I.R.S. Identification No.)
           of incorporation)                Employer Classification Code Number)

                            ------------------------

                               2323 GRAND STREET
                                   SUITE 1100
                             KANSAS CITY, MO 64108
                                 (816) 474-0055
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                            KAREN C. WIEDEMANN, ESQ.
                  REBOUL, MACMURRAY, HEWITT, MAYNARD & KRISTOL
                              45 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10111
                                 (212) 841-5700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                  TITLE OF EACH                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
             CLASS OF SECURITIES TO                   AMOUNT TO BE          OFFERING           AGGREGATE           AMOUNT OF
                  BE REGISTERED                        REGISTERED      PRICE PER NOTE(1)   OFFERING PRICE(1)    REGISTRATION FEE
14% Senior Notes due 2007........................     $105,000,000            100%            $105,000,000         $31,818.18


(1) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

S-4 ITEM NUMBER AND CAPTION                                                        LOCATION IN PROSPECTUS
--------------------------------------------------------------------  ------------------------------------------------
       1.  Forepart of the Registration Statement and Outside Front
             Cover Page of Prospectus...............................  Facing pages; Outside Front Cover Page of
                                                                      Prospectus
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.............................................  Inside Front and Outside Back Cover Pages of
                                                                      Prospectus; "Table of Contents;" "Additional
                                                                      Information."
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information......................................  "Risk Factors;" "Summary of the Prospectus;"
                                                                      "Selected Financial Data."
       4.  Terms of Transaction.....................................  "Summary of the Prospectus;" "Risk Factors;"
                                                                      "The Exchange Offer;" "Description of The New
                                                                      Notes;" "Certain Federal Income Tax
                                                                      Considerations."
       5.  Pro Forma Financial Information..........................  "Prospectus Summary;" "Capitalization;"
                                                                      "Selected Financial Data;" "Supplemental
                                                                      Financial Data."
       6.  Material Contacts with the Company Being Acquired........                         *
       7.  Additional Information Required for Reoffering by Persons
             and Parties Deemed to be Underwriters..................                         *
       8.  Interests of Named Experts and Counsel...................  "Legal Matters;" "Independent Auditors."
       9.  Disclosure of Commission Position on Indemnification for
             Securities Act Liabilities.............................  "Undertakings" at Part II of the Registration
                                                                      Statement.
      10.  Information with Respect to S-3 Registrants..............                         *
      11.  Incorporation of Certain Information by Reference........                         *
      12.  Information with Respect to S-2 or S-3 Registrants.......                         *
      13.  Incorporation of Certain Information by Reference........                         *
      14.  Information with Respect to Registrants Other Than S-3 or
             S-2 Registrants........................................  Cover Page of Registration Statement;
                                                                      "Additional Information;" "Summary of the
                                                                      Prospectus;" "Risk Factors;" "Use of Proceeds;"
                                                                      "Capitalization;" "Selected Financial Data;"
                                                                      "Supplemental Financial Data;" "Management's
                                                                      Discussion and Analysis of Financial Condition
                                                                      and Results of Operations;" "Business;"
                                                                      "Management."
      15.  Information with Respect to S-3 Companies................                         *
      16.  Information with Respect to S-2 or S-3...................                         *
      17.  Information with Respect to Companies Other Than S-3 or
             S-2 Companies..........................................                         *
      18.  Information if Proxies, Consents or Authorizations are to
             be Solicited...........................................                         *
      19.  Information if Proxies, Consents or Authorizations are
             not to be Solicited or in an Exchange Offer............  "Management;" "Securities Ownership."

------------------------

*   Item is omitted because answer is negative or Item is inapplicable.

PROSPECTUS
                                 TELETRAC, INC.


                             OFFER TO EXCHANGE ITS
                      14% EXCHANGE B SENIOR NOTES DUE 2007
                       FOR ANY AND ALL OF ITS OUTSTANDING
                      14% ORIGINAL A SENIOR NOTES DUE 2007

                             ---------------------

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

                      NEW YORK CITY TIME, ON [    ], 1997.



    Teletrac, Inc., a Delaware corporation ("Teletrac" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of its 14% Exchange Senior Notes due 2007 (the "New Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its issued and outstanding 14% Original Senior Notes due 2007 (the "Old Notes" and, collectively with the New Notes, the "Notes"), of which $105,000,000 aggregate principal amount is outstanding, from the holders (the "Holders") thereof. The Company will not receive any proceeds from the Exchange Offer and has agreed to pay "all the expenses incident to the Exchange Offer. The Company is a wholly owned subsidiary of Teletrac Holding, Inc. ("Holdings").



    The terms of the New Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Notes are unsecured obligations of the Company, rank PARI PASSU with all present and future senior subordinated debt of the Company, and rank senior to all present and future subordinated debt of the Company. As of September 30, 1997, the aggregate amount of outstanding indebtedness (excluding the Notes) of the Company was approximately $2.0 million. See "Description of the New Notes." The Company may incur up to $30 million of secured indebtedness under its Credit Facility (as defined herein) and currently has no outstanding indebtedness under such Credit Facility. See "Description of Certain Indebtedness--Credit Facility." Upon a Change of Control (as defined herein), each Holder of the Notes may require the Company to repurchase all or a portion of such Holder's Notes at an offer price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase. In the event of a Change of Control, the Company may not have sufficient funds to satisfy its obligation to repurchase the Notes and other debt that may come due as a result thereof. See "Description of the New Notes."


    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the registration rights agreement relating to the Old Notes. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution."


    The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the
date the Exchange Offer expires, which will be [    ], 1997 (the "Expiration
Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer."



    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors--Consequences of the Exchange Offer to Non-Tendering Holders of the Old Notes" and "Exchange Offer--Terms of the Exchange Offer."


    The New Notes will be available initially only in book-entry form. The Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of one or more Global Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in a Global Note representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Notes, New Notes in certificated form will be issued in exchange for a Global Note only on the terms set forth in the Indenture. See "Description of Exchange Notes--Book Entry, Delivery and Form."

    THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

    This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Old Notes as of     , 1997.

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

    The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would no be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law.
                         ------------------------------


    SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                         ------------------------------


                The Date of this Prospectus is October   , 1997

                               TABLE OF CONTENTS

Additional Information................................................................          2
Summary of the Prospectus.............................................................          4
Risk Factors..........................................................................         14
The Company...........................................................................         22
Use of Proceeds.......................................................................         22
The Exchange Offer....................................................................         23
Capitalization........................................................................         28
Selected Financial Data...............................................................         29
Supplemental Financial Data...........................................................
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................         31
Business..............................................................................         38
Management............................................................................         56
Securities Ownership..................................................................         62
Certain Relationships and Related Transactions........................................         65
Description of Certain Indebtedness...................................................         69
Description of the New Notes..........................................................         70
Certain Federal Income Tax Considerations.............................................         97
Plan of Distribution..................................................................         97
Legal Matters.........................................................................         98
Independent Auditors..................................................................         98
Index to Financial Statements.........................................................        F-1

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

    As a result of the filing of the Registration Statement with the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The Company's obligation to file periodic reports with the Commission pursuant to the Exchange Act may be suspended if the New Notes are held of record by fewer than 300 holders at the beginning of any fiscal year of the Company, other than the fiscal year in which such registration statement or registered exchange offer for the New Notes becomes effective. However, the indenture dated August 6, 1997 (the "Indenture") between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"), provides that the Company must file with the Commission and provide the holders of the Notes with copies of annual reports and other information, documents and reports specified in Sections 13 and 15(d) of the Exchange Act as long as the Notes are outstanding.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL OR BOTH TOGETHER CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

    Certain market data used throughout this Prospectus were obtained from industry and government sources. The Company has not independently verified this market data and makes no representations as to its accuracy.
                            ------------------------

    The following trademarks owned by the Company are used in this Prospectus:
Fleet Director-Registered Trademark-, Fleet Reporter-TM-,
OZZ-Registered Trademark-, Winfleet-TM- and Teletracer-TM-.

                           SUMMARY OF THE PROSPECTUS

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, AND THE FINANCIAL PROJECTIONS INCLUDED ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "TELETRAC" AND THE "COMPANY" INCLUDE TELETRAC, INC., ITS PREDECESSORS, ITS SUBSIDIARY AND TELETRAC HOLDINGS, INC., A HOLDING COMPANY WHOSE SOLE ASSET IS ALL OF THE ISSUED AND OUTSTANDING CAPITAL STOCK OF TELETRAC, INC. SEE "GLOSSARY" FOR DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.

THE COMPANY

    Teletrac is a leading provider of vehicle location and fleet management services, including associated two-way digital wireless messaging, to commercial fleet operators. The Company has developed a proprietary land-based location technology that provides customers with a low-cost, accurate and reliable real-time method of locating vehicles in selected metropolitan areas. The Company's system is designed to enable customers to better manage their mobile workforce, provide security for their property and personnel and communicate more effectively with mobile workers.

    As of December 31, 1996, the Company operated in six metropolitan markets:
Los Angeles, Miami, Chicago, Detroit, Dallas and Houston. The Company commenced operations in Orlando in March 1997 and plans to begin providing vehicle location and fleet management services in eight additional markets by the end of 1998, giving the Company operations in 15 of the largest metropolitan statistical areas ("MSAs") in the United States, including New York and Boston. As of June 30, 1997, the Company served over 2,000 commercial fleet accounts, more than any other provider of fleet vehicle location services, and had 54,430 location and messaging units in service with commercial fleet customers, including Emery Air Freight, Inc., Tele-Communications, Inc., Budget Rent-a-Car Corporation, Brinks Incorporated and the Dallas Independent School District. In its Miami and Los Angeles markets, the Company also uses its proprietary location systems to provide vehicle location and stolen vehicle recovery services to consumers. As of June 30, 1997, the Company had 10,697 consumer units in service.

    An investor group led by management formed the Company in August 1995 to acquire the assets of AirTouch Teletrac (as defined below). AirTouch Teletrac was established to develop land-based 900 MHz radio networks for wireless location monitoring and related two-way wireless messaging services. AirTouch Teletrac developed the technology and software for such networks and constructed operational systems in six metropolitan markets. The Company acquired the assets of AirTouch Teletrac in January 1996 (the "Acquisition"). To date, the Company has placed approximately $58 million in private equity capital. Investors in such private equity include BancBoston Ventures, Inc.; Burr, Egan, Deleage Funds; Eos Partners; GCC Investments, Inc.; Kingdon Capital; Toronto Dominion Capital (U.S.A.), Inc.; and TruePosition, Inc. (formerly Associated RT, Inc.).

COMMERCIAL FLEET MANAGEMENT

    Market studies indicate that there are approximately 7.6 million total commercial fleet vehicles in the 15 markets in which the Company operates or plans to operate. The Company believes that there is substantial demand for cost-effective communications services that offer both reliable location tracking and two-way wireless messaging in metropolitan areas. The Company's products can be used either alone or in conjunction with other communications technologies. The Company believes that the majority of its target customers' vehicles are currently equipped with wireless communications devices that do not provide automatic location features, such as two-way radio, specialized mobile radio ("SMR"), pagers and cellular devices. The Company's products and services allow commercial fleet operators to (i) increase driver productivity and fleet efficiency, (ii) improve customer service, (iii) limit unauthorized vehicle use, and (iv) reduce driver overtime. The Company's customers include metropolitan commercial fleets (such as trade service providers, delivery services, bus and taxi fleets, ambulance companies, telecommunications companies, utility companies, municipal government vehicles and law enforcement agencies) and long-haul trucking fleets when operating within metropolitan markets.

    The Company offers a range of fleet management solutions, depending on the customer's budget and location and messaging needs. All of these solutions require the installation of a vehicle location unit ("VLU") in each vehicle. The VLU is a radio transceiver that receives and transmits signals used to determine a vehicle's location. In addition to the VLU, commercial fleet customers generally purchase software or location services from the Company. The Company's primary software product for commercial fleet operators is Fleet Director-Registered Trademark-, a proprietary software application that provides real-time 24-hour-a-day vehicle location through a digitized map displayed on the customer's dedicated personal computer, which is connected to the Company's networks. Fleet Director-Registered Trademark- can be complemented with the Company's messaging units, which allow two-way messaging between the fleet dispatcher and drivers directly from the Fleet Director-Registered Trademark-screen. The Company also offers Fleet Reporter-TM-, a lower cost alternative to Fleet Director-Registered Trademark- that provides fleet operators with daily printed reports of vehicle locations and access to real-time location information through OZZ-Registered Trademark-, a telephone-operated information system. In the second half of 1997, the Company intends to introduce Winfleet-TM-, a Microsoft Windows-Registered Trademark--based application based on Fleet Director-Registered Trademark- that will not require a dedicated computer.

    The Company believes that its wireless location and related two-way messaging technology can serve its customers more reliably and more cost-effectively than competing systems, including those which rely on global positioning satellite ("GPS") technology combined with other forms of wireless communication. The Company's location technology, which consists of proprietary software and land-based transmitters and receivers that are licensed to operate in the 904-909.75 and 927.75-928 MHz bandwidth, operates reliably in a high-rise urban setting. GPS-based systems, on the other hand, can lose accuracy in areas where high-rise buildings or other large structures obstruct the signal between the satellite and the vehicle. To provide location services for fleet management, GPS-based systems must also be coupled with a wireless communication system that transmits location information to the fleet operator. The other forms of wireless communication used in conjunction with GPS technology, such as cellular and SMR, generally make the incremental cost of determining and transmitting a vehicle's location to a fleet operator more expensive than the Company's technology.

    The Company derives its revenues from (i) monthly service fees and (ii) equipment sales, including sales of VLUs, messaging units and fleet management software. Once the Company's system is installed in a customer's fleet, the Company benefits from recurring monthly service fees with minimal additional selling or other expenses. The total number of the Company's commercial VLUs and messaging units in service increased from 35,465 as of December 31, 1995 to 43,156 as of December 31, 1996 and to 54,430 as of June 30, 1997.

CONSUMER VEHICLE SERVICES

    In its Miami and Los Angeles markets, the Company also uses its proprietary location systems to provide vehicle location and stolen vehicle recovery services to consumers. The Company's service locates and tracks stolen vehicles in real-time and its equipment can be integrated with a vehicle's alarm system and/or ignition so that it is automatically activated if the vehicle is stolen. The Company's service also allows a subscriber to initiate vehicle location in other emergency or roadside assistance situations or remotely unlock the vehicle doors through the OZZ-Registered Trademark- system.

    In 1995, prior to the Acquisition, the Company's predecessor ceased to actively market its consumer vehicle services. The Company has continued providing consumer service as a legacy of the business acquired from AirTouch Teletrac but has not launched any new marketing efforts. While the Company intends to focus on its commercial business, it is currently exploring various potential strategies for marketing and distributing its products to consumers, including through strategic partnerships or third-party reseller arrangements, and expects to begin expanding its consumer operations in late 1997 or early 1998.

BUSINESS STRATEGY

    The Company's objective is to enhance its position as the leading national provider of vehicle location and fleet management services in metropolitan areas by exploiting its proprietary technology and systems. The key elements of the Company's strategy are:

    INCREASE MARKET PENETRATION. In its six original markets, the Company is rapidly building a trained sales force to market its products and services to operators of commercial fleets. Prior to the Acquisition, AirTouch Teletrac terminated all of its active sales and marketing efforts. Since the Acquisition, the Company has hired approximately 90 direct sales representatives to service its six original metropolitan markets and the Company believes that it will more effectively exploit opportunities in its existing markets as its sales force gains experience. The Company believes it requires a modest penetration of its target markets to achieve its business plan.

    EXPAND GEOGRAPHIC COVERAGE AREAS. In 1996, the Company began constructing the network infrastructure to expand its coverage from six to 15 metropolitan markets. In March 1997, the Company introduced commercial fleet services in Orlando, and the Company expects to introduce commercial fleet services in two additional markets by the end of 1997 and a further six markets by the end of 1998. In connection with the roll-out of its commercial fleet services, the Company plans to add over 150 new sales representatives in its new markets by 2001. The Company also holds Federal Communications Commission licenses in 11 additional markets, but the Company expects that it would have to obtain additional licenses in certain of such 11 markets before it could commence commercial operations.

    CAPITALIZE ON LOW-COST SERVICE. The Company believes that its proprietary location solutions permit lower cost operation than most competing technologies, which generally require more expensive hardware, more expensive airtime, or both. With the Company's technology, the incremental cost of locating a vehicle and transmitting its location to the fleet operator is nominal, which permits the Company to provide services for a relatively low monthly fee. This price structure permits customers to locate all their vehicles simultaneously and frequently throughout the day (typically, every 15 minutes), which the Company believes substantially improves the customer's ability to increase fleet efficiency and monitor driver compliance.

    EXTEND PRODUCT OFFERINGS. The Company believes that its ability to expand and maintain its customer base depends on its continued marketing of highly-functional, low-cost and user-friendly solutions for fleet management. The Company plans to offer the first generation of Winfleet-TM-, a Windows-Registered Trademark--based solution, in the second half of 1997 and has commenced development of a second generation product. The Company is also exploring technological improvements that would expand the Company's messaging capabilities to include additional services such as free text return messaging, wireless e-mail, fax, database queries, credit card verification and inventory management.

    EXPLOIT NEW BUSINESS OPPORTUNITIES. In conjunction with certain strategic suppliers, the Company is currently developing a portable miniaturized device that would permit personal location through the Company's existing networks. In addition, the Company has discussed joint arrangements with several companies providing vehicle location coverage in rural locations, which arrangements would provide cost-effective and reliable coverage nationwide, and has explored other approaches to providing service to customers operating outside of covered metropolitan areas.

                             THE OLD NOTES OFFERING

OLD NOTES.........................  The Old Notes were sold by the Company on August 6, 1997 to Donaldson, Lufkin & Jenrette Securities Corporation
                                    and TD Securities (USA) Inc. (the "Initial Purchasers")
                                    pursuant to a Purchase Agreement dated July 31, 1997
                                    (the "Purchase Agreement"). The Old Notes were sold to
                                    the Initial Purchasers (the "Unit Offering") together
                                    with certain warrants (the "Warrants") to purchase
                                    shares of the Company's Class A Common Stock ("Common
                                    Stock") in the form of units (the "Units"). The Initial
                                    Purchasers subsequently resold the Old Notes (in the
                                    form of the Units) to qualified institutional buyers
                                    pursuant to Rule 144A under the Securities Act and
                                    pursuant to offers and sales that occurred outside the
                                    United States within the meaning of Regulation S under
                                    the Securities Act.

REGISTRATION RIGHTS AGREEMENT.....  Pursuant to the Purchase Agreement, the Company,
                                    Holdings and the Initial Purchasers entered into a
                                    Registration Rights Agreement dated August 6, 1997 (the
                                    "Registration Rights Agreement"), which grants the
                                    holders of the Old Notes certain exchange and
                                    registration rights. The Exchange Offer is intended to
                                    satisfy such exchange rights, which terminate upon the
                                    consummation of the Exchange Offer.

                         SUMMARY OF THE EXCHANGE OFFER


THE EXCHANGE OFFER................  The Company is offering to exchange up to $105,000,000 aggregate principal amount of its 14% Exchange Senior
                                    Subordinated Notes due 2007 (the "New Notes") for a like
                                    principal amount of its 14% Original Senior Subordinated
                                    Notes due 2007 (the "Old Notes", and collectively with
                                    the New Notes, the "Notes"). The terms of the New Notes
                                    are identical in all material respects (including
                                    principal amount, interest rate and maturity) to the
                                    terms of the Old Notes, except for certain transfer
                                    restrictions and registration rights relating to the Old
                                    Notes. See "Description of the New Notes." The issuance
                                    of the New Notes is intended to satisfy obligations of
                                    the Company contained in the registration rights
                                    agreement relating to the Old Notes.

EXPIRATION DATE; WITHDRAWAL OF
  TENDER..........................  The Exchange Offer will expire at 5:00 p.m. New York
                                    City time, on [      ], 1997. The tender of Old Notes
                                    pursuant to the Exchange Offer may be withdrawn at any
                                    time prior to the Expiration Date.

ACCRUED INTEREST ON THE NEW
  NOTES AND THE OLD NOTES.........  Each New Note will bear interest from the most recent date to which interest has been paid or duly provided
                                    for on the Old Note surrendered in exchange for such New
                                    Note or, if no interest has been paid or duly provided
                                    for on such Old Note,

                                    from August 6, 1997. Holders of Old Notes whose Old
                                    Notes are accepted for exchange will not receive accrued
                                    interest on such Old Notes for any period from and after
                                    the last date to which interest has been paid or duly
                                    provided for on the Old Notes prior to the original
                                    issue date of the New Notes or, if no such interest has
                                    been paid or duly provided for, will not receive any
                                    accrued interest on such Old Notes, and will be deemed
                                    to have waived, the right to receive any interest on
                                    such Old Notes accrued from and after the last date to
                                    which interest has been paid or duly provided for on the
                                    Old Notes or, if no such interest has been paid or duly
                                    provided for, from and after August 6, 1997.

PROCEDURES FOR TENDERING..........  Each Holder wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a
                                    facsimile thereof, in accordance with the instructions
                                    contained herein and therein and mail or otherwise
                                    deliver such Letter of Transmittal, or such facsimile,
                                    together with any other required documentation, to
                                    Norwest Bank of Minnesota, National Association, as
                                    Exchange Agent, at the address set forth therein. The
                                    Letter of Transmittal will include a representation by
                                    the tendering Holder that, among other things, (i) the
                                    New Notes to be received pursuant to the Exchange Offer
                                    are being acquired in the ordinary course of the
                                    business of the person receiving such New Notes, (ii)
                                    such holder has no arrangement with another person to
                                    participate in the distribution of such New Notes, (iii)
                                    such holder is not an "affiliate" (as defined in Rule
                                    405 under the Securities Act) of the Company and (iv) if
                                    the tendering Holder is a broker or a dealer (as defined
                                    in the Exchange Act), it acquired the Old Notes for its
                                    own account as a result of market-making activities or
                                    other trading activities and that it has not entered
                                    into any arrangement with the Company or any "affiliate"
                                    of the Company to distribute the New Notes to be
                                    received in the Exchange Offer. In the case of a
                                    broker-dealer that receives New Notes for its own
                                    account in exchange for Old Notes which were acquired by
                                    it as a result of market-making or other trading
                                    activities, the Letter of Transmittal will also include
                                    an acknowledgment that the broker-dealer will deliver a
                                    copy of this Prospectus in connection with the resale by
                                    it of New Notes received pursuant to the Exchange Offer.
                                    See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES....  Holders who wish to accept the Exchange Offer and cannot complete the procedures for tendering on a timely basis,
                                    may effect a tender according to the guaranteed delivery
                                    procedures set forth in "The Exchange Offer--Procedures
                                    for Tendering."

FEDERAL INCOME TAX CONSEQUENCES...  The exchange pursuant to the Exchange Offer will not result in any income, gain or loss to the Holders or the
                                    Company for Federal income tax purposes. See "Certain
                                    Federal Income Tax Considerations."

EXCHANGE AGENT....................  Norwest Bank Minnesota, National Association is serving as Exchange Agent in connection with the Exchange Offer.
                                    The address and telephone number of the Exchange Agent
                                    are set forth in "The Exchange Offer--Exchange Agent".

CONSEQUENCES OF EXCHANGING OLD
  NOTES PURSUANT TO THE EXCHANGE
  OFFER...........................  Generally, based on interpretations by the staff of the
                                    Securities and Exchange Commission, the Company believes
                                    that Holders of Old Notes (other than any Holder which
                                    is an "affiliate" of the Company within the meaning of
                                    Rule 405 under the Securities Act of 1933, as amended)
                                    who exchange their Old Notes for New Notes pursuant to
                                    the Exchange Offer may offer such New Notes for resale,
                                    resell such New Notes, and otherwise transfer such New
                                    Notes without compliance with the registration and
                                    prospectus delivery provisions of the Securities Act;
                                    provided that such New Notes are acquired in the
                                    ordinary course of such Holder's business and such
                                    Holders have no arrangement with any person to
                                    participate in the distribution of such New Notes. Each
                                    broker-dealer that receives New Notes for its own
                                    account pursuant to the Exchange Offer must acknowledge
                                    that it will deliver a prospectus in connection with any
                                    resale of such New Notes. See "Plan of Distribution." To
                                    comply with the securities laws of certain
                                    jurisdictions, it may be necessary to qualify for sale
                                    or register the New Notes prior to offering or selling
                                    such New Notes. The Company does not currently intend to
                                    register or qualify the sale of the New Notes in any
                                    such jurisdictions.

UNTENDERED OLD NOTES..............  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do
                                    not tender their Notes will not have any further
                                    exchange rights and such Old notes will contintue to be
                                    subject to certain restrictions on transfer.
                                    Accordingly, the liquidity of the market for such Old
                                    Notes could be adversely affected.

CONSEQUENCES OF FAILURE TO
  EXCHANGE........................  If a Holder of Old Notes does not exchange such Old
                                    Notes for New Notes pursuant to the Exchange Offer, such
                                    Old Notes will continue to be subject to the
                                    restrictions on transfer contained in the legend
                                    thereon. In general, the Old Notes may not be offered or
                                    sold unless registered under the Securities Act of 1933,
                                    as amended, except pursuant to an exemption from, or in
                                    a transaction not subject to, the Securities Act of
                                    1933, as amended, and applicable state securities laws.
                                    See "The Exchange Offer--Consequences of Failure to
                                    Exchange."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

    The form and terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Old Notes will evidence the same debt as the New Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities thereunder. See "Description of the New Notes."


SECURITIES OFFERED................  $105,000,000 principal amount of 14% Senior Notes due
                                    2007.

MATURITY..........................  August 1, 2007.

INTEREST..........................  Interest on the Notes will accrue at the rate of 14% per annum and will be payable semi-annually in arrears on
                                    February 1 and August 1 of each year, commencing on
                                    February 1, 1998.

RANKING...........................  The Notes will represent senior, unsecured obligations of the Company, will rank PARI PASSU in right of payment
                                    with all existing and future senior indebtedness of the
                                    Company and will rank senior in right of payment to all
                                    existing and future subordinated indebtedness of the
                                    Company. The Company currently has no indebtedness that
                                    is expressly subordinated in right of payment to the
                                    Notes. Although the Indenture will limit the ability of
                                    the Company and its subsidiaries to incur additional
                                    indebtedness, the Indenture will permit the Company to
                                    incur secured indebtedness under the Credit Facility (as
                                    defined herein), which, if incurred, will effectively
                                    rank senior to the Notes with respect to the assets
                                    securing such indebtedness. See "Risk
                                    Factors--Substantial Leverage and Ability to Service
                                    Debt," "Possible Incurrence of Secured Indebtedness" and
                                    "Description of Certain Indebtedness" As of June 30,
                                    1997, the aggregate amount of outstanding indebtedness
                                    (excluding the Notes) of the Company, on a consolidated
                                    basis, was approximately $1.7 million.

SECURITY..........................  The Company has purchased certain Pledged Securities, representing funds sufficient to pay the first six
                                    semi-annual interest payments on the Notes (estimated at
                                    approximately $39.9 million), as security for repayment
                                    of the first six interest payments on the Notes. See
                                    "Description of Notes--Security." The Pledged Securities
                                    will be held by the Collateral Agent (as defined herein)
                                    under the Pledge Agreement (as defined herein) pending
                                    disbursement.

OPTIONAL REDEMPTION...............  The Notes will not be redeemable prior to August 1,
                                    2002. Thereafter, the Notes will be redeemable at the
                                    option of the Company, in whole or in part, at the
                                    redemption prices set forth herein, plus accrued and
                                    unpaid interest and Liquidated Damages, if any, thereon
                                    to the applicable redemption date. See "Description of
                                    Notes--Optional Redemption." Notwithstanding the
                                    foregoing, prior to August 1, 2000, the Company may
                                    redeem outstanding Notes with the net proceeds of one or
                                    more sales of Capital Stock (other than Disqualified
                                    Stock) of the Company or Holdings to one or more persons
                                    at a redemption price equal to 114% of the principal
                                    amount thereof, plus accrued and unpaid interest and
                                    Liquidated Damages, if any, thereon to the redemption
                                    date; provided that not less than $68.3 million
                                    aggregate principal amount of Notes remain outstanding
                                    immediately after any such redemption; and such
                                    redemption shall occur within 30 days after the date of
                                    the closing of such sale of Capital Stock.

CHANGE OF CONTROL.................  Upon the occurrence of a Change of Control (as defined herein), each holder of the Notes will have the right to
                                    require the Company to repurchase all or any part of
                                    such holder's Notes at an offer price in cash equal to
                                    101% of the aggregate principal amount thereof, plus
                                    accrued and unpaid interest and Liquidated Damages, if
                                    any, thereon to the date of purchase. A Change of
                                    Control will not occur if any of the Existing
                                    Stockholders (as defined below) becomes the benficial
                                    owner of more than 50% of the total voting power of the
                                    Voting Equity Interests (as defined below) of the
                                    Company. See "Description of Notes--Repurchase at the
                                    Option of Holders--Change of Control."

CERTAIN COVENANTS.................  The Indenture governing the Notes (the "Indenture")
                                    contains certain covenants that limit the ability of the
                                    Company and its Restricted Subsidiaries (as defined
                                    herein) to, among other things, incur additional
                                    Indebtedness (as defined herein), pay dividends or make
                                    other distributions, repurchase Equity Interests (as
                                    defined herein) or subordinated Indebtedness, make
                                    certain other Restricted Payments (as defined herein),
                                    create certain liens, enter into certain transactions
                                    with affiliates, sell assets, issue or sell Equity
                                    Interests or enter into certain mergers and
                                    consolidations. See "Description of Notes--Certain
                                    Covenants." The Credit Facility contains similar
                                    covenants. See "Description of Certain Indebtedness."


                                  RISK FACTORS

    Holders of the Old Notes should consider carefully all of the information contained in this Prospectus prior to tendering their Old Notes in the Exchange Offer. In particular, Holders should consider the factors set forth under "Risk Factors."

                      SUMMARY FINANCIAL AND OPERATING DATA


    Set forth below is selected historical financial and operating data of the Company and its predecessors. Certain of such historical financial and operating data have been derived from the audited consolidated financial statements of the Company and its predecessors as of and for the periods noted. The financial information of the Company as of and for the six months ended June 30, 1996 and 1997 is unaudited and is derived from the unaudited consolidated financial statements of the Company which include all adjustments management considers necessary for a fair presentation of the Company's financial position and results of operations in accordance with generally accepted accounting principles, subject to normal recurring year-end adjustments. The results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997. The data contained in the following table should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Company's and its predecessors' audited consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                                              SIX MONTHS ENDED
                                                                               YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                           -------------------------------  --------------------
                                                                             1994       1995      1996(2)    1996(2)     1997
                                                                           ---------  ---------  ---------  ---------  ---------

                                                                                                                (UNAUDITED)
                                                                                     (IN THOUSANDS, EXCEPT UNIT DATA)

STATEMENT OF OPERATIONS DATA:
Revenues.................................................................  $  15,336  $  13,244  $  15,957  $   5,941  $  11,370
Operating loss...........................................................    (24,473)   (36,114)   (13,854)    (4,829)   (13,119)
Net loss.................................................................    (39,824)   (57,380)   (13,792)    (4,767)   (12,801)
OTHER DATA:
EBITDA(3)................................................................  $ (19,255) $ (14,753) $ (11,260) $  (3,880) $ (12,120)
Commercial units in service at end of period.............................     30,283     35,465     43,156     37,632     54,430
Consumer units in service at end of period...............................     10,618     13,814     11,717     12,420     10,697

                                                                                                              AS OF JUNE 30, 1997
                                                                                                           -------------------------
                                                                                                            ACTUAL    AS ADJUSTED(4)
                                                                                                           ---------  --------------

                                                                                                                  (UNAUDITED)
                                                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................................................................  $   4,261    $   57,574
Restricted cash..........................................................................................      1,756      41,704(5)
Total assets.............................................................................................     42,022       147,022
Long-term debt...........................................................................................      1,746      99,707(6)
Redeemable preferred stock...............................................................................     35,815        35,815
Stockholders' deficit....................................................................................     (8,167)       (8,167)

------------------------

(1) Represents financial and operating data of AirTouch Teletrac for the year ended December 31, 1994 and for the period January 1, 1995 through December 28, 1995, the date on which AirTouch Teletrac was dissolved.

(2) The Company acquired the assets of the business on January 17, 1996, the effective date of the Acquisition. From December 29, 1995 to January 16, 1996, the business was operated by AirTouch Services, successor to AirTouch Teletrac. The results of operations of AirTouch Services for such period were not material and are not included herein.

(3) EBITDA consists of operating income (loss) before interest, taxes, depreciation and amortization. EBITDA also excludes refrequencing costs accrued in the fiscal years ended December 31, 1995 and 1996 and an asset impairment charge taken in the fiscal year ended December 31, 1995. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Background" and "Business--Regulation--Frequency Conversion." EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA, however, is not a measure determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for or an alternative to net income (loss), cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP or as a measure of a company's operating performance or liquidity.

(4) Adjusted to give effect to the Unit Offering, and the application of the estimated net proceeds from the Notes, as if the Unit Offering had occurred on June 30, 1997. See "Use of Proceeds" and "Capitalization." The cash proceeds from the Unit Offering for the value of the Warrants has not been reflected in cash and cash equivalents or stockholders' deficit since the Warrants were sold by Teletrac Holdings, Inc.

(5) Includes the aggregate principal amount of the Pledged Securities, estimated at approximately $39.9 million. See "Description of Notes--Security."

(6) The Company received gross proceeds from the Unit Offering of $105 million. The estimated value of the Warrants ($7.0 million) has been reflected as a debt discount. However, the actual aggregate principal amount of the Notes is $105 million.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.


    This Prospectus contains statements that constitute forward-looking statements. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company or its management primarily with respect to the future operating performance of the Company. Prospective Holders of the Notes are cautioned that any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those in the forward-looking statements as a result of various factors, many of which are beyond the control of the Company. The information set forth below and the information under the heading "Management's Discussion and Analysis of Results of Operations and Financial Condition" identify important factors that could cause such differences (the "Cautionary Statements"). All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company does not intend to update any of its forward-looking statements.


NET LOSSES AND NEGATIVE EBITDA


    The Company and its predecessors have had losses in each year of their operations, including net losses of $39.8 million, $57.4 million and $13.8 million for the fiscal years ended December 31, 1994, 1995, and 1996, respectively. For the six months ended June 30, 1996 and 1997, the Company had losses of $4.8 million and $12.8 million, respectively. In addition, the Company had an EBITDA deficiency (excluding refrequencing costs and asset impairment) of $19.3 million, $14.8 million and $11.3 million for such years and $3.9 million and $12.1 million for such six-month periods. The Company also expects that operating and net losses and negative EBITDA will increase as the Company completes its market build-out and that, under its current business plan, operating and net losses and negative EBITDA will continue at least through year-end 1998. As of June 30, 1997, the Company had a stockholders' deficit of approximately $8.2 million and an accumulated deficit of approximately $30.2 million.


SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

    As of June 30, 1997, after giving effect to the Unit Offering, the Company's total outstanding long-term indebtedness would have been approximately $100 million (which excludes the portion of the Unit Offering allocated to the Warrants) and its total long-term indebtedness-to-total capitalization ratio would have been 0.74 to 1.0.

    The Company has received a commitment letter from Banque Paribas and Fleet National Bank with respect to a secured revolving credit facility providing up to $30 million of credit. See "Description of Certain Indebtedness." If such Credit Facility (as defined herein) is made available to the Company, substantial borrowings thereunder would have the effect of increasing the Company's total long-term indebtedness-to-total capitalization ratio, resulting in a more highly leveraged company than existed prior to the Units Offering.

    The ability of the Company to meet its debt service requirements will depend upon achieving significant and sustained growth in cash flow. The Company currently anticipates that earnings generated from operations should be sufficient, together with the Pledged Securities, to provide enough cash flow to make principal and interest payments on the Notes as they become due. However, the Company's ability to generate such cash flow is subject to a number of risks and contingencies. Included among these risks are the possibility that the Company may not complete its planned geographic expansion on a timely basis, that the Company's software products or vehicle location system could experience performance problems or that utilization could be lower than anticipated. Accordingly, there can be no assurance as to whether the Company will at any time have sufficient resources to meet all of its debt service obligations as they become due.

    The Company's current and future debt service requirements could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for future working capital needs or financing for acquisitions or other purposes will be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for operations; and (iii) the Company may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, its ability to withstand competitive pressures may be limited. The discretion of the Company's management with respect to certain business matters will be limited by covenants contained in the Indenture and future debt instruments. Among other things, the covenants contained in the Indenture restrict, condition or prohibit the Company from incurring additional indebtedness, creating liens on its assets, making certain asset dispositions, conducting certain other business and entering into transactions with affiliates and other related persons. There can be no assurance that the Company's leverage and such restrictions will not materially and adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities. Moreover, a failure to comply with the obligations contained in the Indenture or any agreements with respect to additional financing could result in an event of default under such agreements, which could permit acceleration of the related debt and acceleration of debt under future debt agreements that may contain cross-acceleration or cross-default provisions. See "Description of the New Notes."

POSSIBLE INCURRENCE OF SECURED INDEBTEDNESS

    The New Notes will represent senior, unsecured obligations of the Company, will rank PARI PASSU in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. Although the Indenture will limit the ability of the Company and its subsidiaries to incur additional indebtedness, the Indenture will permit the Company to incur secured indebtedness under the Credit Facility which, if incurred, will effectively rank senior to the Notes with respect to the assets securing such indebtedness. In such a case, if the Company's indebtedness under the Credit Facility were to be accelerated, the holders of such secured indebtedness would be entitled to payment in full out of the assets securing such indebtedness prior to payment to holders of the Notes. If the lenders party to, or the holders of, any such secured indebtedness were to foreclose on the collateral securing the Company's obligations to them, subject to FCC approval if required, there can be no assurance that there would be sufficient assets remaining after payment of all such secured indebtedness to satisfy the claims of holders of the Notes in full. See "Description of Notes--Certain Covenants" and "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources--Credit Facility."

RISKS OF EXPANSION AND MANAGEMENT OF GROWTH

    The Company is currently operating in seven markets across the United States and intends to commence commercial operations in an additional two markets in 1997 and six additional markets in 1998. The Company also holds Federal Communications Commission ("FCC") licenses in 11 additional markets, for a total of 26 markets, but the Company expects that it would have to obtain additional licenses in certain of such 11 markets before it could commence commercial operations. In the future, the Company may acquire FCC licenses to operate in additional markets. Depending on the development of the Company's business plan, the geographic scope of the Company's operations may continue to expand rapidly for the next several years. A portion of the net proceeds of the Unit Offering will be applied to expand the Company's current operations. There can be no assurance as to whether, when, or on what terms the Company will be able to construct its additional networks or that the construction will prove beneficial to it. If the Company encounters delays or difficulties in a particular market, it may redirect its expansion to one or more other markets. The Company may encounter delays in the construction of its networks, including delays caused by weather and late delivery or installation of equipment. In addition, the Company will be subject to challenges inherent to companies experiencing rapid growth. The Company's ability to market its products on a larger scale while maintaining competitive pricing and customer service will depend on its ability to implement and continually expand its operational systems and to recruit, train, manage and motivate both current and new employees. There can be no assurance that the Company will be able to effectively expand its operations or manage its expanded operations. Failure to successfully expand its operations and effectively manage the growth of the Company could have a material adverse effect on the Company's business.

POTENTIAL FUTURE CAPITAL NEEDS

    Based upon its current operating plan, the Company anticipates that the net proceeds to the Company from the Unit Offering, together with its existing cash balances and cash flow from operations, will be sufficient to meet the Company's cash requirements for the foreseeable future. However, the Company's long-term capital requirements will depend upon numerous factors, including the size and success of the Company's marketing, sales and customer support efforts, the demand for the Company's products and services, the pace of the Company's expansion to new markets, the need for funds to participate and prevail in any competitive-bidding auctions that the FCC may hold for licenses in any of the markets in which the Company currently operates or in any of the markets which the Company wishes to enter, the impact of regulatory requirements (such as the required conversion of VLUs to a new FCC-mandated frequency band plan), the scope of the Company's product development efforts and the continuing growth of the Company's industry. To the extent that the funds generated by the Unit Offering, together with existing resources and any future earnings or borrowings under credit facilities, are insufficient to fund the Company's activities, the Company may need to raise additional funds through public or private financings. The issuance of additional equity, and the incurrence of additional indebtedness, by the Company is subject, under certain circumstances, to the prior approval of the holders of Holdings' Preferred Stock, which may affect the Company's ability to raise capital in the future. See "Certain Relationships and Related Transactions." No assurance can be given that additional financing will be available or that, if available, it will be obtained on terms favorable to the Company. If adequate funds are not available, the Company may have to reduce or eliminate expenditures for product development, the marketing of its services and its market build-out, which would have a material adverse effect on the Company's business.

RELIANCE ON SOLE SUPPLIER


    The Company purchases its VLUs and Base Station Units ("BSUs") from Tadiran Telematics, Ltd. ("Tadiran"), a leading Israeli technology supplier and a wholly-owned subsidiary of Tadiran Limited, a publicly traded Israeli company, a majority of the stock of which is owned by Koor Industries Ltd. The Company's ability to develop, construct and implement its networks and products on schedule may be adversely affected by Tadiran's development, manufacturing and delivery capabilities. While a limited number of other suppliers are available for these products, management believes that it would take at least a year before a new supplier could reach full production of these products. There can be no assurance that alternate suppliers of the Company's equipment and products will be available in the future or that such suppliers, if available, would be able to manufacture such equipment and products at an acceptable price. The loss of Tadiran as a supplier or the inability of another supplier to supply such equipment would have a material adverse effect on the Company's business.


GOVERNMENT REGULATION

    The Company and the wireless telecommunications industry are subject to federal, state and local regulation with respect to licensing, service standards, land use and tower site location and other matters. The Company's operations are subject to recently adopted rules of the FCC that have not been significantly interpreted by the FCC and that remain subject to reconsideration. Several parties, including the Company, have requested that the FCC reconsider various aspects of the newly-adopted rules governing Location and Monitoring Service ("LMS"). In some cases, the reconsideration requests, if granted by the FCC, could have a material adverse effect on the Company's business. There can be no assurance that governmental authorities will not propose or adopt legislation or regulations that would have a material adverse effect on the Company's business. Under existing FCC regulations, operating licenses are issued for five-year terms, subject to renewal by application upon expiration of their initial terms. Renewal is not automatic, although current FCC regulations provide that renewal applications may be denied only for specific causes. There can be no assurance that the Company will continue to hold its operating licenses in the future.

FACTORS AFFECTING GRANDFATHERED SYSTEMS


    FCC rules regulating LMS, adopted in 1995 and modified in March 1996 and September 1997, established that LMS licenses would be granted on a geographic basis. At the time that it adopted the new rules governing LMS, the FCC ceased to accept applications for authorizations for new LMS transmitters. LMS licenses granted prior to the 1995 rules, including those under which the Company operates its systems, were granted for individual transmitter sites. In its 1995 rules, the FCC established procedures for the "grandfathering" of those LMS systems that were in operation or authorized as of February 3, 1995. In order to retain authorization for grandfathered systems that were authorized by the FCC but not yet constructed as of February 3, 1995, however, each such grandfathered system must have been built to the capability of locating a vehicle and otherwise in compliance with the 1995 rules (as modified) by a deadline date that was ultimately extended to January 1, 1997. The Company completed construction of multilateration LMS stations in 26 markets prior to the January 1, 1997 deadline, submitted modification applications and associated waivers to reflect minor parameter variations, and obtained special temporary authority from the FCC to operate the newly constructed stations. The Company recently discovered additional minor parameter variations and has submitted additional modification applications and requests for special temporary authority relating to the operation of those facilities. There can be no assurance that the FCC will grant such applications or requests. The Company believes that it has met all requirements of the FCC to retain the grandfathered multilateration LMS systems it has constructed. The FCC's rules, however, contain no provision for receiving a formal declaration from the FCC that the Company has met all of the requirements for a grandfathered LMS licensee.


    In addition, the FCC has further required that all LMS systems must conform the LMS transmitters that had been constructed and that were in operation on February 3, 1995 to the new LMS frequency band plan by April 1, 1998, the date on which authority to operate on the previous LMS frequencies will expire. While the Company already has constructed facilities in all of its markets to comply with the new band plan and is currently converting the VLUs owned by its current customers to the new band, there can be no assurance that the Company's systems constructed prior to February 3, 1995 will comply with the new LMS spectrum band plan by April 1, 1998. Non-multilateration LMS systems that were operating on segments of the frequency band that the FCC allocated for multilateration LMS use in 1995 were grandfathered until April 1, 1998. This means that multilateration LMS systems such as the Company's may be required to share their frequencies with non-multilateration systems until next April. See "Business--Regulation-- Construction and Operation of Grandfathered Systems."


    FCC rules also provide that additional licenses to operate an LMS system in the markets in which a grandfathered system operates may be allocated by auction. The Company intends to participate in future auctions of LMS spectrum, including in those markets in which it has a grandfathered system. Management expects that such auctions will occur in early 1998, and the Company may require additional funds to participate in such auctions. See "Use of Proceeds" and "Business--Regulation--LMS Spectrum Auctions." In the event that the Company does not submit the winning bid in a market in which it operates a grandfathered system, it will have to cooperate with the winning bidder and will be precluded from further expanding such grandfathered system. There can be no assurance that in any such auction the Company will acquire a license to operate its system in each market in which it currently holds grandfathered licenses, or that its failure to do so would not require the Company to modify its existing technology to avoid interference with the winning bidder or otherwise delay or increase the cost of its planned market build-out. See "Business--Regulation--LMS Spectrum Auctions." In addition, if the Company acquires licenses in the auction, it would be obligated under present rules to build out the systems for those markets under deadlines set by the FCC.



FOREIGN OWNERSHIP



    The FCC has not declared whether multilateration LMS will be classified as a private mobile radio service (PMRS) or as a commercial mobile radio service
(CMRS), but has proposed to classify LMS providers on a case-by-case basis. If the Company's services were reclassified as CMRS rather than as PMRS, the Company, which holds its FCC authorizations through a wholly-owned subsidiary, Teletrac License, Inc., would be subject to the foreign ownership restrictions under the Communications Act that apply to the parent corporations of CMRS licensees. Under this restriction, non-U.S. persons would not be permitted to hold, directly or indirectly, in the aggregate, more than 25% of the ownership or 25% of the voting rights in the Company, absent a waiver or determination by the FCC that a higher level of foreign ownership would be in the public interest. Although, as of October 15, 1997, the Company was controlled by U.S. citizens, non-U.S. persons held slightly more than 25% of the ownership of the Company. If the FCC were to reclassify its multilateration LMS as CMRS at a time when the Company's level of foreign ownership or foreign voting rights exceeded 25%, the Company would be required to obtain a public interest determination from the FCC approving its level of foreign ownership or to restructure its ownership to meet the 25% benchmark.


RADIO FREQUENCY INTERFERENCE

    The FCC allocated radio frequencies to multilateration LMS on a secondary basis. This means that LMS operations cannot cause interference to, and may be required to accept interference from, users of those same or adjacent frequencies in the Industrial, Scientific, and Medical radio service and in the Federal government's radiolocation service. In addition, under Part 15 of the FCC's rules, certain unlicensed radio devices (such as spread spectrum devices used for local area networks) operate on the same or adjacent frequencies as LMS systems. Although multilateration LMS systems generally have priority in the use of their frequencies over such Part 15 devices, the FCC's rules provide a "safe-harbor" for the operation of Part 15 devices in LMS spectrum. If a Part 15 device is operated in a manner that satisfies those safe-harbor requirements (which are designed to avoid or minimize the risk of interference to LMS services), an LMS system that nonetheless suffers interference from such a Part 15 device may have no recourse other than to negotiate with the Part 15 user on methods for eliminating or reducing the interference. See "Business--Regulation--Technical Requirements."

    The Company's location and communication technology operates through radio signals, which may experience interference from radio signals on adjacent frequencies. Interference can reduce system effectiveness. So long as other users comply with the regulations applicable to their devices or services, the Company may have no legal recourse even if it experiences significant interference from other radio signals. In developing or expanding a system in a metropolitan market, the Company tests for interference and generally expects that a certain amount of system modification will be required to minimize interference. There can be no assurance that the Company will not encounter significant interference with its systems in some or all of its new markets, which could impair the functioning of its system in such markets and/or increase the cost of subscriber equipment or system build-out.

    In certain portions of its Los Angeles market area, the Company has experienced interference from paging networks operating on frequencies adjacent to the new LMS frequency band. Such interference has impaired service to certain customers, although it has not materially affected the Company's operating results in Los Angeles. Such interference would be minimized by the installation of additional transmitters or by enhancement of the filtering capabilities of the VLU. The Company has applied for waivers to permit the installation of additional transmitters in Los Angeles and other markets, but there can be no assurance that the Company will obtain such waivers and the Company's request for such waivers has been opposed in filings by other parties. Tadiran has also developed and is testing an enhanced filter in the VLU that is expected to reduce interference from out-of-band transmissions, but there can be no assurance that the filter will be effective in the field or will be available at acceptable cost. In testing its system in San Francisco, the Company has experienced interference from Part 15 devices at several of its receiver installations. The Company believes that such interference is primarily caused by devices that do not comply with the safe-harbor provisions for Part 15 devices operating in the LMS spectrum. There can be no assurance that such interference can be minimized in a timely manner, or that interference would not be experienced in other existing or new markets. There can be no assurance, if such interference is the result of devices not in compliance with safe-harbor provisions, that the interference can be minimized in a timely manner.

NETWORK BUILD-OUT

    The Company is engineering and designing its own network of transmitters and receivers. While the Company has secured transmitter sites for each of its licensed transmitters and has constructed all such transmitters in compliance with FCC regulations, there can be no assurance that the Company will be able to secure leases for the receiver sites necessary to construct and operate its networks within its budgeted time frames and costs. Part of this process involves identification of the optimal number of sites to receive signals necessary to deliver the Company's location and associated messaging services. In this identification process, known as radio frequency ("RF") propagation analysis, engineers utilize computer software programs to analyze terrain, topography, building penetration, population concentrations and other factors. Once sites are identified in the network design process, the Company must secure leases for the sites upon which it will install antennae, receivers and other infrastructure equipment. The site acquisition process requires the negotiation of site leases and verification by the Company that the site owner has obtained the necessary governmental approvals and permits. The location and development of sites that are considered desirable from the perspective of maximizing signal coverage and penetration has become more difficult, due in part to the saturation of such sites by other wireless service providers. In addition to site identification and acquisition, the construction of the Company's networks will require equipment installation and systems testing. Each stage involves various risks and contingencies, many of which are not within the control of the Company and any of which could adversely affect the implementation of the Company's proposed networks.

COMPETITION AND TECHNOLOGICAL CHANGE

    The Company is facing increasing competition in the vehicle location and fleet management industries. The Company faces competition for its services from companies using GPS technology, as well as cellular, SMR and paging technology. In addition, a variety of wireless two-way communication technologies are under development and could result in increased competition for the Company. Certain of the Company's competitors are larger and have substantially greater financial and research and development resources and more extensive marketing and selling organizations than the Company. There can be no assurance that additional competitors will not enter markets that the Company plans to serve or that the Company will be able to withstand the competition. Moreover, changes in technology could lower the cost of competitive services to a level where the Company's services would become less competitive or where the Company would need to reduce its service prices in order to remain competitive, which could have a material adverse effect on the Company's business. See "Business--Competition."

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of Notes will be entitled to require the Company to purchase any or all of the Notes held by such holder at the prices stated herein. In the event that a Change of Control occurs, the Company would likely be required to refinance the indebtedness outstanding under the Notes. In addition, the Credit Facility provides that, if a change of control (as defined therein) occurs, the Company would be required to repay the indebtedness outstanding under the Credit Facility and the Company may be required to repay the Notes. There can be no assurance that the Company would be able to refinance either such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to the Company. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

RELIANCE ON KEY PERSONNEL

    The Company's business is managed by a small group of key executive officers, the loss of any of whom could have a material adverse effect on the Company's business. The Company believes that its continued success will depend in large part on its ability to attract and retain highly skilled and qualified personnel.


PROPRIETARY RIGHTS AND PATENTS; CERTAIN PENDING LITIGATION


    The Company's success will depend in part upon its ability to protect the confidentiality of its proprietary technology. The Company currently holds no material patents and generally seeks to protect its software products and trade secrets by requiring that its consultants, employees and others with access to its trade secrets sign nondisclosure and confidentiality agreements. Management believes that these actions provide appropriate legal protection for the Company's intellectual property rights in its software products, but there can be no assurance that such measures will be sufficient. There also can be no assurance that others will not independently develop similar technologies, duplicate the Company's technologies or design around aspects of any technologies developed by the Company. See "Business-- Product Protection."

    AirTouch Teletrac brought an action before the United States Patent and Trademark Trial and Appeal Board against T.A.B. Systems ("TAB") opposing TAB's registration of the mark "Teletrak." The Trademark Trial and Appeal Board granted AirTouch Teletrac's motion for summary judgment, but summary judgment was reversed by the U.S. Court of Appeals for the Federal Circuit. Under the terms of the Asset Purchase Agreement between AirTouch Teletrac and the Company, AirTouch Teletrac must pay the costs of any litigation relating to this matter and must indemnify the Company against any losses relating thereto. AirTouch Teletrac has notified the Company that it intends to continue to litigate this matter on its own behalf, as well as on behalf of the Company, and that it will bear the cost of such litigation. There can be no assurance that AirTouch Teletrac will be successful in such litigation or will honor its indemnification obligations (including any costs or losses relating to a change of name, if required).

DEPENDENCE ON NETWORK OPERATIONS

    The Company's operations are dependent upon its ability to protect its computer and network equipment against damage that may be caused by equipment failure, fire, weather, earthquakes, power loss or similar events. There can be no assurance that such events would not disable one or more of the Company's networks. Because each metropolitan area has its own network control center, damage to any network control center would disrupt service for the entire metropolitan area serviced by such control center. Any significant damage to any one of the Company's networks could have a material adverse effect on the Company's business. The Company is currently enhancing its location monitoring system hardware and software to enable it to reduce its number of network control centers from one in each metropolitan market to three of four regional network control centers. If such improvements are made, damage to any network control center would disrupt service for several metropolitan markets serviced by such control center.

ABSENCE OF A PUBLIC MARKET FOR THE NEW NOTES

    The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued in August 1997 to certain Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) and pursuant to offers and sales outside the United States within the meaning of Regulation S under the Securities Act and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PPORTAL) market. The New Notes are securities for which there currently is no market. If the New Notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities and other factors. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as the development or liquidity of any trading market for the New Notes.

CONSEQUENCES OF THE EXCHANGE OFFER TO NON-TENDERING HOLDERS OF THE OLD NOTES

    In the event the Exchange Offer is consummated, the company will not be required to register the Old Notes. In such event, the New Notes would rank PARI PASSU with the Old Notes and holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. A reduction of the principal amount of the Old Notes as a result of this Exchange Offer may have an adverse effect on the ability of holders of the Old Notes to transfer such Old Notes.

                                  THE COMPANY

    An investor group led by management formed Teletrac, Inc. in August 1995 to acquire the assets of AirTouch Teletrac. AirTouch Teletrac was established in 1988 to develop land-based 900 MHz radio networks for wireless location monitoring and related two-way wireless messaging services. Over an eight year period, AirTouch Teletrac developed the technology and software for such networks and constructed operational systems in six metropolitan markets. Teletrac, Inc. acquired the assets of AirTouch Teletrac on January 17, 1996.

    The current management of Teletrac has had significant experience in the wireless communications industry. James A. Queen, the Company's Chief Executive Officer, together with several members of the Company's current management, founded and managed Premiere Page, Inc. ("Premiere Page"), a paging company with operations in Alabama, Illinois and surrounding markets. Premiere Page was established in 1988, completed an initial public offering of its stock in 1993, and in 1994 was merged into another paging company, forming the fifth largest paging company in the nation at the time, based on units in service.

    To create a holding company structure, Holdings, Teletrac and all of the stockholders of Teletrac entered into an Exchange Agreement. Under the terms of such Exchange Agreement, all of Teletrac's stockholders exchanged their shares of Common Stock and Preferred Stock of Teletrac for substantially similar shares of the Common Stock and Preferred Stock of Holdings (the "Exchange"). See "Certain Relationships and Related Transactions--Exchange Agreement." As a result of the Exchange, Holdings owns all the outstanding capital stock of Teletrac, which constitutes its sole asset.

    The principal executive offices of Teletrac and Holdings are located at 2323 Grand Street, Suite 1100, Kansas City, Missouri 64108, and its telephone number is (816) 474-0055.

                                USE OF PROCEEDS


    The Company will not receive any proceeds from the issuance of New Notes pursuant to the Exchange Offer. The proceeds to the Company and Holdings from the Unit Offering was approximately $100 million, net of discounts and commissions and estimated offering expenses. The Company used approximately $39.9 million of such proceeds to purchase the Pledged Securities. See "Description of Notes-- Security." The Company intends to use the net proceeds from the Unit Offering (i) to fund expenditures for the continued construction, development and roll-out of its networks and services, including site construction, marketing costs and the purchase of system hardware, and (ii) for general corporate purposes, including the funding of operating losses, working capital requirements and the possible acquisition of additional radio spectrum in metropolitan markets. The Company believes that the net proceeds of the Unit Offering, together with its current cash reserves and cash flow from operations, are sufficient to build out its operations in the new markets to be opened in 1997 and 1998 and to fund its operations in fifteen markets for the foreseeable future.


    The Company may require additional financing in order to complete the build-out of its networks in additional markets beyond the markets scheduled to open in 1997 and 1998. See "Risk Factors--Potential Future Capital Needs" and "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    The Holders of the Old Notes currently are entitled to certain registration rights under the Registration Rights Agreement dated August 6, 1997 (the "Registration Rights Agreement") among the Company, Donaldson, Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc. Pursuant thereto, the Company became obligated to file with the Commission an Exchange Offer Registration Statement covering the offer by the Company to the Holders of the Old Notes to exchange all of the Old Notes for the New Notes. The Exchange Offer being made hereby, if consummated, will satisfy the Company's obligations under the Registration Rights Agreement.

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes. See MORGAN STANLEY & CO., INC., SEC No-Action Letter (available June 5, 1991), EXXON CAPITAL HOLDINGS CORPORATION, SEC No-Action Letter (available May 13, 1988) and SHEARMAN & STERLING, SEC No-Action Letter (available July 2, 1993).

    If any person were to be participating in the Exchange Offer for the purposes of distributing securities in a manner not permitted by the Commission's interpretation, such person (i) could not rely on the position of the staff of the Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION or similar interpretive letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution."

    As of the date of this Prospectus, there was $105,000,000 aggregate principal amount of the Old Notes outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all such registered holders as of the date of this Prospectus.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from the Company and delivering New Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    If Old Notes are not tendered, they shall remain outstanding and shall accrue interest from their date of issue, August 6, 1997, at a rate of 14% per annum.

    In the event the Exchange Offer is consummated, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Consequences of the Exchange Offer to Non-Tendering Holders of the Old Notes."


    The term "Expiration Date" shall mean the expiration date set forth on the Cover Page of this Prospectus.


INTEREST ON THE NEW NOTES

    The New Notes will bear interest from August 6, 1997, payable semiannually on February 1 and August 1 of each year, commencing February 1, 1998, at a rate of 14% per annum.

PROCEDURES FOR TENDERING

    The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    A holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a book-entry transfer facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc., which firm must also be a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    THE METHOD OF DELIVERY OF OLD NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSTANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

    The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry, transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's accounts at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover page of this Prospectus on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification.

    By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder has no arrangement with any person to participate in the distribution of such New Notes, (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company and (iv) if such holder is a broker or a dealer (as defined in the Exchange Act), that it acquired the Old Notes for its own account as a result of market-making activities on other trading activities and that it has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company to distribute the New Notes received in the Exchange Offer.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, a written transmission notice of withdrawal via telegram, telex, facsimile transmission or letter must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Registrants, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    The Exchange Offer is not subject to any conditions other than that the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the Commission.

EXCHANGE AGENT

    Norwest Bank Minnesota, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Notes should be directed to the Exchange Agent addressed as follows:


BY HAND/OVERNIGHT EXPRESS:                    BY MAIL:

                                              Norwest Bank Minnesota, National Association
Norwest Bank Minnesota, National Association  Corporate Trust Operations
Corporate Trust Operations                    Norwest Center
P.O. Box 1517                                 Sixth and Marquette
Minneapolis, MN 55480-1517                    Minneapolis, MN 55479-0113


FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and their affiliates in person, by telegraph or telephone.

    The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.


    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, but not including transfer taxes, if any, relating to the sale or disposition of the Old Notes by a holder of the Old Notes, will be paid by the Company, and are estimated in the aggregate to be approximately $500,000.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of Teletrac, Inc. as of June 30, 1997, as adjusted to give effect to the sale of the Notes. The table should be read in conjunction with the audited consolidated financial statements of the Company and its predecessors and the related notes included elsewhere in this Prospectus.

                                                                                             AS OF JUNE 30, 1997
                                                                                           -----------------------
                                                                                                 (UNAUDITED)

                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Cash and cash equivalents................................................................  $    4,261   $  57,574
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Restricted cash(1).......................................................................       1,756      41,704
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Long-term debt:
  Long-term leases payable...............................................................  $    1,746   $   1,746
  Notes(2)...............................................................................      --          97,961
                                                                                           ----------  -----------
Total long-term debt.....................................................................       1,746      99,707
Series A Redeemable Preferred Stock, $.01 par value, 190,477 shares authorized and
  190,476.19 shares issued and outstanding...............................................      35,815      35,815
Undesignated Preferred Stock, $.01 par value, 190,477 shares authorized and none issued
  and outstanding........................................................................      --          --
Stockholders' equity (deficit):
Class A Common Stock, $.01 par value, 1,000,000 shares authorized and 249,000 shares
  issued and outstanding.................................................................           2           2
Class B Common Stock, $.01 par value, 70,000 shares authorized and none issued and
  outstanding............................................................................      --          --
Additional paid-in capital...............................................................      22,023      22,023
Accumulated deficit......................................................................     (30,192)    (30,192)
                                                                                           ----------  -----------
Stockholders' deficit....................................................................      (8,167)     (8,167)
                                                                                           ----------  -----------
Total capitalization.....................................................................  $   29,394   $ 127,355
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) Includes the aggregate principal amount of the Pledged Securities, estimated at approximately $39.9 million. See "Description of Notes--Security."

(2) The Company anticipates gross proceeds from the Unit Offering of $105 million. The estimated value of the Warrants ($7.0 million) has been reflected as a debt discount. However, the actual aggregate principal amount of the Notes is $105 million. The cash proceeds from the Unit Offering for the value of the Warrants has not been reflected in cash and cash equivalents since the Warrants were sold by Teletrac Holdings, Inc.

                     SELECTED FINANCIAL AND OPERATING DATA

    Set forth below are selected historical financial and operating data of the Company and its predecessors. Certain of such historical financial and operating data have been derived from the audited consolidated financial statements of the Company and its predecessors as of and for the periods noted. The financial information of the Company as of and for the six months ended June 30, 1996 and 1997 is unaudited and is derived from the unaudited consolidated financial statements of the Company which include all adjustments management considers necessary for a fair presentation of the Company's financial position and results of operations in accordance with generally accepted accounting principles subject to normal recurring year-end adjustments. The results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997. The data contained in the following table should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Company's and its predecessors' audited consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                           PREDECESSORS(1)                             THE COMPANY
                                            ----------------------------------------------  ---------------------------------
                                                                                                             SIX MONTHS
                                                             YEAR ENDED DECEMBER 31,                       ENDED JUNE 30,
                                            ----------------------------------------------------------  ---------------------
                                               1992        1993        1994        1995      1996(2)     1996(2)      1997
                                            ----------  ----------  ----------  ----------  ----------  ---------  ----------

                                                                     (IN THOUSANDS, EXCEPT UNIT DATA)
                                                                                                             (UNAUDITED)
Statement of Operations Data:
Revenues:.................................  $    6,805  $   11,550  $   15,336  $   13,244  $   15,957  $   5,941  $   11,370
Operating Expenses
  Cost of revenues........................       7,212       5,748       6,357       4,323       7,031      1,757       5,194
  Selling, general and administrative.....      44,336      40,272      28,234      23,674      20,186      8,064      18,296
  Refrequencing costs(3)..................      --          --          --           5,936       1,340        406      --
  Depreciation and amortization...........       3,844       5,155       5,218       4,458       1,254        543         999
  Asset impairment(4).....................      --          --          --          10,967      --         --          --
                                            ----------  ----------  ----------  ----------  ----------  ---------  ----------
Total operating expenses..................      55,392      51,175      39,809      49,358      29,811     10,770      24,489
                                            ----------  ----------  ----------  ----------  ----------  ---------  ----------
Operating Loss............................     (48,587)    (39,625)    (24,473)    (36,114)    (13,854)    (4,829)    (13,119)
  Interest Expense........................      (7,154)    (10,318)    (15,610)    (21,239)       (109)       (10)        (86)
  Other...................................        (166)         16         259         (27)        171         72         404
                                            ----------  ----------  ----------  ----------  ----------  ---------  ----------
Net Loss..................................  $  (55,907) $  (49,927) $  (39,824) $  (57,380) $  (13,792) $  (4,767) $  (12,801)
                                            ----------  ----------  ----------  ----------  ----------  ---------  ----------
                                            ----------  ----------  ----------  ----------  ----------  ---------  ----------
Other Data:
EBITDA(5).................................  $  (44,743) $  (34,470) $  (19,225) $  (14,753) $  (11,260) $  (3,880) $  (12,120)
Deficiency of earnings to fixed charges
  (6).....................................      55,907      49,927      39,824      57,380      14,132      4,764      15,276
Commercial units in service at end of
  period..................................       9,426      23,903      30,283      35,465      43,156     37,632      54,430
Consumer units in service at end of
  period..................................       4,367       6,688      10,618      13,814      11,717     12,420      10,697

                                                                       AS OF DECEMBER 31,
                                                    --------------------------------------------------------      AS OF
                                                      1992        1993        1994        1995       1996     JUNE 30, 1997
                                                    ---------  ----------  ----------  ----------  ---------  -------------
                                                                         (IN THOUSANDS)                        (UNAUDITED)
Balance Sheet Data:
Cash and cash equivalents:........................  $   3,253  $    1,586  $      546      --      $  27,639    $   4,261
Restricted cash...................................     --          --          --          --          1,256        1,756
Total assets......................................     42,968      37,392      28,852      11,137     53,713       42,022
Long-term debt....................................    129,250     170,653     203,285     226,101      1,615        1,746
Redeemable preferred stock........................     --          --          --          --         33,340       35,815
Partners'/Stockholders' equity (deficit)..........    (94,786)   (144,713)   (184,038)   (241,418)     7,111       (8,167)

------------------------

(1) Represents financial and operating data of PacTel Teletrac for the years ended December 31, 1992 and 1993 and AirTouch Teletrac for the year ended December 31, 1994 and for the period January 1, 1995 through December 28, 1995, the date on which AirTouch Teletrac was dissolved.

(2) The Company acquired the assets of the business on January 17, 1996, the effective date of the Acquisition. From December 29, 1995 to January 16, 1996, the business was operated by AirTouch Services, successor to AirTouch Teletrac. The results of operations of AirTouch Services for such period were not material and are not included herein.

(3) Refrequencing costs are certain costs accrued in connection with the conversion of vehicle location units to a new frequency band plan mandated by the FCC. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Background" and
    "Business--Regulation--Frequency Conversion."

(4) Asset impairment for 1995 resulted from the Acquisition, in which the assets of AirTouch Teletrac were sold for approximately $11.0 million less than the historical book value of such assets recorded by AirTouch Teletrac. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Background."

(5) EBITDA consists of operating income (losses) before interest, taxes, depreciation and amortization. EBITDA excludes the accrued refrequencing costs and asset impairment charge described above. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA, however, is not a measure determined in accordance with GAAP and should not be considered in isolation or as a substitute for or an alternative to net income (loss), cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP or as a measure of a company's operating performance or liquidity.

(6) For purposes of calculation, earnings consist of the Company's loss before income taxes and fixed charges. Fixed charges consist of gross interest expense plus the portion of rental expense under operating leases which has been deemed by the Company to be representative of interest factor. The deficiency of earnings to fixed charges represents the additional earnings required to bring the ratio of earnings to fixed charges to 1.00.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY AND ITS PREDECESSORS AND "SELECTED FINANCIAL AND OPERATING DATA" APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. SEE "RISK FACTORS."

BACKGROUND

    AIRTOUCH TELETRAC OPERATIONS. The Company's vehicle location business was established in 1988 by PacTel Teletrac, a California partnership whose majority partner was a wholly-owned subsidiary of Pacific Telesis Group. The partnership changed its name to AirTouch Teletrac in connection with the spin-off by Pacific Telesis Group of its wireless operations to AirTouch Communications, Inc. AirTouch Teletrac was established to develop land-based 900 MHz radio networks for wireless location monitoring and two-way wireless messaging services. Over an eight-year period, AirTouch Teletrac developed the technology and software for such networks, obtained FCC licenses and constructed operational systems in six metropolitan markets. In addition, AirTouch Teletrac developed the Company's proprietary software and other products and built a sales and marketing organization in the six metropolitan markets in which it had operational networks. Development costs and operating losses were primarily funded through the issuance of convertible debt of the partnership to the majority partner, a subsidiary of AirTouch Communications, Inc.

    In 1995, AirTouch Teletrac determined to sell its business and, in connection with that decision, substantially curtailed its marketing efforts.

    FORMATION OF THE COMPANY. Teletrac was formed in August 1995 to acquire the assets of the AirTouch Teletrac business. From its inception in August 1995 through December 31, 1995 the Company's expenses were nominal and the Company had no revenues.

    ACQUISITION OF ASSETS OF AIRTOUCH TELETRAC. On January 17, 1996, the Company acquired the assets of AirTouch Teletrac in the Acquisition. In connection with the Acquisition, the Company assumed certain liabilities of AirTouch Teletrac, but did not assume its long-term debt. The Company accounted for the Acquisition as a purchase and allocated the purchase price to the assets purchased and the liabilities assumed. As a result of the sale of the assets for less than book value, an asset impairment charge of approximately $11.0 million was recorded by AirTouch Teletrac in 1995.

    CHANGES IN BUSINESS STRATEGY. Management has significantly changed the Company's business strategy since the Acquisition. The primary change has been to shift the focus of the Company from engineering and product development to sales and marketing. During 1995, in anticipation of the sale of its business, AirTouch Teletrac substantially curtailed its marketing efforts. The Company began increasing sales and marketing activity immediately upon completing the Acquisition in order to increase market penetration and restore revenue growth. To date, management has focused the Company's sales efforts exclusively on sales of commercial fleet equipment and services. The Company has continued providing consumer service and has allowed dealer arrangements in place at the Acquisition to continue, but has not launched any new marketing efforts. The Company is currently exploring various potential strategies for marketing and distributing its products to consumers, including through strategic partnerships or third-party reseller arrangements, and expects to begin expanding its consumer operations in late 1997 or early 1998.

    In addition, over the next 18 months, the Company expects to continue expanding its operations beyond the six markets operating at the time of the Acquisition. As of December 31, 1996, the Company operated in six metropolitan markets: Los Angeles, Miami, Chicago, Detroit, Dallas and Houston. The Company commenced operations in Orlando in March 1997 and plans to initiate commercial fleet service in San Francisco and San Diego before the end of 1997 and a further six markets (Washington, D.C./ Baltimore, New York, Boston, Philadelphia, Indianapolis and Columbus) before the end of 1998. The

Company made capital expenditures and incurred expenses in 1996 and the first six months of 1997 in connection with network build-out in these markets. The Company also incurred expenses in connection with the network build-out required to grandfather its FCC licenses in 11 other metropolitan markets in which it may commence offering commercial fleet services in the future. See "Business--Regulation-- Construction and Operation of Grandfathered Systems."

    REFREQUENCING COSTS. The FCC has required all LMS systems that were constructed and in operation as of February 3, 1995 to conform their already-constructed facilities to a new LMS frequency band plan. The frequency conversion must be completed by April 1, 1998, the date on which authority to operate on the previous LMS frequencies will expire. The Company has begun an active program of converting installed VLUs to operate within the new frequency band plan. The Company anticipates that the frequency conversion process for its existing markets will be completed prior to the April 1, 1998 deadline. The Company estimates that the total cost of such conversion will be approximately $7.2 million. Approximately $5.9 million of such estimated cost was accrued in 1995 to account for VLUs installed prior to the Acquisition, and the remainder was accrued in 1996 to account for VLUs installed after the Acquisition that operated on the old frequency. New markets are being opened with equipment that conforms to the new band plan requirements and all VLUs sold after December 31, 1996 operate on the new frequency. See "Business--Regulation--Frequency Conversion."

    OPERATING LOSSES. The Company has experienced significant operating and net losses and negative EBITDA in connection with the build-out of its networks and the operation of its business, and expects to continue to experience operating and net losses and negative EBITDA until such time as it develops a revenue-generating customer base sufficient to fund its operating expenses. See "Risk Factors--Net Losses and Negative EBITDA." The Company expects to build its customer base over time by (i) increasing the number of markets in which it operates from six, as of December 31, 1996, to 15 by the end of 1998 and (ii) increasing its market penetration by building a larger and more productive sales force. The Company anticipates that revenues will increase in 1997. The Company's operations in Los Angeles are currently generating positive EBITDA (excluding corporate overhead). The Company's management expects several additional markets to begin generating positive EBITDA (excluding corporate overhead) by the end of 1997 and the Company as a whole to achieve positive EBITDA in 1999. However, the Company also expects that operating and net losses and negative EBITDA will increase as the Company completes its market build-out and that, under its current business plan, operating and net losses and negative EBITDA will continue at least through the end of fiscal 1998. See "--Liquidity and Capital Resources" and "Projected Financial Information."

    FINANCIAL STATEMENT PRESENTATION. The audited consolidated financial statements of Teletrac, Inc. for 1996 include the period prior to the Acquisition, from January 1, 1996 through January 16, 1996. During such period, Teletrac, Inc. had no revenues and nominal expenses. No information with respect to the operations of the fleet management and vehicle location business by AirTouch Teletrac during such period is included in the financial statements of Teletrac, Inc.

    COMPONENTS OF REVENUES. The Company's revenues are generated from two primary sources: monthly service fees from customers and the sale of equipment and software to customers. Commercial customers are charged flat monthly service fees for vehicle location and related communication services and consumer customers are charged flat monthly service fees for vehicle location services. The Company sells VLUs, messaging terminals, personal computers and its proprietary software to commercial fleet customers, and sells VLUs to consumer customers. See "Business--Commercial Fleet Management" and "Business--Consumer Vehicle Services." For the year ended December 31, 1996 and the six months ended June 30, 1997, service revenues represented approximately 55.9% and 50.8% of total revenues, respectively, and revenues from equipment sales represented the remaining 44.1% and 49.2%, respectively. The Company expects that, as it builds its customer base by expanding into new markets and increasing penetration of its existing markets, the percentage of its revenues generated by equipment sales will initially increase. Over time, as the monthly service fee base grows, the Company expects that revenues from equipment sales will decrease, and service revenues will increase, as a percentage of total revenues.

RESULTS OF OPERATIONS

    COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996.

    REVENUES. Total revenues increased to $11.4 million for the six months ended June 30, 1997 from $5.9 million for the six months ended June 30, 1996, an increase of 93%.

    Equipment revenues increased to $5.6 million for the six months ended June 30, 1997 from $1.8 million for six months ended June 30, 1996, an increase of 211%, principally due to an increase in the Company's commercial sales efforts. Following the Acquisition, the Company significantly increased the size of its salesforce, which did not significantly impact revenues from equipment sales for the six-month period ended June 30, 1996. Commercial equipment sales were 98% and 100% of total equipment sales for the 1997 and 1996 periods, respectively.

    Service revenues increased to $5.8 million for the six months ended June 30, 1997 from $4.2 million for comparable period of fiscal 1996, an increase of 38%, primarily due to an increase in the number of commercial units in service to 54,430 at June 30, 1997 from 37,632 at June 30, 1996.

    COST OF REVENUES. Cost of revenues includes the cost of equipment and the direct cost of providing service (network communications, billing, roadside assistance and bad debt expense). Cost of revenues increased to $5.2 million for six months ended June 30, 1997 from $1.8 million for six months ended June 30, 1996 primarily as a result of the higher number of new units sold. In addition, the Company incurred $0.5 million in the first half of 1997 on network communications costs associated with installing and maintaining its networks in markets that are not yet opened.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $10.2 million, to $18.3 million, in the first six months of 1997 from $8.1 million for the six months ended June 30, 1996. The increase was primarily related to increased sales personnel for the commercial operations, the funding of new product development and increased administrative support for the growth of the customer base. The Company expensed $2.0 million in the first half of 1997 relating to research and development for its new IBSU.

    REFREQUENCING COSTS. Refrequencing costs were not accrued for the 1997 period since all units placed in service in 1997 are operating on the new frequency.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $1.0 million in the first half of 1997 from $0.5 million for the 1996 period, primarily due to depreciation on additional assets related to the new market build-out and additional infrastructure in existing markets.

    OPERATING LOSSES. Operating losses incurred by the Company were $13.1 million for the six months ended June 30, 1997, as compared to $4.8 million for the six months ended June 30, 1996, for the reasons discussed above.

    EBITDA. EBITDA, which excludes refrequency costs, was $(12.1) million for the six months ended June 30, 1997, and $(3.9) million for the first half of 1996, for the reasons discussed above.

    INTEREST EXPENSE. Interest expense was $86,400 for six months ended June 30, 1997, compared to $10,100 for the first half of 1996. The Company's interest expense for the first half of 1997 related to $2.0 million of long-term lease commitments.

    NET LOSS. For the reasons discussed above, net loss increased to $12.8 million for the six months ended June 30, 1997 from $4.8 million for the six months ended June 30, 1996.

    COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995.

    REVENUES. Total revenues increased to $16.0 million for 1996 from $13.2 million for 1995, an increase of 21.2%.

    Equipment revenues increased to $7.0 million for 1996 from $4.0 million for 1995, an increase of 75.0%, principally due to an increase in the Company's sales efforts. Commercial equipment sales increased to $6.9 million for 1996 from $2.6 million for 1995, and the number of gross commercial units added during 1996 increased to approximately 14,500 units from approximately 8,500 units for 1995. Consumer equipment sales declined to $152,000 for 1996 from $1.4 million for 1995 as a result of the Company's decision not to recommence the marketing of consumer services during the year.

    Service revenues increased to $8.9 million for 1996 from $8.6 million for 1995, an increase of 3.5%, primarily due to an increase in the number of commercial units in service, to 43,156 at December 31, 1996 from 35,465 at December 28, 1995. The increase in commercial fleet service revenues was partially offset by a decline in consumer vehicle service revenues for the reasons discussed above.

    COST OF REVENUES. Cost of revenues increased to $7.0 million for 1996 from $4.3 million for 1995, primarily as a result of the higher number of new units sold and the larger customer base. In addition, the Company incurred costs associated with building and maintaining its networks in markets that are not yet opened.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses declined by $3.5 million, to $20.2 million for 1996 from $23.7 million for 1995. Selling, general and administrative expenses also decreased as a percentage of revenues, from 179% for 1995 to 127% for 1996. The decline was primarily due to $3.2 million in severance and retention payment expenses incurred by AirTouch Teletrac for 1995 and to decreases in overhead and administrative costs.

    REFREQUENCING COSTS. Refrequencing costs accrued for 1996 were $1.3 million, compared to $5.9 million accrued for 1995. The 1996 accrual reflects the estimated cost of conversion of VLUs placed in service after the Acquisition. The 1995 accrual reflects the estimated cost of conversion of VLUs in service with customers at the time of the Acquisition.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization declined by $3.2 million to $1.3 million for 1996 from $4.5 million for 1995, primarily due to the lower book value recorded by the Company for the assets acquired in the Acquisition as compared to the historical cost recorded by AirTouch Teletrac. The Company expects depreciation to increase for 1997 as assets acquired in connection with the Company's planned market expansion, which are currently classified as construction in progress, are placed in service during the year.

    ASSET IMPAIRMENT. Because the purchase price paid for the assets of AirTouch Teletrac was $11.0 million less than the historical cost of such assets recorded by AirTouch Teletrac, AirTouch Teletrac recorded an asset impairment of $11.0 million for 1995.

    OPERATING LOSSES. Operating losses incurred by the Company were $13.9 million for 1996, compared to $36.1 million for 1995, a reduction of 61%, for the reasons discussed above.

    EBITDA. EBITDA, which excludes refrequencing costs and asset impairment, was $(11.3) million for 1996 and $(14.8) million for 1995, an improvement of 24%, for the reasons discussed above.

    INTEREST EXPENSE. Interest expense was $108,600 for 1996, compared to $21.2 million for 1995. This decline reflects the fact that the Company did not assume the approximately $226.1 million of long-term debt of AirTouch Teletrac. The Company's interest expense for 1996 related to $2.0 million of long-term lease commitments.

    NET LOSS. For the reasons discussed above, net loss decreased to $13.8 million for 1996 from $57.4 million for 1995.

    COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994.

    REVENUES. Total revenues decreased to $13.2 million for 1995 from $15.3 million for 1994.

    Equipment revenues declined to $4.0 million for 1995 from $5.8 million for 1994. As a result of the reduction in sales force implemented by AirTouch Teletrac in 1995, the gross number of units sold declined to approximately 14,700 for 1995 from approximately 17,700 for 1994.

    Service revenues increased to $8.6 million for 1995 from $7.4 million for 1994, an increase of 16.2%. The increase in service revenues is primarily attributable to the increase in units in service to 49,279 at December 31, 1995 from 40,901 at December 31, 1994.

    Revenues for 1995 and 1994 also included $681,000 and $2.1 million, respectively, of revenues attributable to an engineering consulting contract between AirTouch Teletrac and Ituran Location and Control Ltd., an Israeli licensee ("Ituran"), relating to the construction in Israel of a network similar to the Company's. Construction began in 1994 and was completed in 1995.

    COST OF REVENUES. Cost of revenues declined to $4.3 million for 1995 from $6.4 million for 1994. As indicated above, equipment sales decreased for 1995 as compared to 1994, which led to a decrease in equipment costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses declined by $4.5 million, to $23.7 million for 1995 from $28.2 million for 1994. During 1995, AirTouch Teletrac's management made the decision to sell its assets, at which point AirTouch Teletrac began to reduce its expenses. The number of employees was reduced from 197 at December 31, 1994 to 117 at December 31, 1995. Reductions were also made in certain administrative expenses.

    REFREQUENCING COSTS. Refrequencing costs accrued for 1995 are the estimated costs for the conversion of VLUs in service with customers at the time of the Acquisition. Because the change in frequency was mandated by a 1995 order of the FCC, there was no expense recorded in 1994.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses declined to $4.5 million for 1995 from $5.2 million for 1994. This decline was due to a reduction in the aggregate value of the Company's plant, property and equipment as certain assets became fully depreciated and additional assets were not acquired.

    OPERATING LOSSES. AirTouch Teletrac incurred operating losses of $36.1 million for 1995, compared to $24.5 million for 1994, for the reasons discussed above.

    EBITDA. EBITDA, which excludes refrequencing costs and asset impairment, was $(14.8) million for 1995 and $(19.3) million for 1994, for the reasons discussed above.

    INTEREST EXPENSE. Interest expense increased to $21.2 million for 1995 from $15.6 million for 1994 due to the increase in AirTouch Teletrac's long-term debt to $226.1 million for 1995 from $203.3 million for 1994.

    NET LOSS. Net loss increased to $57.4 million for 1995 from $39.8 million for 1994, for the reasons discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has required a substantial investment of capital in order to fund the Acquisition, its subsequent operating losses and the build-out of its networks in new markets. During 1996, the Company used $16.2 million of cash in its operating activities, $7.1 million for purchases of property, plant and equipment and $2.1 million to acquire the assets of AirTouch Teletrac. For the six months ended June 30, 1997, the Company used $16.5 million of cash for operating activities and $5.9 million for purchases of property, plant and equipment. These cash outflows were financed through private equity placements of common and preferred stock. From November 14, 1995 through December 6, 1996, the Company issued and sold 244,000 shares of its Class A Common Stock for an aggregate purchase price of $24.4 million pursuant to the terms of a Stock Purchase Agreement, dated November 14, 1995, among the Company and certain investors. From March 29, 1996 through December 6, 1996, the Company issued and sold 5,000 shares of its Class A Common Stock for an aggregate purchase price of $500,000 pursuant to a Subscription Agreement, dated March 29, 1996, among the Company and certain other investors. On December 6, 1996, the Company issued and sold 190,476.19 shares of its Series A Redeemable Convertible Participating Preferred Stock for an aggregate purchase price of $33.0 million pursuant to the terms of a Stock Purchase Agreement, dated December 6, 1996, among the Company and certain investors. At June 30, 1997, the Company had working capital of $5.3 million and restricted cash of $1.8 million.

    On August 6, 1997, the Company sold 105,000 Units, consisting of an aggregate $105,000,000 of its 14% Senior Notes due 2007 and 105,000 Warrants, for an aggregate purchase price of $101,325,000. The Company has purchased $39.9 million of government securities (the "Pledged Securities") which it has pledged to Norwest Bank, National Association as Collateral Agent to secure the payment of the first six semi-annual payments of interest on the Notes. The Company intends to use the net proceeds of such Units Offering (i) to fund expenditures for the continued construction, development and roll-out of its networks and services, including site construction, marketing costs and the purchase of system hardware and (ii) for general corporate purposes, including the funding of operating losses, working capital requirements and the possible acquisition of additional radio spectrum in metropolitan markets.

    As indicated above, capital expenditures were $7.1 million for 1996 and $5.9 million for the first six months of 1997, primarily for the build-out of the Company's networks in new markets. The Company currently expects that its aggregate capital expenditures (excluding the acquisition of spectrum rights) will be $14.8 million for 1997 and an aggregate $17 million for both 1998 and 1999 combined. These capital expenditures will consist primarily of costs associated with the opening of new markets in 1997 and 1998. In addition, the Company's capital expenditure plans also include network design and development, the maintenance of existing markets and other capital improvements.

CREDIT FACILITY


    On September 18, 1997, Teletrac, Inc. entered into a bank credit facility (the "Credit Facility") pursuant to which Banque Paribas, Fleet National Bank and certain other banks (the "Banks") have agreed to provide the Company a five and one-half $30 million secured revolving line of credit. The loans under the Credit Facility are, at the election of the Company, domestic loans or Eurodollar loans. During the first year of the facility, loans bear interest (i) in the case of domestic loans, at 2.50% per annum plus a reference rate (which is the prime rate) and (ii) in the case of Eurodollar loans, at 3.50% per annum plus a reference Eurodollar loan rate. For the remaining term of the facility, the applicable margin rates may be increased or decreased quarterly depending upon the Company's debt to operating cash flow ratio.



    The maximum aggregate commitment of the Banks under the Credit Facility is reduced each quarter, beginning December 31, 1999, until all amounts borrowed thereunder are paid in full on March 31, 2003. All amounts outstanding in excess of the commitment as so reduced must be paid by the Company in full. The aggregate commitment of the Banks under the Credit Facility will be reduced by a total of $6.0 million over the four quarters ended September 30, 2000, by a total of $9.0 million over each of the four quarters ended September 30, 2001 and 2002, and by a total of $6.0 million over the two quarters ended March 31, 2003.

    The Credit Facility contains restrictive covenants that, among other things, impose limitations on the Company and its subsidiaries with respect to (i) the incurrence and maintenance of indebtedness, including guarantees, (ii) the incurrence, creation or maintenance of liens, (iii) the making of dividends and certain payments, (iv) transactions with affiliates, (v) the disposition of assets, (vi) the types of acquisitions that can be made and the amount which can be invested in acquisitions, (vii) the amount of rental payments that can be incurred, and (viii) consolidations and mergers. The Credit Facility also provides for events of default customary in facilities of its type.


AGREEMENTS WITH TADIRAN

    The Company has entered into a contract with Tadiran to purchase 200,000 VLUs between October 1996 and October 1998. The agreement permits the Company to effectively double the period of time in which it takes delivery of VLUs and to cancel its order at any time, subject to payment of a nominal fee per VLU not purchased and certain other expenses. In addition, the Company has funded approximately $2.0 million of research and development costs with Tadiran related to the Integrated Base Station Unit ("IBSU"), and expects to fund an additional $2.5 million in the future on this project. See "Business-- Network and Subscriber Equipment." Although the Company does not have any other material commitments to fund research and development, such expenditures may occur from time to time. See "Business-- Network and Subscriber Equipment."

CAPITAL NEEDS FOR NETWORK BUILD-OUT

    During 1996 and the first six months of 1997, the Company experienced significant operating and net losses and negative EBITDA in connection with the build-out of its networks and the operation of its business. Management anticipates that such losses and negative EBITDA will continue for the remaining portion of 1997 and for 1998 as the Company implements its growth strategy. The Company's Los Angeles operations are currently generating positive EBITDA (excluding corporate overhead). Management believes that the Company as a whole will achieve positive EBITDA in 1999 and positive net income in 2000. However, due to the high level of risk in the Company's industry and in its current growth strategy, the risk that the Company will not be able to complete its market build-out on time and within budget, and other risks identified elsewhere herein, there can be no assurance that such results will be realized. See "Risk Factors" and "Projected Financial Information."

    FCC rules currently provide that additional licenses to operate LMS systems, including licenses to operate additional LMS systems in the markets in which the Company operates, may be allocated by auction. The Company intends to participate in future auctions of LMS spectrum, including in those markets in which it currently operates. Management expects that such auctions will occur in early 1998, and the Company may require additional funds to participate in such auctions. See "Risk Factors," "Use of Proceeds" and "Business--Regulation--LMS Spectrum Auctions."


    Based on its current operating plan, which includes the expansion of the Company's operations to 15 markets, management anticipates that the net proceeds to the Company from the Unit Offering, together with its existing cash balances and cash flow from operations, will be sufficient to build out its operations in the new markets planned to open in 1997 and 1998 and meet its other cash requirements for at least the next 18 to 24 months. However, the Company believes that it may have opportunities to expand its business significantly and that access to capital would enable it to expand more quickly and effectively. See "Risk Factors--Risks of Expansion and Management of Growth." If the assumptions underlying the current operating plan are not met, or if the Company expands its operations beyond the 15 planned markets, the Company would need additional capital. There can be no assurance that additional financing would be available or that, if available, it would be obtained on terms favorable to the Company. See "Risk Factors--Potential Future Capital Needs."

                                    BUSINESS

    Teletrac is a leading provider of vehicle location and fleet management services, including associated two-way digital wireless messaging, to commercial fleet operators. The Company has developed a proprietary land-based location technology that provides customers with a low-cost, accurate and reliable real-time method of locating vehicles in selected metropolitan areas. The Company's system is designed to enable customers to better manage their mobile workforce, provide security for their property and personnel and communicate more effectively with mobile workers.

    As of December 31, 1996, the Company operated in six metropolitan markets:
Los Angeles, Miami, Chicago, Detroit, Dallas and Houston. The Company commenced operations in Orlando in March 1997 and plans to begin providing vehicle location and fleet management services in eight additional markets by the end of 1998, giving the Company operations in 15 of the largest MSAs in the United States, including New York and Boston. As of June 30, 1997, the Company served over 2,000 commercial fleet accounts, more than any other provider of fleet vehicle location services, and had 54,430 units in service with commercial customers. In its Miami and Los Angeles markets, the Company also uses its proprietary location systems to provide vehicle location and stolen vehicle recovery services to consumers. As of June 30, 1997, the Company had 10,697 consumer units in service.

    Market studies indicate that there are approximately 7.6 million total commercial fleet vehicles in the 15 markets in which the Company operates or plans to operate. The Company believes that there is substantial demand for cost-effective communications services that offer both reliable location tracking and two-way wireless messaging in metropolitan areas. The Company's products can be used either alone or in conjunction with other communications technologies. The Company believes that the majority of its target customers' vehicles are currently equipped with wireless communications devices that do not provide automatic location features, such as two-way radio, specialized mobile radio ("SMR"), pagers and cellular devices. The Company's products and services allow commercial fleet operators to (i) increase driver productivity and fleet efficiency, (ii) improve customer service, (iii) limit unauthorized vehicle use, and (iv) reduce driver overtime. The Company's customers include metropolitan commercial fleets (such as trade service providers, delivery services, bus and taxi fleets, ambulance companies, telecommunications companies, utility companies, municipal government vehicles and law enforcement agencies) and long-haul trucking fleets when operating within metropolitan markets.

    The Company offers a range of fleet management solutions, depending on the customer's budget and location and messaging needs. All of these solutions involve the installation of a VLU in each vehicle. The VLU is a radio transceiver that receives and transmits signals used to determine a vehicle's location. In addition to the VLU, commercial fleet customers generally purchase software or location services from the Company. The Company's primary product for commercial fleets is Fleet Director-Registered Trademark-, a proprietary software application that permits simultaneous location of all fleet vehicles on a real-time 24-hour-a-day basis through a digitized map displayed on the customer's dedicated personal computer, which is connected to the Company's networks. Fleet Director-Registered Trademark- can be complemented with the Company's messaging units, which allow two-way messaging between the fleet dispatcher and drivers directly from the Fleet Director-Registered Trademark-screen. The Company also offers Fleet Reporter-TM-, a lower cost alternative to Fleet Director-Registered Trademark- that provides fleet operators with daily printed reports of vehicle locations and access to real-time location information through OZZ-Registered Trademark-, a telephone-operated information system. In the second half of 1997, the Company intends to introduce Winfleet-TM-, a Microsoft Windows-Registered Trademark--based application based on Fleet Director-Registered Trademark- that will not require a dedicated computer.

    The Company believes that its wireless location and two-way messaging technology can serve its customers more reliably and more cost-effectively than competing systems, including those which rely on GPS technology combined with other forms of wireless communication. The Company's location technology, which consists of proprietary software and land-based transmitters and receivers that are licensed to operate in the 904-909.75 and 927.75-928 MHz bandwidth, operates reliably in a high-rise urban setting.

GPS-based systems, on the other hand, can lose accuracy in areas where high-rise buildings or other large structures obstruct the signal between the satellite and the vehicle. Unlike the Company's technology, GPS-based location systems must be coupled with a wireless communication system to transmit location information to a fleet operator. The other forms of wireless communication used in conjunction with GPS technology, such as cellular and SMR, generally make the incremental cost of determining and transmitting a vehicle's location to a fleet operator more expensive than the Company's technology.

    In its Miami and Los Angeles markets, the Company also uses its proprietary location systems to provide vehicle location and stolen vehicle recovery services to consumers. The Company's service locates and tracks stolen vehicles in real time and its equipment can be integrated with a vehicle's alarm system and/or ignition so that it is automatically activated if the vehicle is stolen. The Company's service also allows a subscriber to initiate vehicle location in other emergency or roadside assistance situations.

    In 1995, prior to the Acquisition, the Company's predecessor ceased to actively market its consumer vehicle services. The Company has continued providing consumer service as a legacy of the business acquired from AirTouch Teletrac but has not launched any new marketing efforts. While the Company intends to focus on its commercial business, it is currently exploring various potential strategies for marketing and distributing its products to consumers, including through strategic partnerships or third-party reseller arrangements, and expects to begin expanding its consumer operations in late 1997 or early 1998.

BUSINESS STRATEGY

    The Company's objective is to enhance its position as the leading national provider of vehicle location and fleet management services in metropolitan areas by exploiting its proprietary technology and systems. The key elements of the Company's strategy are:

    INCREASE MARKET PENETRATION. In its six original markets, the Company is rapidly building a trained sales force to market its products and services to operators of commercial fleets. Prior to the Acquisition, AirTouch Teletrac terminated all of its active sales and marketing efforts. Since the Acquisition, the Company hired approximately 90 direct sales representatives to service its six original metropolitan markets and the Company believes that it will more effectively exploit opportunities in its existing markets as its sales force gains experience. See "Commercial Fleet Management--Sales, Marketing and Customer Service." The Company believes it requires a modest penetration of its target markets to achieve its business plan.

    EXPAND GEOGRAPHIC COVERAGE AREAS. In 1996, the Company began constructing the network infrastructure to expand its coverage from six to 15 metropolitan markets. In March 1997, the Company introduced commercial fleet services in Orlando, and the Company expects to introduce commercial fleet services in two additional U.S. markets by the end of 1997 and a further six markets by the end of 1998. The Company expects to begin offering commercial fleet service in San Francisco and San Diego in the third quarter of 1997, and in the remaining markets during 1998. Management believes that, in addition to providing services to local fleet operators in its new markets, the planned geographic expansion will make the Company's services more appealing to regional and national customers that have fleets in several metropolitan areas. In connection with the roll-out of its commercial fleet services, the Company plans to add over 150 new sales representatives in its new markets by 2001. The Company also holds FCC licenses in 11 additional markets, but the Company expects that it would have to obtain additional licenses in certain of such 11 markets before it could commence commercial operations.

    CAPITALIZE ON LOW-COST SERVICE. The Company believes that its proprietary location solutions permit lower cost operation than most competing technologies, which generally require more expensive hardware, more expensive airtime, or both. With the Company's technology, the incremental cost of locating a vehicle and transmitting its location to the fleet operator is nominal, which permits the Company to provide services for a relatively low monthly fee. This price structure permits customers to locate their vehicles frequently throughout the day (typically, every 15 minutes), which the Company believes substantially improves the customer's ability to increase fleet efficiency and monitor driver compliance. The Company believes that the low cost of its products and services also enables its customers to quickly recover the cost of their purchase by reducing overtime costs and increasing fleet efficiency. The Company intends to pursue a larger market share by emphasizing its cost advantage and rapid return on investment.

    EXTEND PRODUCT OFFERINGS. The Company believes that its ability to expand and maintain its customer base depends on its continued marketing of low-cost and user-friendly solutions for fleet management. The Company plans to offer the first generation of Winfleet-TM-, a Windows-Registered Trademark--based solution, in the second half of 1997. The first generation product is a simplified version of Fleet Director-Registered Trademark- that does not require a dedicated computer. The second generation of Winfleet-TM- is being designed with an open client server architecture to permit it to operate on a variety of hardware platforms and to be integrated with the customer's other management information systems to serve the needs of customers with more sophisticated information needs and capabilities. The Company is also developing an Internet version of its fleet management software. In addition, the Company is exploring technological improvements that would expand the Company's messaging capabilities to include additional services such as free text return messaging, wireless e-mail, fax, database queries, credit card verification and inventory management.

    EXPLOIT NEW BUSINESS OPPORTUNITIES. The Company is considering entering into a number of strategic alliances and partnerships to develop and offer new products. In conjunction with certain strategic suppliers, the Company is currently developing a portable miniaturized device that would permit personal location through the Company's vehicle location networks. The Company also licenses its technology to Ituran, which provides location information and wireless messaging services in Israel, and is pursuing additional opportunities to license its technology abroad. In addition, the Company has discussed joint arrangements with several companies providing vehicle location coverage in rural locations. The Company has developed, and is currently testing, a prototype hybrid device that combines a VLU for use in covered metropolitan areas and a GPS location device and a cellular modem that can operate on a cellular digital packet data ("CDPD") network and/or a traditional cellular system for use outside the Company's system coverage areas. Such a device could permit customers to locate vehicles between covered markets (such as Los Angeles and San Francisco) on long-haul routes or in other areas where the Company does not currently operate.

COMMERCIAL FLEET MANAGEMENT

    TARGET MARKETS

    The Company believes that there is substantial demand in metropolitan markets for cost-effective communications services that offer both reliable location tracking and two-way wireless messaging for metropolitan fleets and for long-haul fleets when operating within metropolitan areas. Commercial fleet operators need a location and messaging solution that can accurately locate vehicles in urban settings in order to (i) increase driver productivity and fleet efficiency, (ii) improve customer service, (iii) limit unauthorized vehicle use, and (iv) reduce driver overtime. Commercial fleet operators also demand security systems for fleet drivers, vehicles and cargo.

    The Company's commercial fleet services provide reliable, low-cost location information, two-way messaging and fleet management services in real time. The Company markets its fleet management products both to metropolitan fleets and long-haul trucking fleets, which may desire to optimize driver efficiency in metropolitan areas because of the impact on customer service and overall fleet productivity. The Company believes that urban commercial fleets represent the largest market for its products. Market studies indicate that there are approximately 7.6 million total commercial fleet vehicles in the 15 markets in which the Company currently operates or plans to operate.

    Many metropolitan commercial fleet operators have not employed location information or messaging services because of the lack of low-cost, reliable location and messaging alternatives. Two-way voice services (such as cellular, SMR and two-way radio) cost significantly more to provide a similar level of location services and rely on the driver to report vehicle location. Although these two-way voice services may also be integrated with GPS-based technologies to provide location information, these integrated solutions can be unreliable in a high-rise urban setting and generally require more expensive equipment and/or higher service fees for a level of service comparable to the Company's. A significant number of metropolitan fleet vehicles utilize lower-cost one-way paging services, but such services lack both location tracking and two-way messaging capabilities. Management believes its commercial fleet service generates demonstrable cost benefits and efficiency gains for its metropolitan fleet customers.

    The Company believes that its cost-effective network allows it to provide more comprehensive fleet management services than are available at a competitive price using another technology. To provide effective fleet monitoring and management services in an urban or suburban environment, fleet operators need to frequently update the location of their vehicles. The Company's commercial fleet customers typically locate every vehicle simultaneously every 15 minutes throughout the day and send messages to the drivers as needed. Competitive systems, which rely on more expensive cellular or SMR communications coupled with a GPS system, generally do not offer a similar level of service at a similar price. The Company believes that less frequent location information reduces the effectiveness of fleet management in metropolitan markets.

    Due to the diversity of metropolitan commercial fleets, the Company's customer base ranges from independent plumbers with one or two vehicles to large municipal bus and ambulance fleets and national delivery companies. The Company's range of products allows it to provide a fleet management solution to meet each segment of this market. However, the Company has recently determined to target marketing and sales efforts primarily at fleets of at least ten vehicles, which it believes it can service more cost-effectively than smaller fleets. The Company believes that the expansion of its networks to its new metropolitan markets will allow it to attract nationwide customers with fleet operations in a number of metropolitan markets. Among the Company's current customers are Emery Air Freight, Inc., Budget Rent-a-Car Corporation, Brinks Incorporated (security transportation), Roto Rooter Corp., Tele-Communications, Inc., department stores such as Target, and the Dallas Independent School District.

    PRODUCTS AND SERVICES

    The Company offers its customers a range of fleet management, communications and security products. All of the Company's products rely on its networks of radio transmitters and receivers. Each customer must equip its vehicles with a VLU in order to use the location and communication features of the Company's products.

    FLEET MANAGEMENT. The Company's fleet management software products and services are designed to address the needs of a wide range of customers. The Company believes that software solutions that must be customized to the needs of individual fleet customers are too expensive and time-consuming to be sold effectively to any but the largest fleets. By emphasizing its off-the-shelf, user-friendly software, the Company believes it can attract a wide range of customers, many of whom would otherwise use less sophisticated communication and management systems, if any.

    FLEET DIRECTOR-REGISTERED TRADEMARK- is a proprietary software application that provides fleet customers accurate fleet vehicle location through the customer's detailed digitized map of a metropolitan area displayed on the customer's dedicated personal computer, which is connected to the Company's networks. Fleet Director-Registered Trademark- displays the position of all VLU-equipped vehicles at periodic intervals determined by the customer (typically every 15 minutes), at the time of each communication with a vehicle and otherwise as specified by the customer. Customers can adjust the level of map detail through a zoom in/zoom out feature, allowing a customer to simultaneously view the location of all fleet vehicles or to focus in on a single vehicle. Fleet operators can establish "zones of compliance" around their customers' locations, their drivers' homes, or other locations to detect whether vehicles enter or leave specific areas. Fleet Director-Registered Trademark- also produces reports that detail a driver's route and the time of each stop and provides documentation for customers who require verification of deliveries. Such reports are produced on screen in real-time and can be faxed or electronically transmitted daily to the customer by the Company. Real-time location reports can also be saved on the customer's computer to be retrieved and reviewed on-screen or printed at a later time.

    Fleet Director-Registered Trademark- can also act as a platform from which the customer can use the Company's two-way communications products (discussed below) to send and receive messages to and from drivers. Customers can type messages directly to drivers from the computer on which Fleet Director-Registered Trademark- operates and send the messages to a single vehicle, several vehicles or the entire fleet.

    Fleet Director-Registered Trademark- operates in a DOS environment on a dedicated personal computer located in the customer's office. The customer may maintain a dedicated line to the Company's local network control center to continually track vehicles and communicate with drivers. Alternatively, the Fleet Director-Registered Trademark- system may connect with the Company's system only as needed.

    The Company had approximately 1,800 Fleet Director-Registered Trademark-customer accounts as of June 30, 1997, constituting 90% of its commercial service customer accounts.

    Fleet Reporter-TM- is a lower cost alternative service to Fleet Director-Registered Trademark- that provides customers with daily hard-copy reporting of vehicle locations and OZZ-Registered Trademark- mobile information, but does not require the customer to use a computer. The Company's local network will periodically (typically every 15 minutes) locate each vehicle in a fleet and send the Fleet Reporter-TM- customer a daily fax detailing the location of each vehicle throughout the day. The customer can compare the report to each driver's time card or delivery log for compliance purposes, or otherwise use such data to manage its fleet more efficiently. Each customer who subscribes to Fleet Reporter-TM- can also use the OZZ-Registered Trademark- mobile information service (discussed below) to locate specific vehicles in real-time using a telephone, and has access to all of the security features of the Company's system. Fleet Reporter-TM- does not require the customer to have a computer and does not provide customers with a communications system. The Company had approximately 200 Fleet Reporter-TM- customer accounts at June 30, 1997, constituting 10% of its commercial service customer accounts. WINFLEET-TM- is the first generation of a Microsoft Windows-Registered Trademark--based software system that the Company is currently developing. The first generation product, which would not require a dedicated computer, is a simplified version of Fleet Director-Registered Trademark-. The second generation of Winfleet-TM- is being designed with an open client server architecture to permit it to operate on a variety of hardware platforms and to be integrated with the customer's other management information systems (such as billing, accounting and human resources), allowing the customer to use location information to measure and improve productivity in the field. The Company plans to introduce first generation Winfleet-TM- to customers in the second half of 1997.

    INTERNET SERVICES are currently being developed by the Company to allow customers to monitor vehicle locations on a detailed map in real-time, but would not allow communications between a customer and its drivers. This product would be a lower cost alternative similar to Fleet Reporter-TM-, but would be marketed to customers with existing computer and Internet capabilities. The Company plans to introduce an Internet-based product in 1997.

    COMMUNICATIONS. The Company offers two communication systems to its Fleet Director-Registered Trademark- customers. The Mobile Data Terminal ("MDT") is the Company's more advanced two-way messaging system. It allows for alphanumeric communications from the fleet operator to its drivers and up to thirty-five pre-programmed messages from the drivers to the fleet operator. The Status Messaging Terminal ("SMT") is a low-cost alternative to the MDT. The SMT allows for four pre-programmed messages which may be sent from the customer to the drivers and eight pre-programmed messages which may be sent from the drivers to the customer. The MDT and the SMT are both small terminals typically mounted on the fleet vehicle's dashboard and are connected to the VLU.

    Both the MDT and the SMT automatically provide customers with an electronic "receipt" when the message is received and therefore do not rely on drivers for vehicle locations or message delivery. As a result, the Company's system provides more reliable location information and messages than many competing technologies. The Company's communication applications generally have lower service costs than conventional real-time, two-way communication services, such as cellular, SMR and ESMR services. In 1996, the Company sold approximately 3,200 MDTs and approximately 1,300 SMTs, and approximately 30% of all new units sold to commercial customers in 1996 were SMTs or MDTs. In the first six months of 1997, the Company sold approximately 3,900 MDTs and approximately 2,300 SMTs, and approximately 40% of all new units sold to commercial customers in the period were SMTs or MDTs.

    Upon installation of the IBSU currently under development by Tadiran, the Company's system will support two-way free text alphanumeric messaging between the customer and its drivers. In order to offer two-way free text alphanumeric messaging, however, the Company will also need to develop a new messaging unit capable of composing free text alphanumeric messages. See "--Network and Subscriber Equipment".

    The following chart sets forth the list price of the Company's commercial fleet equipment, software and services:

                                                                LIST PRICE FOR               MONTHLY SERVICE
         FUNCTION                      PRODUCT                     EQUIPMENT                       FEE
---------------------------  ---------------------------  ---------------------------  ---------------------------
Vehicle Location (required   Vehicle Location Unit (VLU)       $595 per vehicle              $25 per vehicle
     for all customers)

     Fleet Management                   Fleet                  $2,695 for Fleet                   None
                             Director-Registered Trademark- Director-Registered Trademark-
                                                          Software
                                 Fleet Reporter-TM-                  None                    $4 per vehicle

      Communications         Mobile Data Terminal (MDT)        $300 per vehicle              $14 per vehicle
                              Status Messaging Terminal        $150 per vehicle              $4 per vehicle
                                        (SMT)

    SECURITY SERVICES. The Company offers its commercial fleet customers several vehicle security and driver safety options that operate through the Company's location networks. A VLU can be connected directly to a vehicle's alarm system, triggering the Company's security system when the alarm is set off, or connected to an alarm button either located in the vehicle or carried remotely by the driver. Customers with Fleet Director-Registered Trademark- may also establish a "zone of compliance" that activates the Company's security system when vehicles leave the zone. When the security system is activated, a signal is sent by the VLU to the Company's local network system which automatically alerts the customer through Fleet Director-Registered Trademark-. If the customer does not respond, or if the customer subscribes to Fleet Reporter-TM-, the Company will telephone the customer directly. If the customer believes that the vehicle has been stolen or a driver is in danger, the Company will work directly with the local law enforcement authorities to track the location of the vehicle in real-time. Many customers also attach VLUs directly to valuable cargo or to expensive equipment such as construction equipment. The Company believes it has developed excellent relations with local law enforcement officials due to the past performance of the Company's location system, and that such relations contribute to its ability to quickly recover stolen vehicles and equipment.

    SALES AND MARKETING; CUSTOMER SERVICE

    The Company uses a direct sales force to sell its commercial vehicle location and fleet management services, and has a sales force located in each market where it operates. The Company's sales efforts rely on sales managers who supervise the sales activities of sales representatives, contact and negotiate with larger potential customers, and have authority to negotiate prices within defined parameters. Sales commissions generally are directly linked to the number of units a sales person sells.

    Following a review conducted by outside consultants, the Company is refining its sales and marketing efforts in certain respects. To reduce the incremental cost of sales and customer service, sales representatives are now focusing marketing and sales efforts primarily on fleets of at least ten vehicles. The Company has also established a telemarketing staff to help target customers for potential sales calls and, in a pilot program in its Chicago market, is developing a customer service staff separate from the sales force to improve customer support while allowing the sales force to focus efforts exclusively on selling. In the Company's other markets, sales representatives continue to participate in ongoing customer service. The Company expects that it will significantly increase its sales force as it expands into new markets and offer new services. As of June 30, 1997, the Company's direct sales force consisted of approximately 100 employees and the Company expects that, as it expands into new markets, the sales force will grow to approximately 130 employees by the end of 1997 and to approximately 200 employees by the end of 1998.

    The Company's advertising and marketing efforts are generally directed to local and regional markets and its strategy has focused on print advertising in industry journals, direct mail, videos, telemarketing, industry trade shows and on-site marketing promotions and demonstrations.

CONSUMER VEHICLE SERVICES

    The Company is currently focusing on its core business of commercial fleet management. As a legacy of the business acquired from AirTouch Teletrac, the Company has continued providing consumer service (now sold under the name Teletracer-TM-) and has allowed dealer arrangements in place at the time of the Acquisition to continue, but has not launched any new marketing efforts. The Company is exploring various potential strategies for marketing and distributing its products to consumers, including through strategic partnerships or third-party reseller arrangements, and expects to begin expanding its consumer operations in late 1997 or early 1998.

    TARGET MARKET

    The demand for vehicle security products and services has grown as consumers have become increasingly concerned with vehicle theft. The consumer vehicle security industry encompasses a number of security products and services, including mechanical theft-prevention devices such as The
Club-Registered Trademark-, installed automated vehicle alarms and vehicle recovery services such as LoJack-Registered Trademark-.

    The vehicle security industry has developed rapidly since the late 1970s, as motor vehicle theft increased dramatically. According to industry sources, an estimated 22% of all new automobiles (or approximately 2.26 million new automobiles in 1994) and 62% of luxury vehicles purchased in the United States are equipped with an electronic car alarm. Vehicle theft and the demand for vehicle security are particularly high in the metropolitan centers and surrounding suburbs serviced by the Company.

    PRODUCTS AND SERVICES

    The Company's proprietary location technology and VLU equipment can be used for consumer applications without modification. A VLU is installed in a consumer's vehicle and is generally connected to a security alarm and/or integrated with the vehicle's internal ignition system. By connecting the unit to a vehicle security alarm, vehicle recovery service can be initiated automatically. If the vehicle alarm is triggered, the unit emits an emergency locate signal, notifying the Company's control center of a potential vehicle theft. Each regional control center is staffed twenty-four hours a day, seven days a week with Company employees who contact local law enforcement authorities and direct them to the location of the stolen vehicle. The Company currently distributes its consumer product and services through auto dealers, electronic retailers and other distributors.

    The Company's ability to offer automated, reliable and real-time service differentiates its stolen vehicle recovery service from other available services. The VLU provides automatic vehicle tracking at the time of theft. This is in contrast to other vehicle recovery services, such as LoJack-Registered Trademark-, that require a subscriber to report a vehicle stolen in order to begin the tracking process. As a result, over the past two years, of the approximately 214 Teletracer-TM--equipped vehicles that have been stolen to date in Los Angeles and Miami, approximately 75% were recovered within two hours of theft and approximately 90% were recovered overall.

    The Company also offers a proprietary telephone-operated mobile information service called OZZ-Registered Trademark-. This service allows its subscribers telephone access to a computer that will locate a subscriber's vehicle in real-time and report its location for compliance, security and convenience purposes. The subscriber calls the Teletrac OZZ-Registered Trademark- telephone number, enters a personal identification number for the vehicle to be located and within seconds receives an automated voice response indicating the location of the vehicle at that time. In addition to providing the customer with the location of the vehicle, OZZ-Registered Trademark- is a "mobile yellow pages" that provides the customer the location of nearby prominent businesses or landmarks from a menu of choices. The customer can call
OZZ-Registered Trademark- and obtain information such as the location of the nearest fast food restaurant, automatic teller machine, gas station, hospital, police station, or interstate on-ramp. Teletrac offers OZZ-Registered Trademark-to both consumer and commercial customers. The OZZ-Registered Trademark- service can also be used to remotely instruct the VLU to lock/unlock the doors of the vehicle. The firm that has contracted to provide roadside assistance service for the Company estimates that 25% of roadside assistance calls are for keys locked in the vehicle.

    All of the Company's consumer customers can also telephone the Company's call-in Roadside Assistance Program, through which the Company will have a tow truck sent to the caller's location. Under its Automated Roadside Assistance Program, offered to its customers at a higher monthly fee, the Company can direct a tow truck directly to a subscribing customer's location when the customer presses a roadside assistance button installed in his or her vehicle.

    Monthly consumer service fees and equipment sales accounted for $2.5 million, or 16%, of the Company's revenues for 1996 and $1.2 million, or 11%, of the Company's revenues for the first six months of 1997. The Company had 10,697 consumer VLUs in operation as of June 30, 1997.

    POTENTIAL DISTRIBUTION STRATEGIES

    AirTouch Teletrac distributed its consumer vehicle recovery system through indirect channels such as car dealerships and electronics retailers. Before the Acquisition, AirTouch Teletrac had scaled back its consumer sales efforts. Current management stopped actively supporting consumer selling efforts in order to concentrate its sales efforts on commercial markets. The Company is currently exploring a variety of possible marketing and distribution strategies for a consumer service, primarily focusing on third-party reseller arrangements or strategic partnerships with businesses such as home security companies, alarm companies and large regional auto dealerships. The Company believes such third-party arrangements would require less overhead than previous distribution efforts and could permit more cost-effective consumer operations.

TECHNOLOGY

    The Company has developed a proprietary, accurate and reliable spread spectrum-based wireless network architecture that provides for both location determination and two-way messaging. The Company's low-cost wireless network architecture permits cost-effective and accurate location and messaging services in metropolitan areas. The Company's networks use multilateration-based techniques and land-based receivers for position determination, avoiding the "line-of-sight" problems that may arise for satellite-based systems in urban areas where tall buildings can block a satellite's view of a vehicle. The Company believes that its land-based multilateration techniques are uniquely appropriate for precise location determination in urban settings and that it can accurately locate a vehicle equipped with its equipment in real-time within a range of less than one-half of an average city block (approximately 150 feet).

    In order to locate a subscriber vehicle, the Company's local network broadcasts a "paging" transmission (the "Forward Link") simultaneously from each transmitter on the network. The Forward Link is used to transmit both location commands and alphanumeric messages to the VLU. Each subscriber's vehicle is equipped with a VLU, a videocassette-sized "transceiver" unit which responds to the location command of the Forward Link by emitting a response signal (the "Reverse Link"). The Reverse Link is received by at least four nearby BSU's which calculate both the time of transmission of the Forward Link and the time of arrival of the Reverse Link and relay this data, via wireline telephone networks, to the Network Control Center ("NCC"), the local network's data processing center. The NCC uses the Company's proprietary network software to calculate the location of the VLU from the information received by the BSUs. The NCC consists of the Company's radio-frequency control equipment, telecommunication access connection computers, proprietary software and the Company's customer database. The NCC is staffed twenty-four hours a day, seven days a week by operators who are responsible for location monitoring, system support and customer service. The NCC instantaneously relays the location information to a subscriber's Fleet Director-Registered Trademark- software application or OZZ-Registered Trademark-call-in request (via automated response) and stores all location information for daily reports to Fleet Reporter-TM- and Fleet Director-Registered Trademark- subscribers.

    The Company's customers can also use the Forward Link to transmit alphanumeric messages from their centralized dispatch office to their fleet vehicles and the Reverse Link to transmit more limited messages from vehicles to the centralized dispatch office. The network system can transmit alphanumeric messages at a transmission speed of 2,400 bits per second. While the Company's current networks' capacity is more than sufficient to support its existing services, the Company's networks may be reconfigured in the future to permit increased transmission speed and messaging and location capacity. For example, the messaging capability of the Reverse Link is currently limited by the BSU, which does not permit alphanumeric messaging. The Company is, however, developing an advanced version of the BSU, the IBSU, which will permit alphanumeric messaging through the Reverse Link. See "--Network and Subscriber Equipment."

                                TELETRAC NETWORK

    The following diagram illustrates the sequence of events that occur when a customer utilizes the Company's vehicle location and messaging network:

      [Schematic chart illustrating the operation of Teletrac's Network.]

NETWORK AND SUBSCRIBER EQUIPMENT

    The Company has established a strategic relationship with Tadiran for the development and supply of several network components, including the VLUs and BSUs. Tadiran is an Israeli technology company and defense contractor which specializes in the development and production of communications equipment and products and is a leading manufacturer of location equipment. Tadiran and the Company are currently developing a miniaturized version of the VLU for use as a portable location device. As part of such development, the Company and Tadiran are also developing a simpler and lower cost VLU.

    The Company currently acquires its BSUs exclusively from Tadiran and is working with Tadiran to develop an upgrade for the BSU, the IBSU, which will offer significant advantages over current BSUs. The IBSU is expected to integrate a number of enhanced features, including multichannel capability, and will permit the Company to use its spectrum more efficiently, increase its overall network capacity, reduce site operating and build-out costs and permit longer alphanumeric messages. The Company expects to begin the installation of the IBSU in its current and planned markets in the second quarter of 1998. There can be no assurance that the Company and Tadiran will successfully develop the IBSU or that, if they do, it will be introduced on the current schedule. See "Risk Factors--Reliance on Sole Supplier."

    The Company's network also includes a number of components that are used in the wireless messaging industry. The Company purchases standard transmitters from Glenayre Technologies, Inc. and Motorola, Inc. The transmitters, which are similar to transmitters used in one-way paging networks, transmit the Forward Link in a manner similar to a paging network. Much of the Company's communications equipment, its antennas and many other components of its networks are also available through a number of existing suppliers of wireless messaging equipment.

    As part of ongoing capital improvements, the Company is working on several enhancements of its operating systems. The Company is enhancing its location monitoring system hardware and software to improve the operating networks' functionality and generate overall network operating savings. The planned network enhancements include a nationwide database to provide vehicle roaming capabilities between markets. Additionally, the Company's network enhancements will enable it to reduce its number of NCCs from one in each metropolitan market to three to four regional NCCs.

COMPETITION

    The Company currently faces competition for each type of service it offers. The Company expects that in the future it will face competition from new technologies as well as from existing products. Certain of the Company's competitors are larger and have substantially greater financial and research and development resources and more extensive marketing and selling organizations than the Company. There can be no assurance that additional competitors will not enter markets that the Company already serves or plans to serve or that the Company will be able to withstand such competition. Moreover, changes in technology could lower the cost of competitive services to a level where the Company's services would become less competitive or where the Company would need to reduce its service prices in order to remain competitive, which could have a material adverse effect on the Company's business. See "Risk Factors--Competition and Technological Change."

    COMMERCIAL VEHICLE MARKET

    The Company knows of three basic classes of products that offer commercial location and messaging capabilities competitive with the Company's products: (i) GPS, private satellite and Loran-C systems, (ii) LMS systems and (iii) traditional wireless communication.

    GPS, PRIVATE SATELLITE AND LORAN-C SYSTEMS. GPS, certain private satellite networks and Loran-C can provide location information, and when paired with a communications system, may provide a system competitive with the Company's products. GPS systems receive signals from NAVSTAR satellites, U.S. government-funded satellites used for position location. GPS systems and certain private satellite systems use satellite ranging techniques to measure a GPS device's distance relative to a group of satellites in space. Typically, a GPS device must be in "sight" of several satellites to receive adequate transmission data for the determination of relative location on earth. The Loran-C system uses land-based transmitting stations to send a low-frequency radio signal which is used by a vehicle to calculate its position relative to the location of other Loran-C transmitters. Satellite and Loran-C systems are generally not as effective as LMS networks such as the Company's in metropolitan areas. Because GPS and other satellite services require "line of sight" to the orbiting satellite, dense metropolitan areas, parking garages, tunnels or other covered areas can impact the system's effectiveness and reliability. Loran-C systems also frequently have difficulty penetrating "metropolitan canyons" and therefore may provide inaccurate position readings in urban areas.

    In most GPS, private satellite and Loran-C vehicle location systems, vehicle-mounted equipment gathers location data and transmits it by a wireless communication system to a dispatch center. There are a number of wireless systems that can be linked to a satellite system or a Loran-C system to transmit location information to a dispatch center:

    - CELLULAR AND PCS COMMUNICATION SYSTEMS--Cellular and PCS systems can provide local or nationwide networks to transmit location information to a dispatcher. However, cellular and PCS operators generally price their airtime at price levels that do not allow for frequent location information transmittals by vehicles equipped with GPS, private satellite or Loran-C systems to dispatchers on a cost-basis competitive with the Company. Most vehicle location systems that link a satellite or Loran-C location system with a cellular or PCS communication system, such as HighwayMaster, are best-suited for long-haul trucking fleets. In addition, in certain U.S. markets, some cellular operators have added a data service over their existing cellular infrastructure that can improve the cost and delivery of location information over existing cellular networks. The data service, called CDPD, is an overlay of a packet switched data service on a traditional cellular system. CDPD is available in approximately 80 metropolitan markets throughout the U.S., including all the markets, other than Los Angeles, in which the Company is currently operating or plans to operate.

    - SMR/ESMR--SMR has traditionally been used to serve the needs of local dispatch services, such as taxis and couriers, which typically broadcast short messages to a large number of units. Several SMR operators are constructing Enhanced Specialized Mobile Radio ("ESMR") digital systems that offer mobile telephone services. Some SMR and ESMR providers are beginning to integrate GPS with their systems to determine location and transmit the location information back to the subscriber via the SMR or ESMR communications network. An ESMR system with GPS location features has been developed by Geotek Communications, Inc. Geotek is offering an automatic vehicle location service using its own dedicated ESMR network to transmit location information. As of June 30, 1997, Geotek was available in nine metropolitan markets in the U.S. In certain markets, Geotek has developed a fleet management program incorporating GPS location information, which is being marketed with monthly service fees compatible with the Company's standard pricing.

    - SATELLITE-BASED COMMUNICATIONS--Satellite-based communication is accomplished through transmission of a signal from a vehicle-based transmitter to a satellite, which automatically retransmits the signal to a dispatcher. Such systems provide seamless nationwide service for transmitting location information, but do not currently transmit location data at a cost competitive with the Company's system. Vehicle location products with satellite-based communications are currently offered by Orbcomm Global, L.P. and Qualcomm, Inc.

    - DEDICATED WIRELESS NETWORKS--ARDIS and RAM are dedicated wireless two-way data networks that also can be used to transmit location information through integration with GPS. ARDIS is owned by Motorola and RAM is owned by a joint venture between RAM Broadcasting Corp. and BellSouth. Both wireless providers cover primarily metropolitan markets. ARDIS covers approximately the top 400 markets in the United States, and RAM reports coverage in approximately the top 100 markets (in both cases, including all the markets in which the Company currently operates or plans to operate).

    LMS SYSTEMS. The Company knows of other companies that are developing competitive LMS location and messaging systems. Pinpoint Communications Inc., METS Inc./MobileVision, L.P. and Comtrak Inc. each have developed technologies that use LMS spectrum to provide both location information and messaging. Such alternative LMS systems are also land-based wireless systems suited for providing accurate and cost-effective service in metropolitan areas. Current LMS operators and prospective LMS operators may also benefit from an FCC auction of three frequency bands, including the band on which the Company's system operates, for LMS purposes. The Company believes that to date it is the only company that has established a commercially operational LMS network in the U.S.

    TRADITIONAL WIRELESS COMMUNICATION. Many fleet managers use existing SMR, ESMR, two-way radio, cellular or paging systems to communicate with vehicles and obtain their location. Such systems are less reliable than the Company's products, however, because they rely exclusively on drivers to accurately identify their location.

    CONSUMER VEHICLE MARKET

    LOJACK-REGISTERED TRADEMARK-. The Company's principal competitor to date in the consumer vehicle market has been LoJack-Registered Trademark-. The LoJack-Registered Trademark- system is based on a VHF transponder (essentially a homing device) with a range of approximately two miles. The
LoJack-Registered Trademark- vehicle recovery system requires a customer to report a stolen vehicle to LoJack-Registered Trademark-in order to initiate the location process. Once a stolen vehicle report is received, LoJack-Registered Trademark- personnel activate the transponder unit located in the stolen vehicle by transmitting a signal across the area in which the vehicle was stolen. Police equipped with LoJack-Registered Trademark- equipment track the signal from the stolen vehicle by the strength of the signal. The LoJack-Registered Trademark- system is not an automatic, real-time, screen-based tracking system, and it does not provide the service features of the Company's OZZ-Registered Trademark- and roadside assistance products.

    GPS/CELLULAR SYSTEMS. Several companies have begun to link GPS location technology with cellular communications to create emergency location systems for consumer vehicles. Carcop-Registered Trademark-, Onstar-TM- and Lincoln Rescu-TM- all rely on this technology to provide emergency roadside assistance and/or stolen car recovery. Such systems, because they are based on GPS locating technology, can be less effective in metropolitan areas where most auto thefts occur.

    THEFT DETERRENTS. A number of products are currently sold for vehicle theft deterrence. Consumer products range from The Club-Registered Trademark- to automatic alarm systems. While such systems do not provide the location information or range of services of the Company's consumer products, they are often available at a significantly lower cost.

PRODUCT PROTECTION

    The Company currently has no material patents and generally seeks to protect its proprietary network software, software products and trade secrets by requiring that its consultants, employees and others with access to such software and trade secrets sign nondisclosure and confidentiality agreements. Management believes that these actions provide appropriate legal protection for the Company's intellectual property rights in its software and products. Furthermore, management believes that the competitive position of the Company depends primarily on the technical competence and creative ability of its personnel and that its business is not materially dependent on patents, copyright protection or trademarks. See "Risk Factors-- Proprietary Rights and Patents."

MIS, ADMINISTRATIVE AND BILLING SYSTEMS

    During 1996, the Company centralized all of its accounting, payables, billing and management information systems in its corporate headquarters in Kansas City, Missouri, and based its nationwide inventory and order fulfillment operations at its Los Angeles office. The Company recently converted to a new billing system which centralizes customer billing to one location, yet allows the local offices the flexibility to handle customer data input and inquiry, thus allowing for quicker and more efficient response for sales and customer service. The Company has also implemented a wide-area network architecture to provide quick and easy communication and transfer of data among all employees of the Company.

REGULATION

    The construction, operation and acquisition of radio-based systems in the LMS industry in the U.S. are subject to regulation by the FCC under the Communications Act. Multilateration LMS is a service operating under new FCC rules. As such, the LMS rules have not been subject to any significant interpretation by the FCC in written decisions and remain subject to further reconsideration. Several parties, including the Company, requested that the FCC reconsider various aspects of the newly-adopted rules governing LMS. In some cases, the reconsideration requests, if granted by the FCC, could have a material adverse effect on the Company's business. In September 1997, the FCC rejected most of the reconsideration requests and reaffirmed its existing rules, but the decision remains subject to further reconsideration. As a pioneer in this new service, the Company may operate under rules with significant ambiguities. The application of largely uninterpreted rules in situations that the Company may encounter will present matters of first impression to the FCC's staff. The Company cannot predict how changes to or interpretations of these rules may affect its operations or its business plans.



    The FCC regulates LMS services pursuant to rules adopted in a February 1995 LMS Order and modified in a March 1996 LMS Reconsideration Order and in a September 1997 LMS Clarification Order. The February 1995 LMS Order, the March 1996 LMS Reconsideration Order, and the September 1997 LMS Clarification Order are hereinafter together referred to as the "LMS Order."


    CONSTRUCTION AND OPERATION OF GRANDFATHERED SYSTEMS


    The FCC's 1995 LMS Order established that LMS licenses would be granted in the future on a geographic basis. LMS licenses granted prior to the 1995 rules, including those under which the Company operates its system, were granted for individual transmitter sites. The FCC announced that no further applications for authorizations for new multilateration LMS transmitter sites will be accepted, pending its development of rules and procedures for auctioning the LMS spectrum. In its 1995 rules, the FCC established procedures for the "grandfathering" of LMS systems that were in operation or authorized as of February 3, 1995. In order to maintain grandfathered status, the Company was required, among other things, to complete its construction of licensed transmitter sites by January 1, 1997, to a level where each system would be capable of locating a vehicle and otherwise in compliance with the 1995 rules (as modified). By December 31, 1996, the Company had constructed LMS systems capable of locating a vehicle in 26 markets, including the six markets in which the Company had systems operating prior to the adoption of the LMS Order.


    The grandfathered authorizations issued to the Company allow the operation of multilateration LMS base stations at particular sites specified in the authorization. Under present rules, the FCC will not authorize the relocation of a base station to a site more than two kilometers from an initially authorized site. To the extent that a previously authorized base site becomes unavailable or is no longer suitable because of potential interference from nearby radio facilities, the two-kilometer restriction will limit the ability of the Company to find optimal alternative sites and, in some instances, could require that the Company abandon the opportunity to construct or operate a previously authorized site, or require that the Company accept diminished performance from some sites. In a few instances, the Company has obtained waivers from the FCC to permit the relocation of a transmitter site to a location more than two kilometers from the original site. Due to minor variations in certain parameters for sites noted during construction, the Company has submitted applications to the FCC for correction or modification of its authorizations for such sites. At the Company's request, the FCC granted special temporary authority for the operation of those sites pending the processing of the applications, which the Company anticipates will be processed in the normal course. The Company recently discovered additional minor parameter violations and has submitted modification applications and requests for special temporary authority relating to the operation of these facilities.

    To prevent grandfathered LMS licensees from expanding coverage into auctionable territory, current FCC rules do not permit those licensees to construct additional LMS transmitters. Consequently, grandfathered licensees are prevented from adding supplemental, or "fill-in," transmitters in locations where it is discovered that, due to terrain or other obstructions, gaps in service coverage exists. The Company filed requests for the FCC to change and/or waive those rules to allow grandfathered LMS licensees to construct "fill-in" transmitters where the aggregate service territory boundaries are not increased. The inability of the Company to use "fill-in" transmitters could create less than optimal signal coverage and penetration in certain of the Company's markets. In the 1997 Clarification Order, the FCC declined to adopt a general rule allowing fill-in transmitters, but said that it would accept applications for fill-in transmitters on a case-by-case basis, so long as the coverage footprint was not increased, a standard which the Company believes its pending waiver request would meet. There is no assurance that the Company's requests for waivers to use "fill-in" transmitters will be granted, and it has been opposed in filings by other parties. There is also no assurance that the petitions for reconsideration of the FCC's rules for multilateration LMS that were filed by parties advocating changes that could have a material adverse effect on the Company's business, though not granted in the 1997 Clarification Order, will not be granted in whole or in part by the FCC after final review.


    FREQUENCY CONVERSION

    Grandfathered multilateration LMS systems that were constructed and in operation as of February 3, 1995, must conform their already-constructed facilities to a new radio frequency band plan established by the LMS Order. To comply, the Company is required to change the frequency on which the Forward Link operates and modify system equipment accordingly. The frequency conversion must be complete by April 1, 1998, the date on which the authority to operate on the previous LMS frequencies will expire. Although the frequency conversion only affects the Company's Forward Link, transition of the Company's operating facilities to the new band plan will require the modification of both transmitting and subscriber equipment. The Company constructed transmission equipment in 1996 that modified the frequency on which the Forward Link operates in all of its existing markets. The Company's Forward Link in the existing markets now operates on both the old and the new frequencies, but the Company still must convert its existing customers' VLUs to conform to the new spectrum band plan. The Company has begun an active program of converting its existing customers' VLUs to operate within the new spectrum band plan. The Company anticipates that the frequency conversion process for existing markets will be completed prior to the April 1, 1998 deadline. The Company estimates that the total cost of such conversion will be approximately $7.2 million. There can be no assurance that the Company will complete its frequency conversion by April 1, 1998 or that the cost to the Company will not exceed $7.2 million. In addition, non-multilateration LMS systems that were operating on segments of the frequency band that the FCC allocated for multilateration LMS use in 1995 were grandfathered until April 1, 1998. This means that multilateration LMS systems may be required to share their frequencies with such non-multilateration LMS systems until April 1998.

    LMS SPECTRUM AUCTION


    In the LMS Order, the FCC concluded that it would award the remaining spectrum for multilateration LMS through competitive bidding in an auction, a procedure that the FCC is using for other wireless communications services. The FCC intends to auction one license in each of three spectrum bands allotted for multilateration LMS on an "Economic Areas" (EAs) basis. There are 172 EAs covering the continental United States. The FCC dropped its plans in the September 1997 LMS Clarification Order to license spectrum using the larger Major Trading Area geographic basis. Procedures for the LMS auctions that generally conform with previously proposed generic competitive bidding rules were proposed in the LMS Clarification Order, and the FCC has requested public comment on the proposed rules for multilateration LMS auction. Members of the FCC staff have told the Company that they expect such auctions to be held in early 1998, although the schedule for such auctions has been subject to repeated delays. The Company expects to participate in the auction process and to bid on specific licenses to acquire the additional spectrum necessary to establish coverage in major metropolitan areas nationwide. The extent of funding that may be needed by the Company for a successful outcome in these auctions is not yet known by the Company. The Company understands that the FCC will expect cooperative arrangements for sharing between grandfathered licensees and the eventual EA licensees resulting from the auction. To the extent that the Company does not submit the winning bid for a license in an EA in which it operates a grandfathered system, the Company would be permitted to continue operating its grandfathered facilities in that EA, but it would be precluded from expanding its coverage area within such EA.


    PERMISSIBLE USE RESTRICTIONS AND INTERCONNECTION


    In the LMS Order, the FCC stated that it did not intend that LMS be used for "general messaging purposes." The FCC did modify the existing permissible use definition, however, so as to authorize multilateration LMS systems to transmit status and instructional messages, either voice or non-voice, so long as they are related to the location or monitoring functions of the system. This restriction precludes the Company from offering messaging services other than as part of its location and monitoring services.


    The LMS Order also expanded the permissible use definition to include location of non-vehicular traffic by multilateration LMS systems whose primary operations involve location of vehicles. The requirement that an LMS system's primary operations be location of vehicular traffic may preclude the Company from having a majority of customers who have subscribed to non-vehicular location or monitoring services, such as personal location services, and may be interpreted to impose other restrictions on non-vehicular location and monitoring services.


    In addition, the FCC order requires that interconnection to the public switched telephone network be on a "store and forward" basis. This requirement limits the Company's ability to offer real-time voice communications services, except with respect to emergency communications. LMS customers may engage in delayed voice or data messaging over the telephone system. The FCC set a thirty-second delay as the "safe harbor" for store-and-forward interconnection, but acknowledged that other approaches may also be acceptable depending upon the configuration of the system..


    FOREIGN OWNERSHIP


    The FCC has not declared whether multilateration LMS will be classified as a private mobile radio service (PMRS) or as a commercial mobile radio service
(CMRS), but has proposed to classify LMS providers on a case-by-case basis. This implies that the greater the level and nature of interconnection with the public switched telephone network offered by the LMS provider, the more likely the provider would be classified as CMRS. Because multilateration LMS is offered on a for-profit basis and can be connected with the public switched telephone network, however, the Company believes that it is likely that the FCC will classify multilateration LMS as CMRS. If the Company's services were reclassified as CMRS rather than as PMRS, the Company, which holds its FCC authorizations through a wholly-owned subsidiary, Teletrac License, Inc., would be subject to the foreign ownership restrictions under the Communications Act that apply to the parent corporations of CMRS licensees. Under this restriction, non-U.S. persons would not be permitted to hold, directly or indirectly, in the aggregate, more than 25% of the ownership or 25% of the voting rights in the Company, absent a waiver or determination by the FCC that a higher level of foreign ownership would be in the public interest.



    Although the Company is controlled by U.S. citizens, non-U.S. persons currently hold slightly more than 25% of the ownership of the Company. If the FCC were to reclassify its multilateration LMS as CMRS at a time when the Company's level of foreign ownership or foreign voting rights exceeded 25%, the Company would be required to obtain a public interest determination from the FCC approving its level of foreign ownership or to restructure its ownership to meet the 25% benchmark. The FCC recently instituted a rule making proceeding to develop rules to implement the World Trade Organization ("WTO") agreements scheduled to become effective January 1, 1998. It is anticipated that the WTO agreements and the FCC's implementing rules will open additional opportunities for foreign investment in U.S. entities that control CMRS licensees. However, it is not clear that any relief granted as a result of the FCC's implementation of the WTO agreements would necessarily exempt the Company from the requirement to secure a public interest determination from the FCC approving its level of foreign ownership or to restructure its ownership to meet the 25% benchmark if the FCC should reclassify its service as CMRS.

    TECHNICAL REQUIREMENTS

    Multilateration LMS systems must use equipment that is "type-accepted" by the FCC. Under the type-acceptance procedure, the FCC confirms that the model of equipment proposed for use in a particular radio service conforms to the technical requirements for the service as specified in the FCC's rules. All equipment used by the Company that is required to be type-accepted has been type-accepted.


    Multilateration LMS systems operate on frequencies that have been allocated to LMS by the FCC on a secondary basis. This means that LMS operations cannot cause interference to, and may be required to accept interference from, users of those same or adjacent frequencies in the Industrial, Scientific, and Medical radio service and in the Federal government's radiolocation service. In addition, under Part 15 of the FCC's rules, certain unlicensed radio devices (such as spread spectrum devices used for local area networks) operate on the same or adjacent frequencies as LMS systems. Although multilateration LMS systems generally have priority in the use of their frequencies over such Part 15 devices, the FCC's rules provide a "safe harbor" for the operation of Part 15 devices in LMS spectrum. If a Part 15 device is operated in a manner that satisfies those safe harbor requirements (which were designed to avoid or minimize the risk of interference to LMS services), an LMS system that nonetheless suffers interference from such a Part 15 device may have no recourse other than to negotiate with the Part 15 user on methods for eliminating or reducing the interference. In addition, as a condition of the LMS license, the FCC has stated that operators of new LMS systems must perform testing to demonstrate that the system does not cause unacceptable interference to Part 15 devices. To date, the FCC has specifically declined to specify the nature of such testing and how they might be used to determine whether the multilateration LMS system is causing unacceptable interference to Part 15 devices. The FCC has indicated that the purpose of the testing is to insure that multilateration LMS licensees take efforts to minimize interference to existing Part 15 devices when designing and constructing their systems; Part 15 devices remain secondary to multilateration LMS operations. An association of entities operating Part 15 devices has asked that the Company engage in cooperative testing in certain of the markets in which the Company is operating to ascertain the existence of any potential for interference, and the Company has expressed its willingness to cooperate in a testing program.


    CURRENT FCC APPLICATIONS AND PROCEEDINGS

    PENDING APPLICATIONS. The Company has pending before the FCC a request for waiver to permit the addition of fill-in transmitter sites within the present coverage area of its grandfathered facilities. In addition, the Company has pending before the FCC various site-specific applications (together with related waivers and request for special temporary authority) for minor corrections of operating parameters and for the relocation of sites within the two kilometer relocation restriction because of site unavailability and other causes. It is anticipated that the Company will have other such applications from time to time in the ordinary course of business.


    RECONSIDERATION PROCEEDINGS FOR THE LMS RULES. The FCC released its September 1997 LMS Clarification Order which clarified and modified various issues relating to the provision of LMS and grandfathered operation. Interested parties may seek further reconsideration of the order.


    OTHER PROCEEDINGS. Other proceedings pending from time to time at the FCC may affect the business and operations of the Company. These proceedings include, but are not limited to, (i) pending proceedings to modify rules for low power transmitters operating under Part 15 of the FCC's rules that also operate in the 902-928 MHz frequency band in which the Company operates its LMS systems;
(ii) changes in spectrum allotments and usage restrictions that may permit the operation of terrestrial location-related services in other bands; (iii) changes in FCC rules and policies governing interconnection with the switched telephone network; (iv) the anticipated institution of rule making proceedings to develop the rules and policies that will govern the auction of the LMS spectrum; (v) changes in the general licensing rules and policies of the FCC affecting LMS applications; and (vi) changes in FCC regulatory policies generally governing the CMRS services (which would affect the Company, to the extent that the FCC classified multilateration LMS as CMRS).

    The Company cannot predict when the FCC will act on any of these matters or what effect such action may have on its business.

LEGAL PROCEEDINGS

    Prior to the Acquisition, PacTel Teletrac (predecessor to AirTouch Teletrac) brought an action before the United States Patent and Trademark Trial and Appeal Board against T.A.B. Systems ("TAB") opposing TAB's registration of the mark "Teletrak." The Trademark Trial and Appeal Board granted PacTel Teletrac's motion for summary judgment, but summary judgment was reversed by the U.S. Court of Appeals for the Federal Circuit. Under the terms of the Asset Purchase Agreement between AirTouch Teletrac and the Company, AirTouch Teletrac must pay the costs of any litigation relating to this matter and must indemnify the Company against any losses relating thereto. AirTouch Teletrac has notified the Company that it intends to continue to litigate this matter on its own behalf as well as on behalf of the Company, and that it will bear the cost of such litigation. There can be no assurance that AirTouch Teletrac will be successful in such litigation or that AirTouch Teletrac will honor its indemnification obligations (including any costs or losses relating to a change of name, if required as a result of the litigation).

    The Company is from time to time subject to claims and suits arising in the ordinary course of business. The Company is not currently a party to any proceeding which, in management's opinion, is likely to have a material adverse effect on the Company's business.

EMPLOYEES

    On June 30, 1997, the Company had 325 employees. Substantially all of the Company's employees are full-time. The Company's employees are not unionized and the Company believes that its relations with its employees are good.

FACILITIES AND EQUIPMENT

    The Company currently leases approximately 12,800 square feet of office space in Kansas City, Missouri for its headquarters facility for a term expiring in 2002. As of June 1997, the Company leased approximately 28,000 square feet in Garden Grove, California for a term expiring in 2002, as well as office space in Rolling Meadows, Illinois; Farmington Hills, Michigan; Arlington, Texas; Fort Lauderdale, Florida; Houston, Texas; Orlando, Florida; San Francisco, California; and San Diego, California.

    As of June 30, 1997, the Company had approximately 400 site and tower leases for the operation of its transmitters and other equipment on commercial broadcast towers and at other fixed sites. The Company believes that in general the terms of its leases are competitive based on market conditions. The Company believes its facilities are suitable and adequate for its purposes. The Company relocates its transmission and receiver sites from time to time and does not anticipate any material problems in obtaining and retaining site and tower leases in the future.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding the executive officers and directors of the Company.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
James A. Queen.......................................          46   Chairman of the Board, Chief Executive Officer and
                                                                    Director
Lawrence P. Jennings.................................          42   Vice President of Operations
Alan B. Howe.........................................          36   Vice President of Finance and Corporate Development
Steven D. Scheiwe....................................          36   General Counsel and Secretary
James E. Seng........................................          52   Vice President of Engineering
Sanford Anstey.......................................          50   Director
Robert Benbow........................................          60   Director
David J. Berkman.....................................          34   Director
Michael A. Greeley...................................          33   Director
Michael Markbreiter..................................          34   Director
Marc H. Michel.......................................          36   Director
Brian A. Rich........................................          36   Director

    Each Director of the Company has been elected pursuant to the terms of the Stockholders' Agreement. See "Certain Relationships and Related
Transactions--Stockholders' Agreement."

    Each Director of the Company is also a Director of Holdings. Mr. Queen is also Chairman of the Board and Chief Executive Officer of Holdings. Mr. Howe and Mr. Scheiwe are also Vice Presidents of Holdings and are the Treasurer and Secretary of Holdings, respectively.


    JAMES A. QUEEN has been Chairman of the Board, Chief Executive Officer and Director of the Company since November 1995. From February through November 1995, Mr. Queen was Chief Executive Officer of Pentapage Inc. ("Pentapage"), a company formed by Messrs. Queen, Jennings and Scheiwe to pursue business opportunities in the communications industry. Pentapage was dissolved in connection with the initial capitalization of the Company. Mr. Queen served as Chairman of the Board and Chief Executive Officer of Premiere Page from its inception in 1988 through December 1994.



    LAWRENCE P. JENNINGS has been Vice President of Operations of the Company since November 1995. From February through November 1995, Mr. Jennings was a Vice President of Pentapage. Mr. Jennings served as Vice President of Operations of Premiere Page from July 1992 through December 1994. Prior to joining Premiere Page, Mr. Jennings was General Manager for Centel Cellular/United Telespectrum, Inc. in Charleston, South Carolina.



    ALAN B. HOWE has been Vice President of Finance and Corporate Development of the Company since November 1995. From April through November 1995, Mr. Howe was Chief Financial Officer of Pentapage. Mr. Howe served as a Director of Corporate Development for Sprint Corp. as well as in various finance positions within Sprint Corp.'s Wireless Task Force and Corporate Treasury Group. Mr. Howe's last position at Sprint Corp. was with WirelessCo, L.P., the PCS joint venture among Sprint Corp., Tele-Communications, Inc., Comcast Corporation and Cox Communications, Inc.



    STEVEN D. SCHEIWE has been General Counsel and Secretary of the Company since November 1995. From February through November 1995, Mr. Scheiwe was a Vice President of Pentapage. Mr. Scheiwe had served as General Counsel and Secretary to Premiere Page and its predecessor companies from their inception in 1988.


    JAMES E. SENG has been Vice President of Engineering of the Company since February 1996. Prior to joining the Company, Mr. Seng was President of Project Group 2000, an engineering consulting firm. From 1990 to 1994, Mr. Seng was Vice President of Engineering at Premiere Page.

    SANFORD ANSTEY has been a Director of the Company since December 6, 1996. Mr. Anstey is Managing Director of BancBoston Capital, BancBoston's private equity investing subsidiary, and is head of the firm's media and communications investments team. Mr. Anstey has been employed by BancBoston Capital since

1988 and is currently a member of the Advisory Board of Baring Communications Equity, the Board of Directors of Six Flags Entertainment and the Board of Advisors of Prime Enterprises.

    ROBERT BENBOW has been a Director of the Company since November 1995. Mr. Benbow has been a Vice President of Burr, Egan, Deleage & Co. and a General Partner in certain funds affiliated with Burr, Egan, Deleage & Co. since 1990. Mr. Benbow serves as a director of ST Enterprises, a local exchange company; Golden Sky Systems, Inc.; Incom Communications Corp.; and Brooks Fiber Properties, Inc. Mr. Benbow also served as a director of U.S. One Communications Corp., which filed for bankruptcy in 1997, after Mr. Benbow had resigned from the Board of Directors thereof.


    DAVID J. BERKMAN has been a Director of the Company since November 1995. Since 1994, Mr. Berkman has served as Executive Vice President and a member of the Board of Directors of The Associated Group, Inc. For the prior fifteen years, Mr. Berkman was employed by Associated Communications Corporation, the predecessor of the Associated Group, Inc., most recently as a Vice President. Mr. Berkman is currently Vice Chairman of the Board of Portatel del Sureste, Mexico and Associated Communications, L.L.C. Mr. Berkman is a former member of the Board of Directors, and a former member of the Executive Committee, of the Cellular Telephone Industry Association.



    MICHAEL A. GREELEY has been a Director of the Company since December 6, 1996. Mr. Greeley is the Senior Vice President of GCC Investments, the investment arm of GC Companies, which operates General Cinema Theatres. Additionally, Mr. Greeley serves as the Senior Investment Officer of GC Companies, Inc. From June 1989 to June 1994, Mr. Greeley was a Vice President of Wasserstein Perella & Co., Inc. Mr. Greeley is currently a director of Global TeleSystems, Inc. and Crescent Communications.



    MICHAEL MARKBREITER has been a Director of the Company since its formation in November 1995. Mr. Markbreiter has been a portfolio manager at Kingdon Capital Management Corp. for private equity investments since August 1995. Mr. Markbreiter co-founded Ram Investment Corp., a venture capital company, from March 1994 through March 1995, and had previously been a portfolio manager for Asia at Kingdon Capital Management Corp. from February 1993 through January 1994.


    MARC H. MICHEL has been a Director of the Company since its formation in November 1995. Mr. Michel is currently a General Partner of Eos Partners SBIC, L.P. and a Managing Director of Eos Partners, L.P. Prior to joining Eos in 1994, Mr. Michel was a Vice President of Merrill Lynch Interfunding Inc., a subsidiary of Merrill Lynch & Co. Mr. Michel is a director of a number of companies, including Intervest Holdings.

    BRIAN A. RICH has been a Director of the Company since its formation in November 1995. Mr. Rich is Managing Director of Toronto Dominion Capital (U.S.A.), Inc., Toronto Dominion Bank's U.S. merchant bank. Prior to this position, Mr. Rich had been an investment banker in Toronto Dominion's Communications Finance Group since 1991.

    The Company's former Chief Financial Officer resigned in June 1997. During the search for a replacement, Alan B. Howe, the Company's Vice President of Finance and Corporate Development, is acting Chief Financial Officer of the Company.

    The executive officers of the Company are elected by the Board of Directors and serve at its discretion.

    All directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Directors do not receive an annual retainer or meeting attendance fees. However, the Company reimburses non-management directors for expenses incurred in attending meetings of the Board of Directors.

    During 1996, the Board of Directors of the Company held eight meetings. The only standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The current members of the Audit Committee are Messrs. Benbow, Greeley and Michel. The Audit Committee periodically consults with the Company's management and independent public accountants on financial matters, including the Company's internal financial controls and procedures. The Audit Committee held one meeting in 1996. The current members of the Compensation Committee are Messrs. Anstey, Berkman and Rich. The Compensation Committee approves compensation arrangements for the Company's executive officers and administers the Company's stock option plans. The Compensation Committee held two meetings in 1996.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain compensation information as to the Chief Executive Officer and the four other highest paid executive officers of the Company for the fiscal year ended December 31, 1996:

SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                 ANNUAL COMPENSATION                     SECURITIES
                                                ------------------------------------------------------   UNDERLYING
                   NAME AND                                                            OTHER ANNUAL        OPTIONS
              PRINCIPAL POSITION                  YEAR     SALARY ($)    BONUS ($)     COMPENSATION          (#)
----------------------------------------------  ---------  -----------  -----------  -----------------  -------------
James A. Queen Chairman of the Board Chief
  Executive Officer...........................       1996     201,000       38,000          --               24,671
James E. Seng Vice President of Engineering...       1996      87,500       18,500          --                1,699
Lawrence P. Jennings Vice President of
  Operations..................................       1996     158,000       29,000          --                3,876
Alan B. Howe Vice President of Finance and
  Corporate Development.......................       1996     106,000       19,000          --                1,699
Steven D. Scheiwe General Counsel and
  Secretary...................................       1996     117,000       21,000          --                4,442


                                                   ALL OTHER
                   NAME AND                      COMPENSATION
              PRINCIPAL POSITION                    (1) ($)
----------------------------------------------  ---------------
James A. Queen Chairman of the Board Chief
  Executive Officer...........................         1,000
James E. Seng Vice President of Engineering...         1,000
Lawrence P. Jennings Vice President of
  Operations..................................         1,000
Alan B. Howe Vice President of Finance and
  Corporate Development.......................         1,000
Steven D. Scheiwe General Counsel and
  Secretary...................................         1,000

------------------------

(1) Amounts shown for each officer consist of amounts accrued by the Company for contribution to the Company's 401(k) Savings Plan that are allocable to such officer.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning grants of stock options to the named executive officers during the fiscal year ended December 31, 1996:

                                                                                                               POTENTIAL REALIZABLE
                                                                                                                       VALUE
                                                                                                                 AT ASSUMED ANNUAL
                                                                                                                     RATES OF
                                                                                                                    STOCK PRICE
                                                                                                                   APPRECIATION
                                             INDIVIDUAL GRANTS                                                    FOR OPTION TERM
                               ----------------------------------------------                                  ---------------------
                                    NUMBER OF
                                   SECURITIES              PERCENT OF
                                   UNDERLYING             TOTAL OPTIONS
                                     OPTIONS         GRANTED TO EMPLOYEES IN      EXERCISE       EXPIRATION
NAME                               GRANTED(1)              FISCAL YEAR          PRICE ($/SH)        DATE        5% ($)     10% ($)
-----------------------------  -------------------  -------------------------  ---------------  -------------  ---------  ----------
James A. Queen...............           8,224                    57.3%                  100            2003      464,000   1,724,000
                                        8,224                                           125
                                        8,223                                           150
James E. Seng................             567                     3.9%                  100            2003       32,000     119,000
                                          566                                           125
                                          566                                           150
Lawrence P. Jennings.........           1,292                     9.0%                  100            2003       73,000     271,000
                                        1,292                                           125
                                        1,292                                           150
Alan B. Howe.................             567                     3.9%                  100            2003       32,000     119,000
                                          566                                           125
                                          566                                           150
Steven D. Scheiwe............           1,481                    10.3%                  100            2003       84,000     310,000
                                        1,481                                           125
                                        1,480                                           150

------------------------

(1) See "--Stock Option Plans."

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

    The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended December 31, 1996 and the value of outstanding options held by such executive officers as of December 31, 1996:

                                                                                       NUMBER OF SECURITIES
                                                                                            UNDERLYING
                                                                                            UNEXERCISED       VALUE OF UNEXERCISED
                                                                                         OPTIONS AT FISCAL    IN-THE-MONEY OPTIONS
                                           NUMBER OF SHARES                                    YEAR            AT FISCAL YEAR END
                                         ACQUIRED ON EXERCISE                            END EXERCISABLE/         EXERCISABLE/
NAME                                          OF OPTIONS            VALUE REALIZED         UNEXERCISABLE        UNEXERCISABLE(1)
-------------------------------------  -------------------------  -------------------  ---------------------  --------------------
James A. Queens......................                 --                      --              0/24,671           0/$  1,190,400
James E. Seng........................                 --                      --               0/1,699           0/$     82,000
Lawrence P. Jennings.................                 --                      --               0/3,876           0/$    187,000
Alan B. Howe.........................                 --                      --               0/1,699           0/$     82,000
Steven D. Scheiwe....................                 --                      --               0/4,442           0/$    214,400

------------------------

(1) Assumes a price per share of $173.25, the price per share of the Preferred Stock sold on December 6, 1996.

EMPLOYMENT AGREEMENTS

    In November 1995, the Company and Mr. Queen entered into an agreement pursuant to which Mr. Queen agreed to serve as the Chief Executive Officer of the Company through December 31, 1998. Under the agreement, Mr. Queen is paid compensation of $200,000 per year (plus the cost of health insurance) and is eligible to receive a bonus of up to 25% of his base salary at the discretion of the Board of Directors. In addition, in 1996 Mr. Queen was granted options to purchase 24,671 shares of Class A Common Stock at prices ranging from $100 to $150 per share. One-third of the options granted vest on each of the following three one-year anniversaries of the date of grant. The agreement also includes a confidentiality provision and a non-compete provision.

    In January 1996, the Company and Mr. Scheiwe entered into an agreement pursuant to which Mr. Scheiwe agreed to serve as the General Counsel and Secretary of the Company through December 31, 1998. Under the agreement, Mr. Scheiwe is paid compensation of $114,200 per year (plus the cost of health insurance) and is eligible to receive a bonus of up to 20% of his base salary at the discretion of the Board of Directors. In addition, in 1996 Mr. Scheiwe was granted options to purchase 4,442 shares of Class A Common Stock at prices ranging from $100 to $150 per share. One-third of the options granted vest on each of the following three one-year anniversaries of the date of grant. The agreement also includes a confidentiality provision and a non-compete provision.

    In January 1996, the Company and Mr. Jennings entered into an agreement pursuant to which Mr. Jennings agreed to serve as the Vice President of Operations of the Company through December 31, 1998. Under the agreement, Mr. Jennings is paid compensation of $154,000 per year (plus the cost of health insurance) and is eligible to receive a bonus of up to 20% of his base salary at the discretion of the Board of Directors. In addition, in 1996 Mr. Jennings was granted options to purchase 3,876 shares of Common Stock at prices ranging from $100 to $150 per share. One-third of the options granted vest on each of the following three one-year anniversaries of the date of grant. The agreement also includes a confidentiality provision and a non-compete provision.

STOCK OPTION PLANS

    In November 1995, the Company adopted a Stock Option Plan (the "1995 Stock Plan") which provides for the granting of options to purchase up to 43,060 shares of Class A Common Stock to qualified employees of the Company, all of which were granted by November 1996. Under the terms of Option Agreements between the Company and each of Messrs. Queen, Seng, Jennings, Howe and Scheiwe to date, the Company has granted each of them the right to purchase from the Company up to 24,671; 1,699; 3,876; 1,699; and 4,442 shares of Class A Common Stock, respectively, under the terms of the 1995 Stock Plan. In each case, one-third of the shares may be purchased at an option price of $100 per share, one-third may be purchased at $125 per share, and the final one-third may be purchased at $150 per share. One-third of the options granted vest on each of the following three one-year anniversaries of the date of grant. The

Company also has Option Agreements with certain other employees with similar terms under which it has granted options to purchase an additional 4,599 shares of Class A Common Stock pursuant to the 1995 Stock Plan.

    In November 1996, the Company adopted the Teletrac, Inc. and its Subsidiaries 1996 Stock Option and Restricted Stock Purchase Plan (the "1996 Stock Plan") so as to promote the interests of the Company and its stockholders by providing an opportunity to selected employees, officers and directors of the Company or any subsidiary thereof to purchase Class A Common Stock of the Company. The 1996 Stock Plan provides for the granting of non-qualified stock options and/or incentive stock options ("ISOs") to acquire Class A Common Stock of the Company and/or by the granting of rights to purchase Class A Common Stock of the Company subject to certain restrictions ("Restricted Stock").

    The 1996 Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). The Compensation Committee, upon the approval of the Board of Directors, has the discretion under the Plan (i) to select the employees who will be granted an option or right to purchase Class A Common Stock of the Company; (ii) to designate whether the options will be granted as ISOs or as non-qualified stock options; (iii) to establish the number of shares of Class A Common Stock of the Company that may be issued under each option or right; (iv) to determine the time and the conditions subject to which options may be exercised in whole or in part; (v) to determine the form of consideration that may be used to purchase shares of Class A Common Stock of the Company issued upon exercise of an option or right; (vi) to impose restrictions and/or conditions upon shares of Class A Common Stock of the Company acquired upon exercise of an option or right; (vii) to determine the circumstances under which shares of Class A Common Stock of the Company acquired upon exercise of any option or right may be subject to repurchase by the Company; (viii) to determine the circumstances under which shares acquired upon exercise of an option or right may be sold or transferred;
(ix) to establish a vesting provision for any option relating to the time, or circumstance, when the option may be exercised by a participant; and (x) to accelerate the time when outstanding options may be exercised.


    The Company is currently authorized to issue up to 25,397 shares of Class A Common Stock under the 1996 Stock Plan. As of June 30, 1997, options to purchase 1,500 shares of Class A Common Stock were outstanding under the 1996 Stock Plan, all of which were ISOs. Of such options granted, one-third of the shares may be purchased at an option price of $175.00 per share, one-third may be purchased at $218.75 per share, and the final one-third may be purchased at $262.50 per share. None of the named officers has received stock options under the 1996 Stock Plan. The Company has not issued any Restricted Stock under the Plan.


    In connection with the creation of a holding company structure for the Company, the 1995 Stock Plan and the 1996 Stock Plan assumed by Holdings and all of the outstanding options granted under such Plans were converted to options to purchase shares of the Class A Common Stock of Holdings on identical terms and conditions.

401(K) PLAN

    The Company maintains a 401(k) Savings Plan for its full-time employees which permits employee contributions up to 15% of annual compensation to the plan on a pre-tax basis. In addition, the Company may make a matching contribution of up to 50% of each participating employee's annual compensation, not to exceed $1,000, before taxes. The Company may also make additional discretionary contributions to the Plan in any plan year up to the annual 401(k) plan contribution limits as defined in the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is administered by the Compensation Committee.

    For the plan year ended December 31, 1996, the Company has accrued an aggregate of $121,000 for contributions to the Plan in 1997, of which $1000 was accrued on behalf of each of Messrs. Queen, Seng, Jennings, Howe and Scheiwe, and all of which has been contributed.

                              SECURITIES OWNERSHIP

    As of the Closing, Holdings will own all the issued and outstanding capital stock of Teletrac. The following table sets forth certain information regarding the beneficial ownership of Holdings' Class A Common Stock and Preferred Stock as of the Closing by (i) certain stockholders or groups of related stockholders who, individually or as a group, are the beneficial owners of 5% or more of any class of Holdings Common Stock, (ii) the executive officers and directors of Holdings and (iii) the executive officers and directors of Holdings as a group.

                                                                                 SHARES BENEFICIALLY OWNED
                                                                    ----------------------------------------------------
                                                                     CLASS A COMMON STOCK(1)
                                                                                                    PREFERRED STOCK
                                                                    -------------------------  -------------------------

                                                                     NUMBER OF      PERCENT     NUMBER OF      PERCENT
NAME(2)                                                                SHARES      OF CLASS       SHARES      OF CLASS
------------------------------------------------------------------  ------------  -----------  ------------  -----------
PRINCIPAL STOCKHOLDERS:

Burr, Egan, Deleage Funds(3)......................................     73,088.02        28.0%     23,088.02        12.2%
  c/o Burr, Egan Deleage & Co.
  One Post Office Square
  Boston, MA 02109

Alta Communications Funds(4)......................................     23,088.01         8.5      23,088.01        12.1
  c/o Alta Communications, Inc.
  One Embarcadero Center,
  Suite 4050
  San Francisco, CA 94111

Kingdon Associates, L.P. .........................................     13,398.99         5.3       5,898.99         3.1
Kingdon Partners, L.P.............................................     13,435.06         5.4         935.06           *
M. Kingdon Offshore NV............................................     52,025.97        19.2      22,025.97        11.6
  52 West 57th Street
  New York, NY 10019

Toronto Dominion Capital (U.S.A.), Inc............................     55,772.01        21.9       5,772.01         3.0
  31 West 52nd Street
  20th Floor
  New York, NY 10019

TruePosition, Inc.................................................     55,772.01        21.9       5,772.01         3.0
  3 Bala Plaza East
  Suite 502
  Bala Cynwyd, PA 19004

Eos Partners SBIC, L.P............................................     34,772.01        13.6       5,772.01         3.0
  320 Park Avenue
  22nd Floor
  New York, NY 10022

BancBoston Ventures Inc...........................................     34,632.03        12.2      34,632.03        18.2
  100 Federal Street
  Boston, MA 02110

Chestnut Hill Wireless, Inc.......................................     40,404.04        14.0      40,404.04        21.2
  1300 Boylston Street
  Chestnut Hill, MA 02167

                                                                                 SHARES BENEFICIALLY OWNED
                                                                    ----------------------------------------------------
                                                                     CLASS A COMMON STOCK(1)
                                                                                                    PREFERRED STOCK
                                                                    -------------------------  -------------------------
                                                                     NUMBER OF      PERCENT     NUMBER OF      PERCENT
NAME(2)                                                                SHARES      OF CLASS       SHARES      OF CLASS
------------------------------------------------------------------  ------------  -----------  ------------  -----------
EXECUTIVE OFFICERS AND DIRECTORS:
James A. Queen(5).................................................     18,023.00         7.2              0           0
Steven D. Scheiwe(5)..............................................      3,135.00           *              0           0
Lawrence P. Jennings(5)...........................................      2,351.00           *              0           0
James E. Seng(5)..................................................        404.00           *              0           0
Alan B. Howe(5)...................................................        404.00           *              0           0
Sanford Anstey(6).................................................     34,632.03        13.9      34,632.03        18.2
Robert Benbow(7)..................................................     96,176.03        32.6      46,176.03        15.2
David J. Berkman(8)...............................................     55,772.01        22.4       5,772.01         3.0
Michael A. Greeley(9).............................................     40,404.04        16.2      40,404.04        21.2
Michael Markbreiter(10)...........................................     78,860.02        31.7      28,860.02        15.2
Marc H. Michel(11)................................................     34,772.01        14.0       5,772.01         3.0
Brian A. Rich(12).................................................     55,772.01        22.4       5,772.01         3.0
All executives officers and directors as a group                      323,394.12        76.2     167,388.15        63.6
  (14 persons)(13)................................................


------------------------

*   Less than 1%.

 (1) Includes all shares issuable upon conversion of the Preferred Stock.

 (2) Except as otherwise noted below, the persons named in the table have sole voting power and investment power with respect to all shares set forth in the table. The shares listed include shares of Class A Common Stock that may be acquired upon exercise of presently exercisable options, or options that will become exercisable within 60 days from the date hereof.

 (3) Includes (i) 18,525, shares of Common Stock and 8,554.11 shares of Preferred Stock owned by Alta Subordinated Debt Partners III, L.P., (ii) 31,145 shares of Common Stock and 14,381.53 shares of Preferred Stock owned by Alta V Limited Partnership and (iii) 330 shares of Common Stock and
    152.38 shares of Preferred Stock owned by Customs House Partners. Alta Subordinated Debt Partners III, L.P., Alta V Limited Partnership and Customs House Partners are part of an affiliated group of investment funds referred to, collectively, as the Burr, Egan, Deleage Funds. The general partner of Alta Subordinated Debt Partners III, L.P. is Alta Subordinated Debt Management III, L.P. The general partner of Alta V Limited Partnership is Alta V Management Partners, L.P. Each of Alta Subordinated Debt Management III, L.P. and Alta V Management Partners, L.P. exercises sole voting and investment power with respect to all of the shares held of record by the investment fund for which it serves as general partner. Burr, Egan, Deleage & Co., directly or indirectly, provides investment advisory services to each of the investment funds comprising the Burr, Egan, Deleage Funds. Certain of the principals of Burr, Egan, Deleage & Co. are partners in Alta Subordinated Debt Management III, L.P. and Alta V Management Partners, L.P. and, as such, may be deemed to have or share voting or investment power with respect to the shares held by the investment fund for which such entity serves as general partner. The principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of all of such shares except to the extent of their proportionate pecuniary interests therein. Certain principals of Burr, Egan, Deleage & Co. are general partners of Customs House Partners and may be deemed to share voting and investment power with respect to the shares held of record by Customs House Partners. Such principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of all of such shares except to the extent of their proportionate pecuniary interests therein. In addition, certain principals of Burr, Egan, Deleage & Co. are affiliated with Alta Communications, Inc.

 (4) Includes (i) 22,574.16 shares of Preferred Stock owned by Alta Communications VI, L.P. and (ii) 513,85 shares of Preferred Stock owned by Alta Comm S by S, L.L.C. Alta Communications VI, L.P. and Alta Comm S by S are part of an affiliated group of investment funds referred to, collectively, as the Alta Communications Funds. The general partner of Alta Communications VI, L.P. is Alta Communications VI Management Partners, L.P. Alta Communications VI Management Partners, L.P., exercises sole voting and investment power with respect to all of the shares held of record by Alta Communications VI, L.P. Alta Communications, Inc. provides investment advisory services to each of the funds comprising the Alta Communications Funds. Certain of the principals of Alta Communications, Inc. are partners of Alta Communications VI Management Partners, L.P. and as such may be deemed to have or share voting or investment power with respect to the shares held by Alta Communications VI, L.P. The principals of Alta Communications, Inc. disclaim beneficial ownership of all of such shares except to the extent of their proportionate pecuniary interests therein. Certain principals of Alta Communications, Inc. are members of Alta Comm S by S and may be deemed to share voting and investment power with respect to the shares held of record by Alta Comm S by S. Such principals of Alta Communications, Inc. disclaim beneficial ownership of such shares except to the extent of their proportionate pecuniary interests therein. In addition, certain principals of Alta Communications, Inc. are affiliated with Burr, Egan, Deleage & Co.

 (5) Includes options to purchase shares of Common Stock that are presently exercisable, or that will become exercisable within 60 days from the date hereof.

 (6) Mr. Anstey may be deemed to beneficially own the shares of capital stock owned by BancBoston Ventures. Mr. Anstey disclaims beneficial ownership of such shares.

 (7) Mr. Benbow is a general partner of Alta Subordinated Debt Management III, L.P., Alta V Management Partners, L.P. and Alta Communications VI Management Partners, L.P. As a general partner of these funds, he may be deemed to share voting and investment power with respect to the shares of Common Stock and Preferred Stock owned by the investment funds for which these funds serve as general partner. Mr. Benbow disclaims beneficial ownership to such shares except to the extent of his proportionate pecuniary interests therein. In addition, Mr. Benbow disclaims all beneficial ownership to all the shares held by Customs House Partners and Alta Comm S by S, L.L.C.


 (8) Mr. Berkman may be deemed to beneficially own the shares of capital stock owned by TruePosition, Inc., a subsidiary of the Associates Group, Inc. Mr. Berkman disclaims beneficial ownership of such shares.



 (9) Mr. Greeley may be deemed to beneficially own the shares of capital stock owned by Chestnut Hill Wireless, Inc., a subsidiary of GCC Investments, Inc. Mr. Greeley disclaims beneficial ownership of such shares.


(10) Mr. Markbreiter may be deemed to beneficially own the shares of capital stock owned by Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV. Mr. Markbreiter disclaims beneficial ownership of such shares.

(11) Mr. Michel may be deemed to beneficially own the shares of capital stock owned by Eos Partners SBIC, Inc. Mr. Michel disclaims beneficial ownership of such shares.

(12) Mr. Rich may be deemed to beneficially own the shares of capital stock owned by Toronto Dominion Capital (U.S.A.), Inc. Mr. Rich disclaims beneficial ownership of such shares.

(13) Includes shares held by (i) BancBoston Ventures Inc. that may be deemed to be beneficially owned by Mr. Anstey, (ii) TruePosition, Inc. that may be deemed to be beneficially owned by Mr. Berkman, (iii) Chestnut Hill Wireless, Inc. that may be deemed to be beneficially owned by Mr. Greeley,
    (iv) Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV that may be deemed to be beneficially owned by Mr. Markbreiter,
    (v) Eos Partners SBIC, L.P. that may be deemed to be beneficially owned by Mr. Michel and (vi) Toronto Dominion Capital (U.S.A.), Inc. that may be deemed to be beneficially owned by Mr. Rich. Does not include shares held by Alta Subordinated Debt Partners III, L.P., Alta V Limited Partnership, Customs House Partners, Alta Communications VI, L.P. and Alta Comm S by S that may be deemed to be beneficially owned by Mr. Benbow.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PREFERRED STOCK PURCHASE AGREEMENT


    In December 1996, the Company sold 190,476.19 shares of Series A Redeemable Convertible Participating Preferred Stock to Alta Subordinated Debt Partners, L.P., Alta V Limited Partnership, Customs House Partners, Alta Communications VI, L.P., Alta Comm S by S, LLC, Kingdon Associates, L.P., Kingdon Partners L.P., M. Kingdon Offshore NV, Toronto Dominion Capital (U.S.A), Inc., Associated RT, Inc. (the predecessor of TruePosition, Inc.), Eos Partners SBIC, L.P., BancBoston Ventures Inc., Northwood Ventures, Chestnut Hill Wireless, Inc., Westbury Capital Partners, L.P., Boston Capital Ventures III, L.P., High Point Keller Limited Partnership, R.B. Keller and Richard B. Keller II (the "Preferred Investors") pursuant to a Stock Purchase Agreement (the "Preferred Stock Purchase Agreement") dated December 6, 1996 for an aggregate purchase price of $33.0 million. The Preferred Stock Purchase Agreement was amended and assigned by the Company to, and assumed by, Holdings pursuant to the terms of the Exchange Agreement discussed below.


    In the Preferred Stock Purchase Agreement assumed by Holdings, Holdings made certain covenants to the Preferred Investors which survive until such time as all of the shares of Preferred Stock have either been redeemed or converted to shares of Common Stock. Such covenants include, among others, a covenant by Holdings not to declare or pay any dividends or make any distributions of cash, property or securities of Holdings with respect to any shares of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its capital stock, except as expressly provided in the Preferred Stock Purchase Agreement or Holdings' Certificate of Incorporation and except for repurchases of Common Stock at cost by Holdings under employee stock plans and programs. Holdings also covenanted that, until February 1, 2008 it will not, and will not permit any subsidiary to, without the consent of the holders of a majority of the outstanding shares of Preferred Stock: (i) issue any shares of its capital stock senior to or on parity with the Preferred Stock with respect to dividends, conversions, liquidation, redemptions or special voting rights, (ii) create, incur, assume, become liable for, or permit to exist any indebtedness for borrowed money, capital leases, or other similar commitments or obligations which, for any one such borrowing or series of related borrowings, is in excess of $250,000, except under the Indenture or the Credit Facility or as permitted by the Indenture as in effect on the Closing Date or by the Credit Facility as in effect on the date of execution and delivery of definitive documentation with respect thereto or indebtedness incurred to refinance any of the same; PROVIDED, that any such refinancing indebtedness (a) shall not have an original principal amount exceeding the sum of the aggregate principal amount of indebtedness refinanced thereby, plus accrued interest and any applicable premiums, penalties, fees and costs payable in respect of the indebtedness refinanced thereby, plus out-of-pocket expenses payable as a result of such refinancing; and (b) having a maturity later than February 1, 2008 shall not by its terms expressly restrict payments due to the holders of the Series A Preferred Stock in connection with redemption of such shares at the option of such holders on or after February 1, 2008 (any such refinancing indebtedness being hereinafter called "Refinancing Indebtedness"),
(iii) grant or permit to exist any material liens, security interests or encumbrances on any of Holdings' assets or properties, except under the Indenture or the Credit Facility or as permitted by the terms of the Indenture or the Credit Facility (including, without limitation, under any Refinancing Indebtedness), (iv) enter into any agreement with any party which by its terms restricts the payments due to the holders of the Preferred Stock as set forth in Holdings' Certificate of Incorporation, except under the Indenture or the Credit Facility or as permitted by the Indenture or the Credit Facility (including, without limitation, under any Refinancing Indebtedness), or (v) authorize any merger or consolidation of Holdings with or into any other corporation, partnership or entity (with the result that less than a majority of the outstanding voting power of the surviving corporation is held by persons who were stockholders of Holdings immediately prior to such event) or permit the sale of all or any material portion of the capital stock or assets of Holdings (other than sales in the ordinary course of business and consistent with past practices). Holdings also covenanted to the Preferred Investors that it will not, without the consent of the holders of 66 2/3% of the outstanding shares of Preferred Stock, authorize or permit the voluntary bankruptcy, reorganization, liquidation, dissolution or winding up of

Holdings. Furthermore, Holdings covenanted not to make any amendment to its Certificate of Incorporation or By-laws (a) so as to adversely affect the rights of the holders of the Preferred Stock with respect to dividends, liquidation preferences or redemption without the consent of 80% of the outstanding shares of Preferred Stock, or (b) that adversely affects any other preference, powers, rights or privileges of holders of the Preferred Stock without the consent of holders of at least 66 2/3% in interest of the Preferred Stock. Holdings also covenanted that it would not make any expenditures for fixed or capital assets, or any commitments for such expenditures, in excess of $1.0 million for a single or series or related expenditures without the prior approval of the Board of Directors. Following February 1, 2008, if any shares of Preferred Stock remain outstanding, the amendments to the Preferred Stock Purchase Agreement effected by the Exchange Agreement will be of no further force and effect, and certain of the covenants discussed above will be modified.

    In addition, Holdings made certain affirmative covenants to the Preferred Investors pursuant to the terms of the Preferred Stock Purchase Agreement. Such covenants include covenants to provide the Preferred Investors with the financial statements and budget forecasts of Holdings, to pay all taxes owed by Holdings, to comply with applicable laws and regulations, and to keep its property insured by financially sound and reputable insurers.

    Certain of the Preferred Investors are Small Business Investment Companies (each an "SBIC") licensed by the Small Business Administration pursuant to 13 C.F.R. Parts 107 and 121 (the "SBIC Regulations"). In the event that, prior to December 7, 1997, Holdings changes its principal business activity to an ineligible business activity (within the meaning of the SBIC Regulations), Holdings will be required to repurchase each share of Preferred Stock held by an SBIC at the purchase price under the Preferred Stock Purchase Agreement plus all accrued and unpaid dividends thereon.

STOCKHOLDERS' AGREEMENT

    The Company and the current holders of its issued and outstanding capital stock (the "Stockholders") have entered into a Stockholders' Agreement, dated as of December 6, 1996 (the "Stockholders' Agreement"). The Stockholders' Agreement was amended and assigned by the Company to Holdings pursuant to the terms of the Exchange Agreement described below.

    Under the terms of the Stockholders' Agreement, the Stockholders have certain rights of last refusal and co-sale rights with respect to sales of Common Stock and/or Preferred Stock of Holdings by other Stockholders. In addition, the Stockholders' Agreement creates drag-along obligations in the event that the holders of specified percentages of Common Stock and Preferred Stock agree to (i) sell or otherwise dispose of the assets of Holdings or a majority of its capital stock to a non-affiliate of Holdings or certain Stockholders or (ii) merge Holdings with or into a non-affiliate of Holdings or certain Stockholders.

    Under the Stockholders' Agreement, Holdings also granted the Stockholders preemptive rights to purchase their pro rata portion of the issuance by Holdings of (i) shares of capital stock of Holdings, (ii) securities convertible into or exchangeable for capital stock of Holdings, or (iii) options, warrants or rights carrying any rights to purchase capital stock of Holdings, all except in connection with an acquisition or joint venture with a non-affiliate, an issuance under a Holdings stock option plan, or certain other issuances. The Stockholders have waived all such preemptive rights with respect to the issuance of the Warrants (and underlying shares) and certain additional warrants (including any underlying shares) issued (or which the Company has committed to issue) at any time within 90 days of the Closing Date.

    The Stockholders' Agreement has fixed the number of directors of the Board of Directors of Holdings at eight and will require each of the Stockholders to vote their shares of Preferred Stock and/or Common Stock for the election to the Board of Directors of: one individual nominated by certain members of management, one individual nominated by Burr, Egan, Deleage & Co. and its affiliates, one individual nominated by Eos Partners SBIC, L.P., one individual nominated by Kingdon Associates, L.P. and its affiliates, one individual nominated by TruePosition, Inc. and one individual nominated by Toronto Dominion Capital (U.S.A.), Inc. In addition, the Stockholders who are holders of Preferred Stock further agreed to vote their shares of Preferred Stock for the election to the Board of Directors, as representatives of the holders of Preferred Stock, one individual nominated by BancBoston Ventures Inc. and one individual nominated by GCC Investments, Inc. As soon as practicable after the effective date of the registration statement filed with the Commission in connection with the Exchange Offer, the number of directors shall be increased to nine and each of the Stockholders will be required to vote its shares of Common Stock and/or Preferred Stock to elect to the Board of Directors an outside nominee selected by a majority of the Board of Directors.

    The consent of a majority of the holders of Holdings' Common Stock and Preferred Stock, voting as a single class, is required under the Stockholders' Agreement for Holdings to: (i) authorize or issue any equity security senior to or on parity with the Preferred Stock, (ii) incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any new or additional indebtedness or liability except as permitted by the Preferred Stock Purchase Agreement, as amended, (iii) redeem, purchase or otherwise acquire for value any shares of Common Stock or of any class of capital stock of Holdings or any of its outstanding options, warrants or convertible or exchangeable securities, except for repurchases of Common Stock at cost by Holdings under employee stock plans and programs, (iv) enter into any transaction or agreement with any officer, director or shareholder of Holdings, or any wholly or partially owned subsidiary of Holdings, or any other affiliate of Holdings, except transactions that are on terms no less favorable than would be available in an arms-length transaction and that are approved by the Audit Committee, (v) authorize any merger or consolidation of Holdings with or into any other corporation, partnership or entity (with the result that less than a majority of the outstanding voting power of the surviving corporation is held by persons who were stockholders of Holdings immediately prior to such event) or permit the sale of all or any material portion of the capital stock or assets of Holdings (other than sales in the ordinary course of business and consistent with past practices), or (vi) increase or decrease the total number of authorized shares of Preferred Stock.

    The consent of both the holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock voting together as a single class, and the holders of 66 2/3% of the issued and outstanding shares of Preferred Stock, is required for Holdings to permit or authorize the voluntary reorganization, liquidation, dissolution or winding up of Holdings. Furthermore, Holdings is not permitted to amend its Certificate of Incorporation or By-laws
(a) so as to adversely affect the rights of the holders of the Preferred Stock with respect to dividends, liquidation preferences or redemption without the consent of the holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and the consent of the holders of 80% of the outstanding shares of Preferred Stock, or
(b) so as to adversely affect any other preference, powers, rights or privileges of holders of the Preferred Stock without the consent of holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and the consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock.

    The rights and obligations of Holdings and the Stockholders pursuant to the Stockholders' Agreement will remain in effect until the earlier of the sale of the Company and certain qualified public offerings of the Company's Common Stock.

REGISTRATION RIGHTS AGREEMENT

    The Company and the Stockholders have also entered into an Amended and Restated Registration Rights Agreement, dated December 6, 1996 (the "Registration Agreement"). The Registration Agreement was amended and assigned by the Company to Holdings pursuant to the terms of the Exchange Agreement described below.

    Under the Registration Agreement, the Holdings has agreed, subject to certain conditions, to effect up to three demand registrations of the Common Stock held by the Stockholders for a sale to the public under applicable federal and state securities laws. In addition, the Stockholders have certain "piggy-back" registration rights and rights to registration on Form S-3. In consideration for such registration rights, under the Registration Agreement the Stockholders have agreed not to sell or otherwise dispose of shares of Holdings' Common Stock for seven days prior to and 180 days following any initial public offering by

Holdings without the prior written approval of the underwriter for such offering. The addition of any new holders of Holdings' securities as parties to the Registration Agreement will require the approval of 75% of existing holders of Common Stock (or securities exchangeable therefor or convertible thereto). The approval of the holders of a majority of the shares of Holdings' capital stock will be required under the Registration Agreement in order for Holdings to grant registration rights to any other person that are superior to the registration rights contained in the Registration Agreement. The Registration Agreement will terminate as to any party thereto (other than Holdings) after an initial public offering of Holdings' securities at such time as such party holds less than one percent of Holdings' outstanding Common Stock. The Stockholders have waived all such registration rights with respect to any registration of the Notes or Warrants.

EXCHANGE AGREEMENT

    The Company, Holdings and the Stockholders have entered into an Exchange Agreement establishing the holding company structure. Under the terms of the Exchange Agreement, each of the Stockholders has exchanged their shares of Company Common Stock and Preferred Stock for substantially similar shares of Holdings Common Stock and Preferred Stock. The Exchange Agreement also assigned the Preferred Stock Purchase Agreement, the Stockholders' Agreement and the Registration Agreement from the Company to Holdings and released the Company from any liabilities thereunder arising after the date of assignment. Certain provisions of the Stockholders' Agreement, the Registration Agreement and the Preferred Stock Purchase Agreement have also been amended to facilitate the Unit Offering, as described above. Under the Exchange Agreement, each Stockholder has also subordinated the payment of any amount due to such Stockholder, and all other rights and claims of such Stockholder, arising under the Exchange Agreement, the Preferred Stock Purchase Agreement, the Stockholders' Agreement or the Registration Agreement to the indebtedness of the Company under or relating to the Notes or otherwise arising under the Indenture or the Credit Facility.

    Under the terms of the Exchange Agreement, Holdings has filed an amendment to its Certificate of Incorporation. Such amendment extends to February 1, 2008 the date on which the holders of a majority in interest of the Series A Preferred Stock may require Holdings to redeem all of the outstanding shares of Series A Preferred Stock. In addition, such amendment includes certain provisions requiring the affirmative vote of the holders of a majority of the shares of Preferred Stock, voting as a single class on an as-converted basis, for Holdings to: (i) authorize or issue, or obligate itself to issue, any equity security senior to or on parity with the Series A Preferred Stock, (ii) incur, create, assume, become or be liable in any manner with respect to any new or additional indebtedness or liability, except under the Indenture or the Credit Facility, or as permitted by the Indenture as in effect on the Closing Date or the Credit Facility as in effect on the date of execution and delivery of a definitive agreement with respect thereto and Refinancing Indebtedness, (iii) redeem, purchase or otherwise acquire for value any shares of Common Stock or of any class of capital stock of Holdings, or any of its outstanding options, warrants or convertible or exchangeable securities, except for repurchases of shares of Common Stock at cost by Holdings under employee stock plans and programs, (iv) enter into any transaction or agreement with any officer, director or stockholder of Holdings, or any wholly or partially owned subsidiary of Holdings, or any other affiliate of Holdings, except in an arms-length transaction approved by the Audit Committee, (v) authorize any merger or consolidation of Holdings with or into any other corporation, partnership or entity (with the result that less than a majority of the outstanding voting power of the surviving corporation is held by persons who were stockholders of Holdings immediately prior to such event) or permit the sale of all or any material portion of the capital stock or assets of Holdings (other than sales in the ordinary course of business and consistent with past practices), or (vi) increase or decrease the total number of authorized shares of Preferred Stock. In addition, the consent of the holders of 66 2/3% of the issued and outstanding shares of Preferred Stock is required for Holdings to permit or authorize the voluntary reorganization, liquidation, dissolution or winding up of Holdings. Furthermore, Holdings is not permitted to amend its Certificate of Incorporation or By-laws (a) so as to adversely affect the rights of the holders of the Preferred Stock with respect to dividends, liquidation preferences or redemption without the consent of

80% of the outstanding shares of Preferred Stock, or (b) so as to adversely affect any other preference, powers, rights or privileges of holders of the Preferred Stock without the consent of holders of at least 66 2/3% of the outstanding shares of Preferred Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following summary of the agreements governing the outstanding long-term indebtedness of the Company and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the various agreements described herein.

CREDIT FACILITY


    On September 18, 1997, Teletrac, Inc. entered into a bank credit facility (the "Credit Facility") pursuant to which Banque Paribas, Fleet National Bank and certain other banks (the "Banks") have agreed to provide the Company a five and one-half year $30 million secured revolving line of credit.



    The loans under the Credit Facility are, at the election of the Company, domestic loans or Eurodollar loans. During the first year of the facility, loans bear interest (i) in the case of domestic loans, at 2.50% per annum plus a reference rate (which is the prime rate) and (ii) in the case of Eurodollar loans, at 3.50% per annum plus a reference Eurodollar loan rate. For the remaining term of the facility, the applicable margin rates may be increased or decreased quarterly depending upon the Company's debt to operating cash flow ratio. The applicable margins may range between 1.00% and 2.50% for domestic loans and 2.00% and 3.50% for Eurodollar loans. The Company will also be required to pay a commitment fee for all unused committed amounts under the facility. During the period from November 15, 1997 through February 14, 1998, the commitment fee will be 0.50% per annum, and the commitment rate may be increased or decreased thereafter, and may range between 0.375% and 0.50%, depending upon the Company's debt to operating cash flow ratio.



    The maximum aggregate commitment of the Banks under the Credit Facility is reduced each quarter, beginning December 31, 1999, until all amounts borrowed thereunder are paid in full on March 31, 2003. All amounts outstanding in excess of the commitment as so reduced must be paid by the Company in full. The aggregate commitment of the Banks under the Credit Facility will be reduced by a total of $6.0 million over the four quarters ended September 30, 2000, by a total of $9.0 million over each of the four quarters ended September 30, 2001 and 2002, and by a total of $6.0 million over the two quarters ended March 31, 2003.



    The Credit Facility contains restrictive covenants that, among other things, impose limitations on the Company and its subsidiaries with respect to (i) the incurrence and maintenance of indebtedness, including guarantees, (ii) the incurrence, creation or maintenance of liens, (iii) the making of dividends and certain payments, (iv) transactions with affiliates, (v) the disposition of assets, (vi) the types of acquisitions that can be made and the amount which can be invested in acquisitions, (vii) the amount of rental payments that can be incurred, and (viii) consolidations and mergers.



    The obligations of the Company under the Credit Facility are secured by a first priority security interest in and a lien upon all of the assets of the Company. Furthermore, the obligations of the Company have been fully guaranteed by Teletrac Holdings, Inc., which has secured such guarantee with a pledge of all of the capital stock of Teletrac, Inc.



    The Credit Facility provides for events of default customary in facilities of its type, including, among others: (i) failure by the Company to make payments thereunder when due, (ii) failure by the Company or any subsidiary to perform or observe covenants, (iii) breach of representations or warranties in any material respect when made, (iv) failure by the Company or any of its subsidiaries to make payments or observe covenants in respect of certain indebtedness, (v) change of ownership or control, (vi) bankruptcy, insolvency or similar events with respect to Holdings or any of its subsidiaries, (vii) judgments in excess of certain threshold amounts with respect to the Company or any of its subsidiaries which remain unsatisfied or unstayed for a certain period of time, (viii) ERISA defaults with respect to the Company or any of its subsidiaries, and (ix) impairment of loan documentation or security.

                            DESCRIPTION OF NEW NOTES

GENERAL

    The New Notes will be issued pursuant to the Indenture between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the New Notes, the Indenture, the Registration Rights Agreement and the Pledge Agreement does not purport to be complete and is qualified in its entirety by reference to the New Notes, the Indenture, the Registration Rights Agreement and the Pledge Agreement, including the definitions in each of such instruments and agreements of certain terms used below. Copies of the Indenture, Registration Rights Agreement and Pledge Agreement will be made available to purchasers of New Notes upon request. The definitions of certain terms as used in the following summary are set forth below under "--Certain Definitions."

    The New Notes will represent senior, unsecured obligations of the Company, will rank PARI PASSU in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. Although the Indenture will limit the ability of the Company and its subsidiaries to incur additional indebtedness, the Indenture will permit the Company to incur secured indebtedness under the Credit Facility which, if incurred, will effectively rank senior to the New Notes with respect to the assets securing such indebtedness. In such a case, if the Company's debt under the Credit Facility were to be accelerated, subject to FCC approval if required, the holders of such secured indebtedness would be entitled to payment in full out of the assets securing such indebtedness prior to payment to holders of the New Notes. If the lenders party to, or the holders of, any such secured indebtedness were to foreclose on the collateral securing the Company's obligations to them, there can be no assurance that there would be sufficient assets remaining after payment of all such secured indebtedness to satisfy the claims of holders of the New Notes in full. The Company currently has no indebtedness that is expressly subordinated in right and priority of payment to the New Notes.

    Under certain circumstances, the Company will be able to designate future Subsidiaries that it creates or acquires as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The New Notes will be issued in an aggregate principal amount of $105 million. The New Notes will mature on August 1, 2007. Interest on the New Notes will accrue at the rate of 14% per annum and will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, to Holders of record on the immediately preceding January 15 and July 15. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 6, 1997 (the "Issue Date"). Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Principal of, premium (if any), interest and Liquidated Damages (if any) on, the New Notes will be payable at the office or agency of the Company maintained for such purpose within the City and the State of New York or, at the option of the Company, payment of interest and Liquidated Damages (if any) may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of the New Notes; provided that if the Holder of any New Notes has given wire transfer instructions to the Company, the Company will be required to make all payments with respect to such New Notes by wire transfer of immediately available funds to the account specified by such Holder. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The New Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The New Notes will not be redeemable prior to August 1, 2002. Thereafter, the New Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

YEAR                                                                              REDEMPTION PRICE
--------------------------------------------------------------------------------  ----------------
2002............................................................................         107.000%
2003............................................................................         104.667%
2004............................................................................         102.333%
2005 and thereafter.............................................................         100.000%

    Notwithstanding the foregoing, prior to August 1, 2000, the Company may redeem outstanding New Notes with the net proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Company or Holdings (provided that, in the case of Holdings, proceeds from the sale of such Capital Stock shall have been contributed to the capital of the Company other than as Disqualified Stock or Indebtedness) to one or more Persons at a redemption price equal to 114% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the redemption date; provided, however, that: (i) not less than $68.3 million aggregate principal amount of New Notes remain outstanding immediately after any such redemption; and (ii) such redemption shall occur within 30 days after the date of closing of such sale of Capital Stock.

MANDATORY REDEMPTION

    The Company will not be required to make mandatory redemption or sinking fund payments with respect to the New Notes. However, as described below, the Company may be obligated, under certain circumstances, to make an offer to purchase: (i) all outstanding New Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the date of purchase, upon a Change of Control; and
(ii) outstanding New Notes with a portion of the Net Proceeds of Asset Sales at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the date of purchase. See "-- Repurchase at the Option of Holders--Change of Control" and "--Limitation on Sales of Assets and Subsidiary Interests."

SECURITY

    In accordance with the terms of the Indenture, the Company has purchased and pledged the Pledged Securities to the Trustee as Collateral Agent ("Collateral Agent") pursuant to a Pledge Agreement ("Pledge Agreement") for the benefit of the Holders of the Notes in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent certified public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes. The Company used $39.9 million of the net proceeds of the Unit Offering to acquire the Pledged Securities. The Pledged Securities were pledged by the Company to the Collateral Agent for the benefit of the Holders of Notes pursuant to the Pledge Agreement and will be held by the Collateral Agent in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the Notes, the Company may either deposit with the Collateral Agent from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Collateral Agent to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Collateral Agent to release to the Company from the Pledge Account proceeds or Pledged Securities in like amount.

    Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent certified public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment) the Collateral Agent will be permitted to release to the Company at the Company's request any such excess amount. The New Notes are secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account also secure repayment of the principal amount of the New Notes to the extent of such security.

    Under the terms of the Pledge Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, all of the Pledged Securities will be released from the Pledge Account.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the date of purchase (the "Change of Control Payment"). Within 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

    On the Change of Control Payment date, the Company will, to the extent lawful:

        (i) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

        (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered; and

        (iii) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company.

    The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the New Note surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

    Subject to the limitations discussed below, the Company could in the future enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Due to the highly leveraged structure of the Company, the Company may not have sufficient funds to be able to repurchase all of the New Notes tendered in a Change of Control Offer. The failure of the Company to purchase any New Notes tendered in a Change of Control Offer will constitute an Event of Default under the Indenture. See "--Events of Default and Remedies."

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Company to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY INTERESTS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless:

        (i) the Company or such Restricted Subsidiary, as the case may be, engaging in such Asset Sale receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

        (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that any notes or similar obligations received by any of the Company or such Restricted Subsidiaries from such transferees that are immediately converted by the Company or such Restricted Subsidiaries into cash, shall be deemed to be cash (to the extent of the net cash received) for purposes of this clause (ii).

    Within 180 days after the receipt of any Net Proceeds, the Company may apply such Net Proceeds to: (i) repay, and thereby permanently reduce the commitments or amounts available to be reborrowed under, the Bank Credit Facility pursuant to clause (vi) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock;" or (ii) an investment in Related Assets or a Related Business. Pending the final application of any such Net Proceeds, the Company may temporarily invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate cumulative amount of Excess Proceeds exceeds $5 million, the Company will be required to make an offer to all Holders of New Notes (an "Asset Sale Offer") to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds (and not solely the amount in excess of $5 million), at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of New Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes in any manner provided by the Indenture. If the aggregate amount of New Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the New Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, on a pro rata basis the amount of Excess Proceeds will be reset at zero. The Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    The foregoing provisions will not apply to the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, which will be governed by the provisions of the Indenture described below in "--Merger, Consolidation or Sale of Assets."

SELECTION AND NOTICE OF NEW NOTES FOR REDEMPTION OR REPURCHASE

    If less than all of the New Notes are to be redeemed or repurchased pursuant to any purchase offer required under the Indenture at any time, selection of New Notes for redemption or repurchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed or, if the New Notes are not so listed, on a pro rata basis; provided that no New Note with a principal amount of $1,000 or less shall be redeemed or repurchased in part.

    Notices of redemption or repurchase shall be mailed by first class mail at least 30 but not more than 60 days before the redemption or repurchase date to each Holder of New Notes to be redeemed or repurchased at its registered address. If any New Note is to be redeemed or repurchased in part only, the notice that relates to such New Note shall state the portion of the principal amount thereof to be redeemed or repurchased. A new New Note in principal amount equal to the unredeemed or unrepurchased portion will be issued in the name of the Holder thereof upon cancellation of the original New Note. On and after the redemption or repurchase date (unless the Company shall default in the payment of the redemption price, together with accrued and unpaid interest and Liquidated Damages (if any) to the redemption date), interest will cease to accrue on the New Notes or portions thereof called for redemption or repurchase.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (i) declare or pay any dividend or make any distribution on account of Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries), other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or to any Restricted Subsidiary of the Company;

        (ii) purchase, redeem, defease, retire or otherwise acquire or return for value any Equity Interests of the Company or any Affiliate of the Company, other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company;

        (iii) make any principal payment on (including at maturity) or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated (whether pursuant to its terms, by operation of law, structurally or otherwise) to the New Notes; or

        (iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the immediately preceding fiscal quarter, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause
    (iii) of the next succeeding paragraph), is less than the sum of:

           (1) (without duplication) 50% of the Consolidated Net Income of the Company (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

           (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company or Holdings or of debt securities of the Company or Holdings that have been converted into such Equity Interests (other than (A) Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and (B) Disqualified Stock or debt securities that have been converted into Disqualified Stock; and provided that, in the case of Holdings, proceeds from the sale of Equity Interests shall have been contributed to the capital of the Company other than as Disqualified Stock or Indebtedness), plus

           (3) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition and taxes, if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions will not prohibit:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (2) of the preceding paragraph;

        (iii) the repayment, defeasance, redemption or repurchase of Intercompany Indebtedness (as defined in clause (iv) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock") or Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company or Holdings (other than Disqualified Stock ); provided that the amount of any such net cash proceeds that are utilized for any such repayment, defeasance, redemption or repurchase shall be excluded from clause (2) of the preceding paragraph;

        (iv) payments by the Company to Holdings pursuant to the terms of the Tax Sharing Agreement; and

        (v) the purchase of employee stock or incentive options, or capital stock issued pursuant to the exercise of employee stock or incentive options, in an aggregate amount not to exceed $500,000 in any calendar year and in an aggregate amount not to exceed $2.0 million since the date of the Indenture;

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provided, however, that at the time of, and after giving effect to, any
Restricted Payment permitted under clauses (i), (ii) and (v), no Default or Event of Default shall have occurred and be continuing.

    The Company may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if such designation would not cause a Default and, at the time of and after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness under the applicable provisions of the first paragraph of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock;" provided that (i) in no event shall all or any portion of the material assets or properties (other than cash) owned by the Company on the Issue Date be transferred to or held by an Unrestricted Subsidiary of the Company and (ii) notwithstanding the foregoing, the Company may designate any Restricted Subsidiary which receives the proceeds of an Investment made pursuant to clause (v) of the definition of Permitted Investments as an Unrestricted Subsidiary if (1) such designation would not cause a Default and (2) prior to the date on which such Investment is made, the Company shall not have transferred to such Subsidiary all or any portion of its material assets as of the Issue Date. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of:

        (i) the net book value of such Investments at the time of such designation;

        (ii) the Fair Market Value of such Investments at the time of such designation; and

        (iii) the original Fair Market Value of such Investments at the time they were made.

    Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments, if not made in cash, shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the latest available financial statements of the Company.

INCURRENCE OF INDEBTEDNESS OR ISSUANCE OF DISQUALIFIED STOCK

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including, without limitation, Acquired Debt) and that the Company and its Restricted Subsidiaries will not issue any Disqualified Stock and will not permit any of their respective Subsidiaries (other than their Unrestricted Subsidiaries) to issue any shares of preferred Equity Interests; provided, however, that the Company may incur Indebtedness (including, without limitation, Acquired Debt) or issue Disqualified Stock if, after giving pro forma effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock and the use of proceeds thereof, the aggregate Indebtedness to Cash Flow Ratio of the Company does not exceed 5.0 to 1.

    The foregoing limitations will not apply to:

        (i) Indebtedness represented by the New Notes and the Indenture and any guarantees of the New Notes issued by any Subsidiary under the terms of the Indenture;

        (ii) Existing Indebtedness;

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        (iii) Indebtedness incurred by the Company under (A) Hedging
    Obligations, provided that (1) the notional principal amount of any interest rate protection agreement does not significantly exceed the principal amount of the Indebtedness to which such interest rate protection agreement relates and (2) any agreements related to fluctuations in currency rates do not increase the outstanding Indebtedness other than as result of fluctuations in foreign currency exchange rates, and (B) performance, surety and workers' compensation bonds or other obligations of a like nature incurred in the ordinary course of business consistent with past practice;

        (iv) Indebtedness of the Company owed to and held by any of its Wholly Owned Restricted Subsidiaries and Indebtedness of any Wholly Owned Restricted Subsidiary of the Company owed to and held by the Company or any of its Wholly Owned Restricted Subsidiaries (the Indebtedness incurred pursuant to this clause (iv) being hereafter referred to as "Intercompany Indebtedness"); provided that an incurrence of Indebtedness shall be deemed to have occurred upon (i) any sale or other disposition of Intercompany Indebtedness to a Person other than the Company or any of its Restricted Subsidiaries, (ii) any sale or other disposition of Equity Interests of any Restricted Subsidiary of the Company which holds Intercompany Indebtedness such that such Restricted Subsidiary ceases to be a Restricted Subsidiary after such sale or other disposition or (iii) designation of a Restricted Subsidiary as an Unrestricted Subsidiary;

        (v) Non-Recourse Debt by the Company incurred to finance purchase money obligations;

        (vi) Indebtedness incurred by the Company under a Bank Credit Facility, provided that the aggregate principal amount at any time outstanding under this clause (vi) does not exceed $30.0 million less the amount of any such Indebtedness retired with the Net Cash Proceeds from any Asset Sale (or less the permanent reduction of any commitments under the Bank Credit Facility), and less the aggregate principal amount of Indebtedness under this clause
    (vi) which is refinanced under clause (vii) below;

        (vii) Indebtedness incurred by the Company ("Permitted Refinancing Indebtedness") incurred to refinance, replace or refund Indebtedness ("Refinanced Indebtedness") incurred pursuant to the Indebtedness to Cash Flow Ratio test set forth in the first paragraph of this covenant or pursuant to clauses (i), (ii) or (vi) of this covenant; provided that:

           (a) the aggregate principal amount of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount of the Refinanced Indebtedness (including accrued and unpaid interest thereon) plus the amount of fees and reasonable expenses incurred in connection therewith;

           (b) such Permitted Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Refinanced Indebtedness, respectively; and

           (c) such Permitted Refinancing Indebtedness shall rank no higher relative to the New Notes than the Refinanced Indebtedness and in no event may any Indebtedness of the Company be refinanced with Indebtedness of any Restricted Subsidiary under this clause (vii);

        (viii)Indebtedness incurred by the Company in respect of Capital Lease Obligations in an aggregate principal amount for all such Persons not to exceed $10.0 million at any one time outstanding; and

        (ix) other Indebtedness of the Company in an aggregate principal amount not to exceed $5.0 million at any one time outstanding.

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LIENS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

        (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

        (iii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

        (iv) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

           (a) the Indenture, the Pledge Agreement and the New Notes;

           (b) Existing Indebtedness;

           (c) applicable law;

           (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

           (e) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practice;

           (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iv) above on the property so acquired;

           (g) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Refinanced Indebtedness; or

           (h) in the case of clauses (a), (b), (d), (e), (f) and (g) above, any amendments, modifications, restatements, renewals, increases, supplements, modifications, restatements or refinancings thereof, provided that such amendments, modifications, restatements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence.

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any person other than the Company or a Wholly-Owned Restricted Subsidiary except (i) in a transaction consisting of a sale of all the Capital Stock of such Restricted Subsidiary and that complies with the provisions described under"--Limitation on Sales of Assets and Subsidiary Interests" above to the extent such provisions apply; (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares; and (iii) in a transaction in which, or in connection with which, the Company or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction (and provided that the terms of such Capital Stock, and under which such Capital Stock is held, are not more disadvantageous to the Company).

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

        (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

        (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the New Notes, the Pledge Agreement and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

        (iii) immediately after such transaction, no Default or Event of Default exists; and

        (iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the immediately preceding fiscal quarter, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock."

TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or directly, sell, lease, license, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

        (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable arms' length transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

        (ii) the Company delivers to the Trustee:

           (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors; and

           (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million (other than the execution of a Bank Credit Facility if Toronto Dominion Capital (U.S.A.), Inc., or an Affiliate thereof, is a lender thereunder), an opinion as to the fairness of such Affiliate Transaction to the Company or Restricted Subsidiary involved in such Affiliate

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
       Transaction from a financial point of view issued by an Independent Financial Advisor or, with respect to communications-related matters, a recognized expert in the communications industry;

provided that the following shall be deemed not to be Affiliate Transactions:

        (1) any reasonable employment agreement or stock option agreement entered into by the Company or any of its Restricted Subsidiaries with any of their respective employees in the ordinary course of business;

        (2) transactions between or among the Company and its Wholly Owned Restricted Subsidiaries;

        (3) Restricted Payments permitted by clauses (i) and (ii) of the second paragraph of the covenant entitled "Restricted Payments" and Permitted Investments of a type referred to in clauses (i) and (iii) of the definition of Permitted Investments;

        (4) the payment of reasonable fees to directors of the Company or any of its Restricted Subsidiaries; and

        (5) Affiliate Transactions pursuant to agreements in effect on the date of the Indenture and described in this Prospectus and renewals and extensions of such agreements on terms no less favorable to the Holders than the terms of such original agreements and transactions.

LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES AND HOLDINGS

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the New Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) PARI PASSU with the New Notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the New Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the New Notes.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    Holdings will not, directly or indirectly, Guarantee any Indebtedness of the Company unless (i) Holdings simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the New Notes by Holdings and (ii) Holdings waives and will not in any manner whatsoever claim to take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any Restricted Subsidiary as a result of any payment by Holdings under its Guarantee. If the Guaranteed Indebtedness is (A) PARI PASSU with the New Notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Holdings Guarantee or (B) subordinated to the New Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Holdings Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the New Notes.

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
BUSINESS ACTIVITIES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than that which is related to the design, development, procurement, installation, operation or marketing of location, fleet management or related two-way messaging systems and businesses and reasonably related extensions thereof.

REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Company will furnish to the Holders of New Notes:

        (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants; and

        (ii) all information that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

    In addition, together with the information provided in clauses (i) and (ii) above, the Company will provide supplemental financial information to the extent permitted by the Commission in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of such reports or other section of such reports as appropriate consisting of revenue, expense, earnings before interest and taxes, net income, capital expenditures, cash, debt, depreciation and amortization and units in service data for the Company. In the event the Commission does not permit such supplemental financial information to be included in such reports, then the Company will supply such information supplementally to the registered Holders, unless providing such information supplementally would, in the reasonable judgment of counsel to the Company, violate applicable law.

    In addition, whether or not required by the rules and regulations of the Commission, but only if then permitted by the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts, investors and prospective investors upon request. The Company will furnish to the Holders or beneficial holders of New Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act until such time as the Company either exchanges all of the New Notes for the Exchange New Notes or has registered all of the New Notes for resale under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default:

        (i) default for 30 days in the payment when due of interest on, or Liquidated Damages (if any) with respect to, any of the New Notes;

        (ii) default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium (if any) on any of the New Notes;

        (iii) failure to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Limitations on Sales of Assets and Subsidiary Interests" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

        (iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with any of their other covenants in the Indenture or the New Notes other than those referred to in clauses (i), (ii) and (iii) above;

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
        (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

           (a) is caused by a failure to pay principal of, or premium, if any, or interest on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

           (b) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity, and, in each case described in clauses (a) and (b) of this clause (v), the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $3.5 million or more;

        (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (other than any judgments as to which a reputable insurance company has accepted full liability and whose bond, premium or similar charge therefor is not in excess of $3.5 million) aggregating in excess of $3.5 million, which judgments are not paid, discharged or stayed within 60 days after their entry;

        (vii) breach by the Company of any representation or warranty set forth in the Pledge Agreement, or default by the Company in the performance of any covenant set forth in the Pledge Agreement, or repudiation by the Company of any of its obligations under the Pledge Agreement or the unenforceability of the Pledge Agreement against the Company for any reason which in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby;

        (viii)termination or loss, for any reason, of any material FCC license or permit necessary for the operation of the Company's business in the manner and in accordance with the plan of operations described in this Prospectus (unless (i) the Company or any of its Subsidiaries is contesting in good faith the loss of such license or permit at the FCC and has not exhausted its remedies at the FCC; and (ii) the Company (together with any Subsidiary) continues to have the right to use such license or permit if previously obtained); and

        (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

    If any Event of Default occurs and is continuing with respect to the New Notes, the Trustee or the Holders of at least 25% of the aggregate principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable upon the acceleration of the New Notes. If an Event of Default occurs prior to August 1, 2002 by reason of any such willful action (or inaction), by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the New Notes prior to August 1, 2002, then the

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premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

    The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal, premium, interest or Liquidated Damages, if any, on the New Notes.

    The Company is required to deliver to the Trustee quarterly a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND
  STOCKHOLDERS

    No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the New Notes, the Indenture or the Pledge Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes, by accepting a New Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Notes ("Legal Defeasance") except for:

        (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium (if any), interest and Liquidated Damages (if any) on, such New Notes when such payments are due from the trust referred to below;

        (ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

        (iv) the Legal Defeasance provisions of the Indenture.

    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the New Notes:

        (i) the Company must irrevocably deposit with the Trustee, in trust for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, premium (if any), interest and Liquidated Damages (if any) on, the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to maturity or to a particular redemption date;

        (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

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           (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

           (B) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect, and based thereon such opinion of counsel shall confirm, that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

        (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day (or such other applicable date) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

        (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

        (viii)the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Notes selected for redemption. Also, the Company is not required to transfer or exchange any New Notes for a period of 15 days before a selection of New Notes to be redeemed.

    The registered Holder of a New Note will be treated as the owner of such New Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next succeeding paragraph, the Indenture, the New Notes and the Pledge Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with

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any provision of the Indenture, the New Notes or the Pledge Agreement may be
waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Note held by a non-consenting Holder):

        (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver;

        (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders") or reduce the prices at which the Company shall offer to purchase such New Notes pursuant to the covenants described above under the caption "--Repurchase at the Option of Holders";

        (iii) reduce the rate of or change the time for payment of interest on any New Note;

        (v) make any New Note payable in money other than that stated in the New Notes;

        (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of, premium (if any), interest or Liquidated Damages (if any) on, the New Notes;

        (vii) waive a redemption payment with respect to any New Note; or

        (viii)make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company and the Trustee may amend or supplement the Indenture, the New Notes or the Pledge Agreement to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's obligations to Holders of New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

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CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

        (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

        (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities (or the equivalent) of a Person shall be deemed to be control.

    "ASSET SALE" means:

        (i) the sale, lease, conveyance or other disposition (collectively, "dispositions") of any assets (including, without limitation, by way of a sale and leaseback) in one or a series of related transactions; and

        (ii) the issuance by any of the Company's Restricted Subsidiaries of Equity Interests or the disposition by the Company or any of its Restricted Subsidiaries of Equity Interests of any of their Subsidiaries;

in the case of either clause (i) or (ii) above, whether in a single transaction or a series of related transactions: (a) that have a Fair Market Value in excess of $5.0 million; or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing: (i) the sale of inventory in the ordinary course of business; (ii) a disposition of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company; (iii) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company; (iv) a Restricted Payment that is permitted by the covenant entitled "Restricted Payments"; and (v) the sale of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company will be deemed not to be Asset Sales. A disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and/or "-- Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described under the caption "--Repurchase at the Option of Holders--Limitation on Sales of Assets and Subsidiary Interests."

    "BANK CREDIT FACILITY" means one or more credit facilities (whether a term or a revolving facility) of the type customarily entered into with commercial banks, between the Company, on the one hand, and any commercial banks, financial institutions or other lenders, on the other hand, which Bank Credit Facilities are by their terms designated as a "Bank Credit Facility" for purposes of the Indenture.

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
    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

        (i) in the case of a corporation, corporate stock;

        (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

       (iii) in the case of a partnership, partnership interests (whether general or limited); and

        (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH CONSIDERATION" means any consideration received from an Asset Sale in the form of cash or Cash Equivalents, in either case in U.S. dollars or freely convertible into U.S. dollars.

    "CASH EQUIVALENTS" means:

        (i) United States dollars;

        (ii) Government Securities;

       (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Eligible Institution;

        (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any Eligible Institution;

        (v) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

        (vi) shares of any mutual funds or other pooled investment vehicles, in each case having assets in excess of $500 million, investing solely in investment of the types described in (i) through (v) above.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

        (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, directly or indirectly, including through a liquidation or dissolution, of all or substantially all of the assets of the Company and its Restricted Subsidiaries to any Person or group (as such term is used in Section 13(d) of the Exchange Act);

        (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

       (iii) any Person or group (as defined above), other than any of the Existing Stockholders or their respective Affiliates, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Equity Interests of the Company, including by way of merger, consolidation or otherwise; or

        (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    "COLLATERAL AGENT" means the collateral agent under the Pledge Agreement.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus, to the extent deducted or otherwise excluded in computing such Consolidated Net Income:

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
        (i) an amount equal to any extraordinary loss plus any net loss realized in connection with a sale of assets;

        (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period;

       (iii) Consolidated Interest Expense less consolidated interest income of such Person and its Restricted Subsidiaries for such period; and

        (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be distributed by dividend to such Person by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financing, and net payments (if any) pursuant to Hedging Obligations).

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

        (i) the Net Income of any Person that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof;

        (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders;

       (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

        (iv) the cumulative effect of a change in accounting principles shall be excluded; and

        (v) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or a Restricted Subsidiary thereof.

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
    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date:

        (i) the consolidated equity of the equity holders of such Person and its consolidated Restricted Subsidiaries as of such date; plus

        (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred Equity Interests (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock; minus

       (iii) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going-concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person; minus

        (iv) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries; minus

        (v) all unamortized debt discount and expense and unamortized deferred charges as of such date.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event: (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or (ii) is redeemable or is convertible or exchangeable for Indebtedness at the option of the Holder thereof, in whole or in part, on or prior to the date on which the New Notes mature.

    "ELIGIBLE INSTITUTION" means a domestic commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" or higher according to S&P or Moody's at the time as of which any investment or rollover therein is made.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company in existence on the Issue Date, until such amounts are repaid.

    "EXISTING STOCKHOLDERS" means any stockholder of the Company who or which beneficially owned more than 5.0% of the Class A Common Stock as of the date of the Indenture.

    "FAIR MARKET VALUE" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arms'-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of the Company, acting in good faith, and which determination shall be evidenced by an Officers' Certificate delivered to the Trustee.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements

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
by such other entity as have been approved by a significant segment of the accounting profession and which are in effect on the Issue Date.

    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "GUARANTEE" OR "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under: (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (ii) foreign currency hedge obligations; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest and foreign currency rates.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable to the extent that any such accrued expense or trade payable is not more than 90 days overdue or is otherwise being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person and, in the event such indebtedness is not assumed by, and is otherwise non-recourse to, such Person, the amount of such indebtedness shall be deemed to equal the greater of book value or Fair Market Value of such asset) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    "INDEBTEDNESS TO CASH FLOW RATIO" means, with respect to any Person as of any date of determination, the ratio of:

        (i) total Indebtedness of such Person and its Restricted Subsidiaries as of such date to;

        (ii) four times Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements of such Person are available (the "Measurement Period");

provided, however, that: (a) in making such computation, the total Indebtedness of such Person and its Restricted Subsidiaries shall include the total amount of funds outstanding and available under any credit facilities; and (b) in the event such Person or any of its Restricted Subsidiaries consummates a material acquisition or sale of assets subsequent to the commencement of the Measurement Period, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such material acquisition or sale of assets as if the same had occurred at the beginning of the Measurement Period.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company (evidenced by a unanimous resolution of the Board of Directors of the Company as set forth in an Officers' Certificate delivered to the Trustee), qualified to perform the task for which it has been engaged and is disinterested and independent with respect to the Company and its Affiliates.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans, Guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course

                                       87
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of business), purchases or other acquisitions for consideration of Indebtedness,
Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "JOINT VENTURE" means a Person in a Related Business in which the Company holds 50% or less of the Voting Equity Interests.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MOODY'S" means Moody's Investors Service, Inc.

    "NET INCOME" means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however;

        (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

           (a) any sale of assets (including, without limitation, dispositions pursuant to sale and leaseback transactions); or

           (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

        (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate cash consideration received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale in the form of cash or Cash Equivalents (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements and provided that any such amount not so required to be paid for taxes shall be deemed to constitute Net Proceeds at the time such amount is not retained for such purpose), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets (including Equity Interests) that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or asset (including Equity Interests) established in accordance with GAAP (provided that the amount of any such reserve shall be deemed to constitute Net Proceeds at the time such reserve shall have been released or is not otherwise required to be retained for such purpose).

    "NON-RECOURSE DEBT" means Indebtedness:

        (i) as to which neither the Company nor any of its Restricted
    Subsidiaries:

           (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

           (b) is directly or indirectly liable (as a guarantor or otherwise);
       or

           (c) constitutes the lender;

        (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time

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
    or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

       (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICERS' CERTIFICATE" means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and the chief financial and/or accounting officer of such Person.

    "PERMITTED INVESTMENT" means:

        (i) any Investment in the Company or in any Wholly Owned Restricted Subsidiary of the Company;

        (ii) any Investments in cash or Cash Equivalents;

       (iii) Investments by the Company or any of its Restricted Subsidiaries in a Person if, as a result of such Investment:

           (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company; or

           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Restricted Subsidiary of the Company;

        (iv) any Investment made solely as a result of the receipt of non-Cash Consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Limitation on Sales of Assets and Subsidiary Interests;" and

        (v) any Investment made by the Company or any of its Restricted Subsidiaries in a Related Business; provided that at the time any such Investment is made, such Investment will not cause the aggregate amount of Investments at any one time outstanding under this clause (v) to exceed $6.0 million.

    "PERMITTED LIENS" means:

        (i) Liens securing the New Notes;

        (ii) Liens in favor of the Company;

       (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary;

        (iv) Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition;

        (v) Liens to secure the performance of statutory obligations, surety, appeal or performance bonds or other obligations of a like nature or mechanics' or purchase money Liens incurred in the ordinary course of business;

        (vi) Liens existing on the Issue Date;

       (vii) Liens on inventory or accounts receivable securing Indebtedness incurred under clause (vi) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock," or securing Permitted Refinancing Indebtedness incurred pursuant to the Indenture to refinance Indebtedness incurred under clause (vi) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock;"

      (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

        (ix) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and

        (x) Liens securing Indebtedness under the Bank Credit Facility incurred in accordance with clause (vi) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock."

    "PERSON" means any individual, corporation, limited liability company, limited liability partnership, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PLEDGE ACCOUNT" means the account established with the Collateral Agent pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities.

    "PLEDGE AGREEMENT" means the Pledge Agreement dated as of the date of the Indenture by and between the Company and the Collateral Agent governing the Pledge Account.

    "PLEDGED SECURITIES" means the U.S. government securities purchased by the Company with a portion of the net proceeds from the Unit Offering to be deposited in the Pledge Account and pledged as security for the New Notes.

    "RELATED ASSETS" means all assets used in connection with the design, development, procurement, installation, operation or marketing of location or related two-way messaging systems and any activities or assets ancillary thereto.

    "RELATED BUSINESS" means any business relating to the design, procurement, installation and operation of location, fleet management or related two-way messaging systems and business and reasonably related extensions thereof.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Group.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

    "SUBSIDIARY" means, with respect to any Person:

        (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

        (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
    (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "TAX SHARING AGREEMENT" means the Tax Sharing Agreement between the Company and Holdings as in effect on the date of the Indenture.

    "UNRESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is designated by such Person as an Unrestricted Subsidiary pursuant to a resolution of its Board of Directors, but only if and for so long as such
Subsidiary:

        (i) has no Indebtedness other than Non-Recourse Debt;

        (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

       (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

           (1) to subscribe for additional Equity Interests; or

           (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

        (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

        (v) in the case of a corporate entity or limited liability company, has at least one director on its board of directors and at least one executive officer, in each case who is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

    Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee within 45 days of such designation a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

        (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock;" and

        (ii) no Default or Event of Default would be in existence following such designation.

    Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee within 45 days of such designation a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate that such designation complied with the conditions of the immediately preceding sentence.

    "VOTING EQUITY INTERESTS" means the Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect or appoint the board of directors, executive committee or other governing body of such corporation or Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (i) the sum of the products obtained by multiplying: (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

        (ii) the then outstanding principal of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and one or more other Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

    The Old Notes were initially issued in the form of one or more global notes (the "Global Note"). The Global Note was deposited on the date of the closing of the sale of the Old Notes, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participant") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such New Notes.

    Payments in respect of the principal of, premium, if any, and interest on any New Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the New Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest), although the Company understands that it is the Depositary's practice to immediately credit the accounts of the relevant Participants with such payment in accounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of the New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

    An entire Global Security may be exchanged for definitive New Notes in registered, certificated form ("Certificated Securities") if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Securities and the Issuers thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Certificated Securities or (iii) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the New Notes. In any such case, the Issuers will notify the Trustee in writing that, upon surrender by the Participant and Indirect Participants of their interest in such Global Security, Certificated Securities will be issued to each person that such Participant and Indirect Participants and DTC identify as being the beneficial owner of the related New Notes. In addition, subject to certain conditions, any Person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in definitive form. Upon any such issuance, the Trustee is required to register such New Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). Such New Notes would be issued in fully registered form.

    Neither the Issuers nor the Trustee will be liable for any delay by the holder of the Global Securities or DTC in identifying the beneficial owners of New Notes, and the Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Security or DTC for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the New Notes (including principal, premium, if any, and interest) be made in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the New Notes are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the New Notes will therefore be required by the Depositary to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the New Notes.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange the New Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any New Note selected for redemption. Also, the Registrar is not required to transfer or exchange any New Note for a period of 15 days before a selection of the New Notes to be redeemed.

    The registered holder of a New Note will be treated as the owner of it for all purposes.

GOVERNING LAW

    The Indenture and the New Notes are governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

    The Trustee acts as trustee under the Indenture and may, from time to time, act as depositary for funds of, make loans to, and perform other services for, the Company in the ordinary course of business.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes certain United States federal income tax consequences of the exchange of Old Notes for New Notes as of the date hereof. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

EXCHANGE OF NOTES


    The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder of Old Notes will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to a holder exchanging Old Notes for the New Notes pursuant to the Exchange Offer.


                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. In addition for a period of 90 days after the Expiration Date, all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may, receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has no arrangement or understanding with any broker or dealer to distribute the New Notes received in the Exchange Offer.

    For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for the Company by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York. Reboul, MacMurray, Hewitt, Maynard & Kristol owns an aggregate 458 shares of Class A Common Stock of Holdings, constituting less than 1% of the outstanding shares of Class A Common Stock of Holdings.

                              INDEPENDENT AUDITORS

    The consolidated balance sheets of AirTouch Teletrac General Partnership as of December 28, 1995 and Teletrac, Inc. as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity (partners' capital/deficiency) and cash flows for the years then ended included in this Prospectus and elsewhere in this Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent auditors, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated balance sheet of AirTouch Teletrac General Partnership as of December 31, 1994 and the related consolidated statements of operations, partners' capital/deficiency and cash flows for the year then ended included in this Prospectus and elsewhere in this Registration Statement have been audited by Coopers & Lybrand LLP, independent auditors.

                                    GLOSSARY

    ACQUISITION--the purchase of the assets of AirTouch Teletrac by the Company on January 17, 1996.

    AIRTOUCH TELETRAC--AirTouch Teletrac, a California general partnership, its predecessor, PacTel Teletrac, and its successor, AirTouch Services.

    RPU--Average revenue per subscriber unit per month.

    BSU--Base Station Unit, a wireless transmission receiver which records the Reverse Link communications from a VLU.

    CMRS--Commercial Mobile Radio Service, a FCC classification of wireless telecommunications services.

    COMMON STOCK--Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of the Company.

    COMPANY--Teletrac, Inc., its predecessors and its subsidiary, Teletrac License, Inc.

    COMMUNICATIONS ACT--The Communications Act of 1934, as amended.

    ESMR--Enhanced Specialized Mobile Radio, an advanced, digital version of Specialized Mobile Radio ("SMR").

    FCC--The Federal Communications Commission.

    FLEET DIRECTOR-REGISTERED TRADEMARK---A product of the Company that allows fleet customers to track the real-time location of fleet vehicles and communicate with those vehicles. Fleet Director-Registered Trademark- can be combined with a Mobile Data Terminal ("MDT") or a Status Messaging Terminal ("SMT") to provide two-way communication between a customer and its drivers.

    FLEET REPORTER-TM---A lower cost alternative to Fleet
Director-Registered Trademark-, Fleet Reporter-TM- is a service offered by the Company to provide daily vehicle location reports to customers.

    FORWARD LINK--A wireless digital radio transmission, emitted simultaneously from each transmitter on the Company's network, which transmits location commands and/or messages to a VLU.

    GPS--The Global Positioning Satellite system, which uses U.S.
government-funded satellites to provide location information.

    IBSU--Integrated Base Station Unit, an advanced version of the BSU receiver, currently under development, which will permit multichannel capability and free-text alphanumeric messaging.

    LMS--Location and Monitoring Services.

    LORAN-C--A system that uses land-based transmitting stations emitting low-frequency radio signals to provide location information.

    MDT--Mobile Data Terminal, the Company's more advanced two-way messaging system, is a small terminal, connected to the VLU, and typically mounted on a vehicle's dashboard.

    MSA--Metropolitan Statistical Area, as defined in the 1993 Rand-McNally Commercial Atlas.

    MTA--Major Trading Area, as defined in the 1993 Rand-McNally Commercial
Atlas.

    MULTILATERATION--a technique that locates a transceiver by measuring its distance from a number of known locations.

    NCC--the local Network Control Center located in each metropolitan market, which consists of RF control equipment, telecommunications access connection computers and the Company's data base. The

NCC uses algorithms and multilateration techniques to determine the location of VLUs and relays the information to the subscriber.

    OZZ-REGISTERED TRADEMARK---A product of the Company marketed to both consumer and commercial customers, which provides a telephone-operated mobile information service. In addition, OZZ-Registered Trademark- provides a "mobile yellow pages," informing the customer of the prominent businesses or landmarks near a vehicle's location.

    PCS--A type of wireless telephone system that uses light-weight, inexpensive handheld sets and communicates via low power antennas.

    PMRS--Private Mobile Radio Service, a FCC classification of wireless telecommunications services.

    PORTAL--The Private Offering, Resale and Trading through Automated Linkages market.

    PREFERRED STOCK--The Series A Redeemable Convertible Participating Preferred Stock, par value $.01 per share, of the Company or Holdings, as applicable, and one or more series of undesignated preferred stock, par value $.01 per share, of the Company or Holdings, as applicable, which has been reserved for issuance upon automatic conversion of the Series A Preferred Stock as provided in the Certificate of Incorporation.

    REVERSE LINK--A response signal, providing location and messaging information, emitted from a VLU after the receipt of a Forward Link.

    SMR--Specialized Mobile Radio, a two-way wireless voice communications system.

    SMT--Status Messaging Terminal, the Company's lower cost two-way messaging system offered as an alternative to the MDT, is a small terminal, connected to the VLU and typically mounted on a vehicle's dashboard.

    TADIRAN--Tadiran Telematics, Ltd., a leading Israeli technology supplier and a wholly-owned subsidiary of Tadiran Limited, a publicly traded Israeli company a majority of the stock of which is owned by Koor Industries Ltd.

    TELETRACER-TM---The name under which the Company markets its consumer product.

    VLU--Vehicle Location Unit, a "transceiver" unit which receives location commands and messages, transmits response signals to the base stations indicating its location and initiates preprogrammed messages.

    WINFLEET-TM---A product currently under development by the Company, expected to be introduced in the second half of 1997. Winfleet-TM- is a Microsoft Windows-Registered Trademark--based application similar to Fleet
Director-Registered Trademark-, but which does not require a dedicated computer.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
TELETRAC, INC.
-----------------------------------------------------------------------------------------------------------

SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)
Condensed Consolidated Balance Sheet as of June 30, 1997 (unaudited).......................................        F-2
Condensed Consolidated Statements of Operations for the six months ended June 30, 1996 and 1997
  (unaudited)..............................................................................................        F-3
Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 1996 and 1997
  (unaudited)..............................................................................................        F-4
Notes to Condensed Consolidated Financial Statements.......................................................        F-5

FISCAL YEAR 1996
Report of Arthur Andersen LLP, Independent Auditors........................................................        F-6
Consolidated Balance Sheet as of December 31, 1996.........................................................        F-7
Consolidated Statement of Operations for the year December 31, 1996........................................        F-8
Consolidated Statement of Stockholder Equity for the year ended December 31, 1996..........................        F-9
Consolidated Statement of Cash Flows for the year ended December 31, 1996..................................       F-10
Notes to Consolidated Financial Statements.................................................................       F-11

AIRTOUCH TELETRAC GENERAL PARTNERSHIP

FISCAL YEAR 1995
Report of Arthur Andersen LLP, Independent Auditors........................................................       F-17
Balance Sheet as of December 28, 1995......................................................................       F-18
Statement of Operations for the period from January 1, 1995 through December 28, 1995......................       F-19
Statement of Cash Flows for the period from January 1, 1995 through December 28, 1995......................       F-20
Notes to Financial Statements..............................................................................       F-21

FISCAL YEAR 1994
Report of Coopers & Lybrand LLP, Independent Auditors......................................................       F-26
Balance Sheet as of December 31, 1994......................................................................       F-27
Statement of Operations for the year ended December 31, 1994...............................................       F-28
Statement of Partners' Deficit.............................................................................       F-29
Statement of Cash Flows for the year ended December 31, 1994...............................................       F-30
Notes to Financial Statements..............................................................................       F-31

                                 TELETRAC, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997
                                  (UNAUDITED)

                                          ASSETS
CURRENT ASSETS:
Cash and cash equivalents......................................................  $4,260,617
Accounts receivable, net of allowance..........................................   5,338,196
Inventory......................................................................   5,049,063
Prepaid expenses and other.....................................................   3,230,160
                                                                                 ----------
        Total current assets...................................................  17,878,036
RESTRICTED CASH................................................................   1,756,304
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $2,200,580..........  21,704,545
LICENSES AND OTHER, net of amortization........................................     683,099
                                                                                 ----------
        Total assets...........................................................  $42,021,984
                                                                                 ----------
                                                                                 ----------

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable...............................................................  $ 3,450,075
Current portion of long-term obligations.......................................      221,934
Accrued expenses...............................................................    1,841,262
Unearned revenue and contracts.................................................    2,069,468
Refrequency liability..........................................................    4,683,327
Other current liabilities......................................................      361,031
                                                                                 -----------
    Total current liabilities..................................................   12,627,097
                                                                                 -----------
LONG-TERM OBLIGATIONS..........................................................    1,746,397
PREFERRED STOCK, redeemable cumulative, 15% dividend, 190,477 shares authorized
  and 190,476.19 shares issued and outstanding.................................   35,815,000
PREFERRED STOCK, undesignated, 190,477 shares authorized, none issued and
  outstanding..................................................................      --
STOCKHOLDERS' EQUITY:
  Common stock, Class A $.01 par value, 507,934 shares authorized and 249,000
    issued and outstanding.....................................................        2,490
  Common stock, Class B, $.01 par value 70,000 shares authorized, none issued
    or outstanding.............................................................      --
  Paid-in-capital..............................................................   22,022,656
  Accumulated deficit..........................................................  (30,191,656)
                                                                                 -----------
    Total stockholders' deficit................................................   (8,166,510)
                                                                                 -----------
    Total liabilities and stockholders' deficit................................  $42,021,984
                                                                                 -----------
                                                                                 -----------

    The accompanying notes are an intergral part of these condensed consolidated financial statements.

                                 TELETRAC, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                                  (UNAUDITED)

                                                                                               JUNE 30,
                                                                                     -----------------------------
                                                                                         1996            1997
                                                                                     -------------  --------------
OPERATING REVENUES.................................................................  $   5,941,049  $   11,369,923
OPERATING EXPENSES:
  Cost of revenues.................................................................      1,757,416       5,193,562
  Selling and advertising..........................................................      1,830,403       6,210,714
  General and administrative.......................................................      6,233,735      10,045,381
  Research & development costs.....................................................       --             2,040,047
  Refrequencing costs..............................................................        405,639        --
  Depreciation and amortization....................................................        543,430         999,234
                                                                                     -------------  --------------
    Loss from operations...........................................................     (4,829,574)    (13,119,015)
OTHER EXPENSE (INCOME):
Interest expense...................................................................         10,077          86,429
Interest and other income..........................................................        (72,476)       (404,784)
                                                                                     -------------  --------------
    Loss before income taxes.......................................................     (4,767,175)    (12,800,660)
INCOME TAXES.......................................................................       --              --
                                                                                     -------------  --------------
NET LOSS...........................................................................  $  (4,767,175) $  (12,800,660)
                                                                                     -------------  --------------
                                                                                     -------------  --------------

  The accompanying notes are an integral part of these condensed consolidated financial statements

                                 TELETRAC, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                                  (UNAUDITED)

                                                                                               JUNE 30,
                                                                                     -----------------------------
                                                                                         1996            1997
                                                                                     -------------  --------------
OPERATING ACTIVITIES:
  Net loss.........................................................................  $  (4,767,175) $  (12,800,660)
  Adjustments to reconcile net loss to net cash used in operating activities--
    Depreciation and amortization..................................................        543,430         999,234
    Changes in working capital and other assets and liabilities, net of acquisition
      and refrequencing liability..................................................     (1,683,863)     (2,158,911)
    Refrequency liability..........................................................        405,639      (2,550,894)
                                                                                     -------------  --------------
      Total adjustments............................................................       (734,794)     (3,710,571)
                                                                                     -------------  --------------
        Cash used in operating activities..........................................     (5,501,969)    (16,511,231)
                                                                                     -------------  --------------
INVESTING ACTIVITIES:
  Acquisition of property and equipment............................................     (4,124,383)     (5,867,320)
  Acquisition of Airtouch Teletrac.................................................     (2,098,875)     (1,000,000)
                                                                                     -------------  --------------
        Cash used in investing activities..........................................     (6,223,258)     (6,867,320)
                                                                                     -------------  --------------
FINANCING ACTIVITIES:
  Issuance of common stock, net....................................................     12,272,314        --
                                                                                     -------------  --------------
        Cash provided by financing activities......................................     12,272,314        --
                                                                                     -------------  --------------
NET CHANGE IN CASH.................................................................        547,087     (23,378,551)
CASH AND CASH EQUIVALENTS, beginning of period.....................................        310,688      27,639,168
                                                                                     -------------  --------------
CASH AND CASH EQUIVALENTS, end of period...........................................  $     857,775  $    4,260,617
                                                                                     -------------  --------------
                                                                                     -------------  --------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                 TELETRAC, INC.

                        NOTES TO CONDENSED CONSOLIDATED

                         UNAUDITED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. PRINCIPLES OF CONSOLIDATION

    The accompanying condensed consolidated financial statements include the accounts of Teletrac, Inc. and its wholly-owned subsidiary. All significant intercompany transactions have been eliminated.

    The unaudited condensed consolidated financial statements for the six months ended June 30, 1996 and 1997 do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements and should be read in connection with the annual 1996 financial statements and related notes included elsewhere in this Prospectus. The unaudited condensed consolidated financial statements presented herein include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for such period.

    The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results of operations for the full year.

2. CHANGE IN EQUIPMENT REVENUE RECOGNITION

    Operating results for the six months ended June 30, 1997 reflect a change in equipment revenue recognition for sales of commercial systems. Revenues are recognized upon installation. Previously, revenues were recognized upon order of the equipment. The impact of the change is not material to the Company's current and prior operating results and is consistent with industry practices. For the six months ended June 30, 1997, the effects of the change reduced reported revenues and cost of revenues by $1.8 million and $1.3 million, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Teletrac, Inc.:

    We have audited the accompanying consolidated balance sheet of Teletrac, Inc. (a Delaware corporation) and subsidiary, as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teletrac, Inc., and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Kansas City, Missouri,
February 5, 1997

                                 TELETRAC, INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1996

                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................  $27,639,168
  Accounts receivable- less allowances of $460,000.............................   2,504,173
  Inventory- less reserves of $155,642.........................................   2,782,932
  Prepaid expenses and other current assets....................................   2,113,076
                                                                                 ----------
      Total current assets.....................................................  35,039,349
RESTRICTED CASH................................................................   1,256,285
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $1,221,666..........  16,845,801
LICENSES AND OTHER, net of accumulated amortization of $38,355.................     571,899
                                                                                 ----------
      Total assets.............................................................  $53,713,334
                                                                                 ----------
                                                                                 ----------
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................................  $1,547,566
  Accrued expenses.............................................................   1,483,338
  Notes payable................................................................   1,001,015
  Current portion of leases payable............................................     381,325
  Refrequencing liability......................................................   7,234,158
                                                                                 ----------
      Total current liabilities................................................  11,647,402
                                                                                 ----------
LONG-TERM LEASES PAYABLE.......................................................   1,615,344
PREFERRED STOCK, undesignated, 190,477 shares authorized, none issued or
  outstanding..................................................................      --
PREFERRED STOCK, redeemable cumulative, 15% dividend, 190,477 shares authorized and 190,476.19 shares issued and outstanding.................................  33,340,000
STOCKHOLDERS' EQUITY:
  Common stock, Class A, $0.01 par value, 507,934 shares authorized and 249,000
    issued and outstanding.....................................................       2,490
  Common stock, Class B, $0.01 par value, 70,000 shares authorized and none
    issued or outstanding......................................................      --
  Paid-in capital..............................................................  22,024,094
  Accumulated deficit..........................................................  (14,915,996)
                                                                                 ----------
      Total stockholders' equity...............................................   7,110,588
                                                                                 ----------
      Total liabilities and stockholders' equity...............................  $53,713,334
                                                                                 ----------
                                                                                 ----------

    The accompanying notes are an integral part of this financial statement.

                                 TELETRAC, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

OPERATING REVENUES.............................................................  $15,956,984

OPERATING EXPENSES:
  Cost of revenues.............................................................    7,030,847
  Selling, general and administrative..........................................   14,035,038
  Engineering..................................................................    5,149,488
  Research and development.....................................................    1,001,000
  Refrequencing costs..........................................................    1,340,315
  Depreciation and amortization................................................    1,254,049
                                                                                 -----------
    Loss from operations.......................................................  (13,853,753)
                                                                                 -----------
OTHER EXPENSE (INCOME):
  Interest expense.............................................................      108,600
  Interest income..............................................................     (170,884)
                                                                                 -----------
    Total other income.........................................................      (62,284)
                                                                                 -----------
    Loss before income taxes...................................................  (13,791,469)

INCOME TAXES...................................................................           --
                                                                                 -----------
NET LOSS.......................................................................  $(13,791,469)
                                                                                 -----------
                                                                                 -----------

    The accompanying notes are an integral part of this financial statement.

                                 TELETRAC, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                      COMMON STOCK
                                                                 ----------------------     PAID-IN      ACCUMULATED
                                                                  CLASS A     CLASS B       CAPITAL        DEFICIT
                                                                 ---------  -----------  -------------  --------------
BALANCE, December 31, 1995.....................................  $     190   $      37   $   2,267,025  $     (784,527)
Issuance of common stock.......................................      1,980         283      21,634,814        --
Conversion of Class B common to Class A common.................        320        (320)       --              --
Cost of issuance of preferred stock............................     --          --          (1,877,745)       --
Net loss.......................................................     --          --            --           (13,791,469)
Preferred stock dividends......................................     --          --            --              (340,000)
                                                                 ---------       -----   -------------  --------------
BALANCE, December 31, 1996.....................................  $   2,490   $  --       $  22,024,094  $  (14,915,996)
                                                                 ---------       -----   -------------  --------------
                                                                 ---------       -----   -------------  --------------

    The accompanying notes are an integral part of this financial statement.

                                 TELETRAC, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

OPERATING ACTIVITIES:
  Net loss.....................................................................  $(13,791,469)
  Adjustments to reconcile net loss to cash used in operating activities--
    Depreciation and amortization..............................................    1,254,049
    Changes in working capital and other assets and liabilities, net of acquisition--
      Receivables..............................................................   (1,668,164)
      Restricted cash..........................................................       66,904
      Inventory................................................................   (2,674,519)
      Prepaids and other.......................................................   (1,448,858)
      Accounts payable and accrued expenses....................................    2,084,258
      Deferred revenue.........................................................     (745,221)
      Refrequencing liability..................................................    1,298,088
      Other liabilities........................................................     (609,872)
        Cash used in operating activities......................................  (16,234,804)
                                                                                 -----------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net..............................   (7,097,173)
  Acquisition of AirTouch Teletrac.............................................   (2,098,875)
                                                                                 -----------
        Cash used in investing activities......................................   (9,196,048)
                                                                                 -----------
FINANCING ACTIVITIES:
  Issuance of common stock, net................................................   21,637,077
  Issuance of preferred stock, net.............................................   31,122,255
                                                                                 -----------
        Cash provided by financing activities..................................   52,759,332
                                                                                 -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS......................................   27,328,480
CASH AND CASH EQUIVALENTS, beginning of year...................................      310,688
                                                                                 -----------
CASH AND CASH EQUIVALENTS, end of year.........................................  $27,639,168
                                                                                 -----------
                                                                                 -----------
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the year for interest.......................................  $   107,549

    The accompanying notes are an integral part of this financial statement.

                                 TELETRAC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. ORGANIZATION AND BUSINESS ACTIVITIES:

Teletrac, Inc. (the Company), and its wholly owned subsidiary, Teletrac Licensing, Inc., are licensed by the Federal Communications Commission (FCC) to construct and operate radio location networks for the purpose of locating, tracking and communicating with commercial fleet and consumer vehicles as a result of its acquisition of AirTouch Teletrac (see Note 2). The Company has operating networks in six U.S. cities, Chicago, Dallas, Detroit, Houston, Los Angeles and Miami, and has site specific licenses in approximately 20 additional cities. The networks consist of antennas, transmission and receiving equipment, customer-owned vehicle locating units (VLUs) that receive and transmit signals, and operating centers that interpret and relay the transmissions.

SIGNIFICANT RISKS AND UNCERTAINTIES

The Company and its predecessors have incurred losses in each year of operations. The Company expects to continue to incur net losses as it pursues plans to expand its operating networks, product offerings and customer base. There can be no assurance that the Company will be profitable in the future.

The Company is facing increased competition for its services. Certain of the Company's competitors are larger and have substantially greater financial, research and development and sales and markting capabilities. Additionally, there can be no assurance additional competitors will not enter markets that the Company serves or plans to serve and that the Company will be able to withstand the competition. Moreover, changes in technology could lower the cost of competitive services to a level where the Company's services would be less competitive, which could have a material adverse effect on the Company's business and the ability to realize its assets.

2. PURCHASE OF AIRTOUCH TELETRAC:

On January 17, 1996, the Company purchased the assets of AirTouch Teletrac, a California general partnership, from AirTouch Services, for $3,099,000 in cash, and the assumption of certain liabilities and working capital as defined. An amount of $2,099,000 was paid at closing, with $1,000,000 due one year from the date of closing. Funds necessary for the closing were provided by the current common stockholders of the Company through sales of common stock. The allocation of purchase price was made first to the current assets and liabilities and assumed liabilities, and the remainder to the long-term assets in proportion to the fair values of the assets, as follows (in thousands):

                                                                                 ASSETS AND
                                                                                 LIABILITIES
                                                                                  ACQUIRED
                                                                                 JANUARY 17,
                                                                                    1996
                                                                               ---------------
Working capital..............................................................     $     217
Property and equipment.......................................................         8,218
Licenses.....................................................................           600
Refrequencing liability......................................................        (5,936)
                                                                                    -------
      Total..................................................................     $   3,099
                                                                                    -------
                                                                                    -------

                                 TELETRAC, INC.

                               DECEMBER 31, 1996

3. ACCOUNTING POLICIES:

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company services the commercial market for use in fleet management and the consumer market for individual vehicle tracking. The commercial systems include VLUs, computer hardware, and vehicle tracking software. The sales of commercial systems are recognized upon shipment of the system, and the commercial service fee revenues are recognized monthly as the services are provided.

The VLUs for the consumer market are sold along with monthly service contracts. Service revenues for the consumer market may be paid in advance and are recognized monthly as earned. Unearned service fees are recorded as deferred revenue and included in accrued expenses in the accompanying balance sheet.

CASH AND CASH EQUIVALENTS

The Company considers cash and cash equivalents to be temporary cash investments with an original maturity of three months or less.

INVENTORIES

Inventories consist of VLUs, computer systems and other receiving and transmitting equipment held for sale. Inventory is stated at the lower of cost or market using the first-in, first-out method of valuation.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and consist of the following (in thousands):

                                                                                    ESTIMATED
                                                                                     USEFUL
                                                                          COST        LIVES
                                                                        ---------  -----------
System equipment......................................................  $   4,832           7
Computers and office equipment........................................      2,412           3
Furniture and fixtures................................................        578           7
Other.................................................................        471         3-7
Construction in progress..............................................      9,774
                                                                        ---------
Property and equipment................................................     18,067
Less--Accumulated depreciation........................................      1,221
                                                                        ---------
Net property and equipment............................................  $  16,846
                                                                        ---------
                                                                        ---------

Repairs, maintenance and renewal of minor items are charged to expense as incurred. Major renewals and improvements are capitalized and depreciated over their remaining useful lives. Leasehold improvements

                                 TELETRAC, INC.

                               DECEMBER 31, 1996

are amortized using the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the underlying lease.

LICENSES

Licenses, as acquired from AirTouch Services, represent a long-term intangible asset that allows FCC authorization to broadcast at designated frequencies. They are amortized using the straight-line method over 15 years. FCC license terms are for 5-year periods with unlimited options to renew for subsequent 5-year periods.

INCOME TAXES

The Company is a C corporation for federal income tax purposes. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities applying tax regulations existing at the end of the reporting period. The Company has fully reserved its deferred tax asset, principally the net operating loss carryforward generated, as of December 31, 1996.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements of the Company include Teletrac, Inc., and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

4. STOCKHOLDERS' EQUITY:

The Company's Restated Certificate of Incorporation, dated December 4, 1996, provides for 958,888 authorized shares of capital stock, consisting of 507,934 shares of authorized Class A common stock at $0.01 par value per share, 70,000 shares of authorized Class B common stock at $0.01 par value per share, 190,477 shares of authorized Series A Redeemable Convertible Participating preferred stock at $0.01 par value per share, and 190,477 shares of authorized undesignated preferred stock at $0.01 par value per share.

COMMON STOCK

The Class A common stock and Class B common stock are substantially identical in all respects and entitle the holders to the same rights, preferences and privileges. However, owners of Class B common stock have no right to vote on any matters to be voted on by the Company's stockholders except as a separate class on any proposed merger or consolidation of the Company, or any recapitalization or reorganization in which shares of Class B common stock would receive treatment different from or be exchanged for consideration different on a per share basis from the consideration received with respect to or in exchange for shares of Class A common stock. Owners of Class B common stock, upon the occurrence of certain conversion events, have the right to exchange equivalent shares of their Class B common stock for shares of Class A common stock. In December 1996 all then outstanding Class B common stock was converted into Class A common stock.

                                 TELETRAC, INC.

                               DECEMBER 31, 1996

PREFERRED STOCK

During December 1996, 190,476.19 shares of $0.01 par value Series A Redeemable Convertible Participating preferred stock were issued for net cash proceeds of $31,122,255. They entitle holders to receive cumulative, compounding dividends at the rate of 15 percent per annum. Dividends accrue on a daily basis from the issuance date and are payable as declared by the board of directors. As of December 31, 1996, $340,000 was accrued for dividends. Holders are entitled to voting rights, preference on liquidation, voluntary equal share conversion into common stock at a defined conversion price, and automatic equal share conversion into common stock after either a qualified public stock offering or a certain non-qualified public stock offering as defined. Additionally, on or after December 4, 2001, at the election of the holders of a majority of the outstanding preferred stock, the Company is obligated to redeem the preferred stock at a cash price equal to the liquidation preference amount of $173.25 per share plus cumulative unpaid dividends. From and after December 4, 2003 the redemption price will be equal to the greater of the liquidation preference amount or the fair market value of the preferred stock.

STOCK OPTIONS

The Company has two stock option plans, the 1995 Stock Option Plan (the 1995
Plan) and the 1996 Stock Option Plan (the 1996 Plan). The Company accounts for these plans in accordance with Accounting Principles Board Opinion No. 25 under which no compensation cost has been recognized in 1996. Had compensation cost been recognized in accordance with Financial Accounting Standards Board Statement No. 123, "Accounting for Stock Based Compensation," the Company's operating loss would have been increased by $506,000 for the year ended 1996.

The plans permit grants of nonqualified, and incentive stock options. The Company has reserved 43,060 and 25,083 shares of its common stock under the 1995 Plan and the 1996 Plan, respectively. Under the 1995 Plan the exercise prices and vesting periods of the options are as follows:

DATE                                                               PRICE       VESTING AMOUNT
---------------------------------------------------------------  ---------  ---------------------
One year after grant...........................................  $     100     One-third of grant
Two years after grant..........................................        125     One-third of grant
Three years after grant........................................        150     One-third of grant

During 1996, 43,060 options were granted under the 1995 Plan at a weighted average price of $125. The weighted average fair value of the options issued during 1996 was $119. No options were canceled or exercised during 1996. During 1996, 510 options were forfeited. The options outstanding at December 31, 1996, have a weighted average remaining contract life of approximately seven years and none were exercisable as of December 31, 1996.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the 1996 grants: risk-free interest rate from 5.48 to 6.87 percent; an expected option life of 7 years; and no expected dividend yields.

Options granted under the 1996 Plan must have exercise prices equal to the fair market value as determined by the board of directors, and the term of the options shall not exceed ten years from grant date. No shares under the 1996 Plan have been granted.

                                 TELETRAC, INC.

                               DECEMBER 31, 1996

5. CAPITAL LEASES:

The Company holds leases on telephony and frequency receiving and transmitting equipment for periods greater than one year. Minimum payments under such capital leases are as follows (in thousands):

                                               PRINCIPAL    INTEREST      TOTAL
                                              -----------  -----------  ---------
1997........................................   $     381    $     187   $     568
1998........................................         403          147         550
1999........................................         446          104         550
2000........................................         494           56         550
Thereafter..................................         273           10         283
                                              -----------       -----   ---------
                                               $   1,997    $     504   $   2,501
                                              -----------       -----   ---------
                                              -----------       -----   ---------

6. REFREQUENCING LIABILITY:

In 1995 the FCC issued an order which requires the Company to relocate its existing operating frequency from a portion of the 925 MHz band to a portion of the 927 MHz band. As a result, the Company has recorded a liability, including $5,936,000 assumed in the acquisition, for the cost of implementing the order so that the Company can continue to deliver its contractual service obligation to its customers. The cost recorded during 1996 of $1,340,000 represents the estimated costs to comply with this obligation for all customers added to service during 1996.

7. EMPLOYEE BENEFIT PLANS:

The Company sponsors a defined contribution profit sharing 401(k) plan which covers all full-time employees. The benefits of this plan are based on years of service, the employee's compensation, employee contributions and earnings of plan assets. The Company's funding policy is to contribute an amount equal to $0.50 for every dollar contributed by the employees up to $1,000 annually. The Company has accrued $121,000 during 1996.

8. INCOME TAXES:

Deferred income taxes are provided for temporary differences between the financial accounting basis and tax basis of assets and liabilities and temporary differences in reporting income and expense.

The Company has net operating losses (NOLs) which it can carryforward up to 15 years to reduce taxable income in the future. The Company's NOLs and Alternative Minimum Tax (AMT) NOLs total approximately $13,300,000 and $12,700,000, respectively. The NOLs and AMT NOLs may be utilized through 2011. The Company has fully reserved these deferred tax assets and has provided no income tax benefit related thereto.

                                 TELETRAC, INC.

                               DECEMBER 31, 1996

The components of net deferred tax assets (liabilities) are as follows (in thousands):

                                                                        DECEMBER 31, 1996
                                                               -----------------------------------
                                                                 CURRENT    NONCURRENT     TOTAL
                                                               -----------  -----------  ---------
Deferred tax asset--
NOL..........................................................   $  --        $   5,040
Allowance for doubtful accounts..............................         175       --
Start-up costs, capitalized for income tax purposes, net ....      --              279
Other........................................................          88       --
Deferred tax liabilities.....................................         (32)         (26)
                                                               -----------  -----------
Net deferred tax assets......................................   $     231    $   5,293   $   5,524
                                                               -----------  -----------
                                                               -----------  -----------
Tax asset reserve............................................                               (5,524)
                                                                                         ---------
Net deferred taxes...........................................                            $  --
                                                                                         ---------
                                                                                         ---------

The Company's utilization of its NOLs many be limited in the future due to its issuance of preferred stock and the IRS regulations pertaining to change in control.

9. COMMITMENTS AND CONTINGENCIES:

The Company has operating leases for office space and antenna sites for periods greater than one year. Minimum payments under such operating leases are as follows (in thousands):

1997................................................  $   2,399
1998................................................      2,353
1999................................................      1,844
2000................................................      1,265
Thereafter..........................................        841
                                                      ---------
                                                      $   8,702
                                                      ---------
                                                      ---------

The Company purchases all of its VLU's from a single foreign supplier, and has entered into a commitment with the supplier to purchase 200,000 units beginning October 1996, through October 1998. The agreement allows the Company to extend this period until November 2000 and has a provision to buy-out of the commitment at a nominal fee. As of December 31, 1996, the remaining purchase commitment is approximately $35,700,000, including $1,500,000 which has been prepaid by the Company. Related to this commitment, at December 31, 1996, the Company maintained a $1,750,000 irrevocable letter of credit to support the purchase of the VLU's, of which $1,250,000 is funded and is recorded as restricted cash in the accompanying balance sheet. Additionally, the Company has committed to acquire other equipment and fund certain research and development activities of approximately $2,900,000 and $3,500,000, respectively.

The Company is party to certain litigation and claims arising in the normal course of business. In the opinion of management, the amount of liability arising from these lawsuits would not be material to the financial position or results of operations of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Teletrac, Inc:

We have audited the accompanying balance sheet of AirTouch Teletrac General Partnership as of December 28, 1995, and the related statements of operations and changes in partners' deficit and cash flows for the period from January 1, 1995, to December 28, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AirTouch Teletrac General Partnership as of December 28, 1995, and the results of its operations and its cash flows for the period from January 1, 1995, to December 28, 1995, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

Kansas City, Missouri
May 1, 1996

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                                 BALANCE SHEET

                               DECEMBER 28, 1995

                                           ASSETS
CURRENT ASSETS:
  Cash........................................................................  $    --
  Accounts receivable, net of allowance for doubtful accounts of $290,094.....     1,804,213
  Inventory...................................................................       501,915
  Other current assets........................................................       394,916
                                                                                ------------

        Total current assets..................................................     2,701,044
PROPERTY, PLANT AND EQUIPMENT, net............................................     7,836,070
INTANGIBLE ASSETS, net........................................................       600,000
                                                                                ------------
        Total assets..........................................................  $ 11,137,114
                                                                                ------------
                                                                                ------------

                             LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable--Trade.....................................................  $    183,875
  Due to affiliates...........................................................    15,995,945
  Accrued salaries and benefits...............................................     2,910,760
  Other current liabilities...................................................     1,203,747
                                                                                ------------

        Total current liabilities.............................................    20,294,327
REFREQUENCING LIABILITY.......................................................     5,936,070
CONVERTIBLE DEBT..............................................................   226,100,585
OTHER NON-CURRENT LIABILITIES.................................................       224,088
                                                                                ------------
        Total liabilities.....................................................   252,555,070

COMMITMENTS AND CONTINGENCIES (Notes 1 and 5)
PARTNERS' DEFICIT.............................................................  (241,417,956)
                                                                                ------------
        Total liabilities and partners' deficit...............................  $ 11,137,114
                                                                                ------------
                                                                                ------------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

            STATEMENT OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

            FOR THE PERIOD FROM JANUARY 1, 1995 TO DECEMBER 28, 1995

REVENUES......................................................................  $ 13,244,367
OPERATING EXPENSES:
  Cost of products sold.......................................................     4,322,710
  Selling, general and administrative.........................................    23,673,935
  Depreciation and amortization...............................................     4,458,454
  Asset impairment............................................................    10,966,716
  Refrequencing costs.........................................................     5,936,070
                                                                                ------------
    Loss from operations......................................................   (36,113,518)

OTHER EXPENSES:
  Interest expense............................................................    21,239,650
  Other, net..................................................................        26,988
                                                                                ------------
    Net loss..................................................................   (57,380,156)

PARTNERS' DEFICIT:
  Balance, December 31, 1994..................................................  (184,037,800)
                                                                                ------------
  Balance, December 28, 1995..................................................  $(241,417,956)
                                                                                ------------
                                                                                ------------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                            STATEMENT OF CASH FLOWS

            FOR THE PERIOD FROM JANUARY 1, 1995 TO DECEMBER 28, 1995

OPERATING ACTIVITIES:
  Net loss.....................................................................  $(57,380,156)
  Adjustments to reconcile net loss to net cash used for operating activities--
    Depreciation and amortization..............................................    4,458,454
    Asset impairment...........................................................   10,966,716
    Refrequencing costs........................................................    5,936,070
    Changes in operating assets and liabilities--
      Accounts receivable, net.................................................      633,387
      Inventory................................................................    1,046,485
      Other current assets.....................................................      (45,916)
      Accounts payable--Trade..................................................     (461,118)
      Due to affiliates........................................................   11,150,645
    Increase in other liabilities..............................................      165,371
                                                                                 -----------
        Net cash used for operating activities.................................  (23,530,062)
                                                                                 -----------
INVESTING ACTIVITIES:
  Retirements of property, plant and equipment, net............................      110,160
                                                                                 -----------
        Net cash provided by investing activities..............................      110,160
                                                                                 -----------
FINANCING ACTIVITIES:
    Proceeds from convertible debt.............................................   22,905,585
    Other......................................................................      (31,483)
                                                                                 -----------
        Net cash provided by financing activities..............................   22,874,102
                                                                                 -----------
NET DECREASE IN CASH...........................................................     (545,800)
CASH, December 31, 1994........................................................      545,800
                                                                                 -----------
CASH, December 28, 1995........................................................  $   --

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest to affiliate..........................................  $ 9,763,242
  Cash paid for income taxes...................................................      --
                                                                                 -----------
                                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 28, 1995

1. ORGANIZATION AND NATURE OF BUSINESS:

NATURE OF OPERATIONS

AirTouch Teletrac General Partnership (the Partnership) was formed on December 16, 1987, under the laws of the State of California. The Partnership has been licensed by the Federal Communications Commission (FCC) to construct and operate radio location networks. During 1995 the Partnership operated in six U.S. cities as follows: Chicago, Dallas, Detroit, Houston, Los Angeles and Miami.

The set up of the location network is capital intensive, and the Partnership has been dependent upon the financial support of its majority partner, Location Technologies Inc. (LTI), and its parent, AirTouch Communications.

The principal operation consists of tracking vehicles through signals sent by Vehicle Location Units (VLUs) placed in a vehicle and received by a base unit. The system processes the signals and provides the location and movement of a vehicle on an electronic map grid display.

OWNERSHIP

During 1995 certain of the partners, North American Teletrac and International Teletrac Services, sold all ownership interests in the Partnership to AirTouch Services (ATS) and LTI. LTI also transferred two percent of its ownership interest in the Partnership to ATS during 1995. Prior to the dissolution of the Partnership on December 28, 1995, the partners' ownership interests were as follows:

Location Technologies, Inc., a wholly owned subsidiary
  of AirTouch Services...............................................        73%
AirTouch Services, a wholly owned subsidiary of
  AirTouch Communications............................................        27%

On December 28, 1995, LTI merged with ATS, thereby dissolving the Partnership by operation of law. Accordingly, the accompanying financial statements are as of December 28, 1995, and for the period from January 1, 1995, to December 28, 1995. No material transactions or events of the business occurred between December 28, 1995, and December 31, 1995.

SUBSEQUENT SALE OF ASSETS

On January 17, 1996, ATS sold substantially all of the assets previously owned by the Partnership to Teletrac, Inc., a Delaware corporation, for $2,500,000, the assumption of the refrequencing liability, and an adjustment for working capital, as defined. An amount of $1,500,000 was paid in cash at closing, with $1,000,000 due on the earlier of one year from the date of closing or the date on which the order issued by the FCC addressing emission mask standards for multilateration vehicle location systems shall have become final.

As a result of the subsequent sale, management determined that the net realizable value of the long- term assets (property, plant, equipment and intangible assets) was less than net book value. The impairment of property, plant and equipment, FCC licenses, and goodwill of $2,249,000, $2,610,000, and $6,108,000, respectively, was recorded in the 1995 statement of operations.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                               DECEMBER 28, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Partnership serviced the commercial market for use in fleet management and the consumer market for individual vehicle tracking. The commercial systems include VLUs, computer hardware, and vehicle tracking software. The sales of commercial systems are recognized upon shipment of the system, and the commercial service fee revenues are recognized monthly as the services are provided based on the number of VLUs in the fleet.

The VLUs for the consumer market were manufactured by third parties and were sold to consumers through unrelated retailers. The Company's service contracts to individual consumers were initiated by the retailers. Service revenues for the consumer market may be paid in advance and are recognized monthly as earned. Unearned service fees are recorded as deferred revenue and included in other current liabilities in the accompanying balance sheet.

INVENTORIES

Inventories consist of VLUs, computer systems and related components. Inventory is stated at the lower of cost or market using the first-in, first-out method of valuation.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment were recorded at cost. Subsequent to 1995 substantially all of the Partnership's assets were sold (Note 1). As a result, property, plant and equipment were determined to be impaired and were recorded at their net realizable values as of December 28, 1995. Property, plant and equipment includes the following:

Equipment......................................................  $22,896,113
Office furniture and equipment.................................   1,276,205
Vehicles.......................................................     349,296
Leasehold improvements.........................................     190,085
                                                                 ----------
                                                                 24,711,699
Less- Accumulated depreciation and amortization................  (16,875,629)
                                                                 ----------
  Net property, and equipment..................................  $7,836,070
                                                                 ----------
                                                                 ----------

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                               DECEMBER 28, 1995

Repairs, maintenance and renewal of minor items were charged to expense as incurred. Major renewals and improvements are capitalized and depreciated over their remaining useful lives. Depreciation is recorded using the straight-line method over the applicable estimated useful lives as follows:

Equipment.........................................................  3-7 years
Office furniture and equipment....................................  5 years
Vehicles..........................................................  3 years

Leasehold improvements were amortized using the straight-line method over the lesser of the estimated useful life of the asset or the remaining terms of the underlying lease.

INTANGIBLE ASSETS

Intangible assets represent the cost of acquiring FCC licenses as well as goodwill resulting from an acquisition of a previous network partner. Both FCC licenses and goodwill were amortized using the straight-line method over 20 years. FCC license terms are for a five-year period with unlimited options to renew for subsequent five-year periods. As discussed above, subsequent to 1995 substantially all of the Partnership's assets were sold (Note 1). As a result, the intangible assets were determined to be impaired and were recorded at their net realizable values as of December 28, 1995. The goodwill previously recorded was fully impaired and the FCC licenses were written down to $600,000.

PARTNERSHIP INCOME ALLOCATION

Partnership profits and losses were allocated based on the partners' percentage ownership interest in the Partnership during the year.

INCOME TAXES

No provision has been made for federal or state income taxes since such taxes, if any, are the responsibility of the individual partners.

3. RELATED-PARTY TRANSACTIONS:

CONVERTIBLE DEBT

The Partnership had convertible debt payable to LTI. Interest on the debt was at prime plus 2 percent on the outstanding debt balance. Included in the due to affiliate balance at December 28, 1995, is interest payable of approximately $15,900,000.

The debt was collateralized by the equipment, inventory, accounts receivable, and all proceeds and products of the Partnership. The debt was not assumed by the new owners (Note 1).

The outstanding principal balance could have been converted into shares of AirTouch Teletrac stock if the Partnership would have elected to undertake an initial public offering. In conjunction with the merger of ATS and LTI, discussed in Note 1, the debt was eliminated.

INSURANCE

The Partnership was covered under an insurance policy held by an affiliate. Insurance expense passed through by this affiliate for the period from January 1, 1995, to December 28, 1995, was $244,000.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                               DECEMBER 28, 1995

4. EMPLOYEE BENEFITS:

EMPLOYEE INCENTIVE PLANS

The Partnership maintained a short-term incentive plan (STIP) for certain employees which was based on the achievement of certain performance measures and targets. Costs related to the STIP of approximately $673,000 have been recorded in the 1995 statement of operations.

The Partnership also maintained an Equity Incentive Plan (EI Plan) for certain key employees. Under the EI Plan the Partnership was authorized to grant stock appreciation rights (SARs) to the key employees which are exercisable over a specified period of time based on the price of the AirTouch Communications stock. Cost of approximately $211,000 is included in the 1995 statement of operations.

SEVERANCE AND STAY-ON PROGRAM

As a result of a planned downsizing of the Partnership's operations and the subsequent sale of the assets, the Partnership severed its employment relationships with substantially all of its employees during 1995 and through early 1996. The severance program provided for severance payments to be made to employees in accordance with a formula that considers years of service and salary. Severance payments were made when the employment relationships were severed, which in certain instances occurred in 1996. All costs related to the severance program, which totaled approximately $2,400,000, have been recorded in the 1995 statement of operations.

In addition to the severance program, certain employees were provided an added incentive to continue working for the Partnership after the sale was announced to provide closure and transition of the Partnership's activities (Stay-On
Plan). Generally, those eligible employees were paid 25% of their monthly salary times the number of months worked subsequent to June 1, 1995, with partial months being credited as full months. Costs related to the Stay-On Plan which relate to services provided in 1995 were approximately $804,000.

5. COMMITMENTS AND CONTINGENCIES:

SIGNIFICANT SUPPLIER AGREEMENTS

The Partnership entered into several purchase agreements with a foreign supplier, the Partnership's sole supplier of VLUs, whereby VLUs would be supplied at a set price, provided prepayments were made to finance the production of the units. At December 28, 1995, the total open commitments under these agreements were approximately $1,900,000.

The Partnership entered into an agreement with a software company to develop and update the mapping software utilized in all of the Partnership's operating locations to track vehicles. In 1995 the Partnership paid a fee of $325,000 for the service which expired in January 1996.

The Partnership also had various other purchase commitments outstanding at year-end of approximately $1,185,000.

Substantially all significant supplier agreements were assumed by or renegotiated by Teletrac, Inc.

LEASES

The Partnership leased various facilities under noncancellable operating leases expiring through 2000. Most of the leases were either assumed by or subleased to Teletrac, Inc.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                               DECEMBER 28, 1995

Total rental expense under all operating leases was $2,027,000 for the period from January 1, 1995, to December 28, 1995.

OTHER

The Partnership was party to a dispute regarding the registration of the trademark "Teletrac" by an unrelated party. No accrual has been made in the accompanying financial statements for this contingency since management is unable to establish the likelihood of loss, if any, which may be incurred.

The Partnership was a party to various other lawsuits arising in the ordinary course of business. In the opinion of management, based on a review of such litigation with legal counsel, any losses resulting from these actions are not expected to materially impact the financial position or results of operations of the Partnership.

6. REFREQUENCING COSTS:

In 1995 the FCC issued an order which required the Partnership to relocate its existing operating frequency from a portion of the 925 MHz band to a portion of the 927 MHz band. As a result, the Partnership has recorded a liability and a related expense for the cost of implementing the order in order to continue delivering the Partnership's contractual service obligation to its customers. The cost recorded of $5,936,070 represents the estimated cost to comply with this obligation to customers at December 28, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
AirTouch Teletrac General Partnership

    We have audited the accompanying balance sheet of AirTouch Teletrac General Partnership (the "Partnership") as of December 31, 1994, and the related statements of operations, partners' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The Partnership is currently in negotiations for the sale of substantially all of the Partnership's assets and assumption of certain liabilities. See Note 11.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AirTouch Teletrac General Partnership as of December 31, 1994, and results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Partnership will continue as a going-concern. As discussed in Note 2, the Partnership has incurred net losses and negative cash flows from operations. In addition, the Partnership is highly leveraged and has relied substantially on continued financial support from its general partner, which is a wholly-owned subsidiary of AirTouch Communications. As discussed in Note 2, this financial support may not continue. These factors raise substantial doubt about the Partnership's ability to continue as a going-concern. Plans in regard to these matters are also described in Note 2 as well as Note 11. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                                          COOPERS & LYBRAND LLP

Newport Beach, California
February 3, 1995, except for
  Note 11, as to which the
  date is September 8, 1995

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                                 BALANCE SHEET

                               DECEMBER 31, 1994

                                     ASSETS

CURRENT ASSETS:
Cash...........................................................................  $  545,800
Accounts receivable, less allowance for doubtful accounts of $479,700..........   2,437,600
Inventory, net of reserve of $154,200..........................................   1,548,400
Other current assets...........................................................     349,000
                                                                                 ----------
  Total current assets.........................................................   4,880,800
Property, plant and equipment, net.............................................  14,017,400
Intangible assets, net.........................................................   9,954,000
                                                                                 ----------
  Total assets.................................................................  $28,852,200
                                                                                 ----------
                                                                                 ----------

                       LIABILITIES AND PARTNERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable--trade........................................................  $   791,000
Due to affiliates..............................................................    4,845,300
Accrued salaries and benefits..................................................    2,467,000
Other current liabilities......................................................    1,501,500
                                                                                 -----------
  Total current liabilities....................................................    9,604,800
Net indebtedness to ITS........................................................   49,500,000
Convertible debt...............................................................  153,695,000
Capital leases, net of current portion.........................................       82,800
Loan payable...................................................................        7,400
                                                                                 -----------
  Total liabilities............................................................  212,890,000
Commitments and contingencies (Notes 7 and 10).................................           --
Partners' deficit..............................................................  (184,037,800)
                                                                                 -----------
Total liabilities and partners' deficit........................................  $28,852,200
                                                                                 -----------
                                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

Revenues.......................................................................  $15,336,000
Operating expenses:
    Cost of revenues...........................................................    6,356,800
    Selling and advertising....................................................    1,814,100
    Salaries and benefits......................................................   14,747,700
    General and administration.................................................   11,672,300
    Depreciation and administration............................................    5,218,200
                                                                                 -----------
      Loss from operations.....................................................  (24,473,100)
Other expense (income):
    Interest expense...........................................................   15,610,100
    Interest income............................................................
    Other......................................................................     (258,700)
                                                                                 -----------
      Net loss.................................................................  ($39,824,500)
                                                                                 -----------
                                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                         STATEMENT OF PARTNERS' DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1994

Balance, December 31, 1993....................................................  ($144,713,300)
Capital contribution..........................................................       500,000
Net loss for the year.........................................................   (39,824,500)
                                                                                ------------
Balance, December 31, 1994....................................................  ($184,037,800)
                                                                                ------------
                                                                                ------------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

CASH FROM (USED FOR) OPERATING ACTIVITIES:
  Net loss.....................................................................  $(39,824,500)
  Adjustments to reconcile net loss for items current not affecting operating cash flows:
    Depreciation and amortization..............................................    5,218,200
    Loss on disposal of fixed assets...........................................    1,263,200
    Changes in operating assets and liabilities:
      Accounts receivable, net.................................................      701,000
      Inventory, net...........................................................       47,900
      Other current assets.....................................................    1,128,200
      Accounts payable--trade..................................................     (750,800)
      Due to affiliates........................................................    1,598,800
      Accrued salaries and benefits............................................   (2,405,700)
      Other current liabilities................................................     (289,600)
                                                                                 -----------
      Cash used for operating activities.......................................  (33,313,300)
                                                                                 -----------
CASH USED FOR INVESTING ACTIVITIES:
  Additions to property, plant and equipment...................................     (858,600)
                                                                                 -----------
      Cash used for investing activities.......................................     (858,600)
                                                                                 -----------
CASH PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from convertible debt...............................................   32,695,000
  Partner capital contributions................................................      500,000
  Loan repayment...............................................................       (9,300)
  Payment on capital lease obligation..........................................      (53,500)
                                                                                 -----------
      Cash provided by financing activities....................................   33,132,200
                                                                                 -----------
      Change in cash...........................................................   (1,039,700)
                                                                                 -----------
Beginning cash.................................................................    1,585,500
                                                                                 -----------
Ending cash....................................................................  $   545,800
                                                                                 -----------
                                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS:

    AirTouch Teletrac General Partnership (the "Partnership") was formed on December 16, 1987 under the laws of the State of California. The Partnership has been licensed by the Federal Communications Commission ("FCC") to construct and operate radio location networks in 127 U.S. cities. Since its inception, the Partnership was subcontracting the operations of the network to International Teletrac Systems, Inc. ("ITS"), a wholly-owned subsidiary of North American Teletrac ("NAT"), an affiliate, under an operating and supply agreement. Effective March 31, 1992, the Partnership exercised its option to acquire substantially all operations, assets, and liabilities (except certain debt--see
Note 6) of ITS (the "Acquisition").

    Prior to October 1991, the Partnership was precluded by a judicial consent decree from, among other things, having an investment in, or participating in the management of, ITS or obtaining any information about ITS not available to the general public. However, the Partnership purchased an option to acquire ITS and guaranteed ITS' debt (Note 6) thereby assuming most of ITS' business risk. Accordingly, the acquired assets, liabilities, and results of operations of ITS have been consolidated in the Partnership's financial statements for all periods presented herein.

    At the time of exercise of the option, the Partnership recorded goodwill of $6,913,800 which approximates the cash paid to ITS. During 1993, an additional $603,500 was paid on behalf of ITS and, accordingly, has been recorded as goodwill.

    In consideration for its contribution of certain assets and liabilities, ITS was allocated a 24% partnership interest which was transferred from NAT's original interest. Accordingly, at December 31, 1994, the partners' ownership interests are as follows:

Location Technologies, Inc. ("LTI"), a wholly-owned
  subsidiary of AirTouch Communications......................        51%
North American Teletrac ("NAT")..............................        25%
International Teletrac Systems, Inc. ("ITS"), a wholly-owned
  subsidiary of NAT..........................................        24%

    Prior to April 1, 1994, LTI was a wholly-owned subsidiary of PacTel Corporation, which in turn was 86.1% owned by Pacific Telesis Group. On April 1, 1994, the Wireless Division of Pacific Telesis Group spun off and formed a separate company operating as AirTouch Communications.

    At December 31, 1994, the Partnership operated in six cities. The set up of the location network is capital intensive, and the Partnership is currently dependent upon the financial support of its majority partner, LTI and its parent, AirTouch Communications.

    Vehicles are tracked through signals sent by Vehicle Location Units ("VLUs") placed in the vehicle and received by base stations which have been strategically installed throughout the coverage area. The signals are processed by the base stations and sent by telephone to the master station. The system then determines the location of the vehicle and movement on an electronic map grid display. The master station can relay the tracking information to the commercial fleet dispatcher or law enforcement agencies.

2. MANAGEMENT'S PLANS:

    The Partnership's financial statements have been prepared on a going-concern basis which contemplates the realization of assets and a liquidation of liabilities in the ordinary course of business. The

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

2. MANAGEMENT'S PLANS: (CONTINUED)
Partnership has incurred substantial net losses and negative cash flows from operations. In addition, the Partnership has a working capital deficiency and is highly leveraged.

    To date, substantially all of the cash to fund the operations of the Partnership had been provided by its affiliate, LTI, in the form of convertible debt. This financial support may not continue.

    There is a pending sale to sell substantially all of the Partnership's assets to a third party who will also assume certain of the Partnership's liabilities. See discussion of this pending sale in Note 11.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    REVENUE RECOGNITION:

    The Partnership services the commercial market for use in fleet management and the consumer market for individual vehicle tracking. The commercial systems include VLUs, computer hardware, and vehicle tracking software. The sales of commercial systems are recognized upon shipment of the system, and the commercial service fee revenues are recognized monthly based on the number of VLUs in the fleet.

    The VLUs for the consumer market are manufactured by third parties and are sold to consumers through unrelated retailers. The Company's service contracts to individual consumers are initiated by the retailers. Service revenues for the consumer market are usually paid in advance and are recognized monthly as earned. Unearned service fees are recorded as deferred revenue and included in other current liabilities in the accompanying balance sheets.

    INVENTORIES:

    Inventories consist of VLUs and computer systems for commercial customers and are stated at the lower of cost or market using the first-in, first-out method of valuation. The Company has $140,600 of inventory on consignment with third parties at December 31, 1994.

    PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment, at cost, are depreciated using the straight-line method over their estimated useful lives, which are generally as follows:

Equipment.................................................  3-7 years
Office furniture and equipment............................    5 years
Vehicles..................................................    3 years

    Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful life of the asset or the remaining terms of the underlying lease.

    Repairs, maintenance, and renewal of minor items are charged to expense as incurred. Major renewals and improvements are capitalized and depreciated over the remaining useful lives of the assets.

    INTANGIBLE ASSETS:

    Intangible assets represent the cost of acquiring FCC licenses as well as goodwill resulting from the Acquisition. Both FCC licenses and goodwill are amortized using the straight-line method over twenty

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) years. The Partnership periodically reviews these intangible assets to determine if its carrying costs will be recovered from future operations and, accordingly, a reduction in carrying value should be recorded. No such reductions have occurred to date.

    RESEARCH AND DEVELOPMENT:

    Research and development costs are expensed as incurred.

    ADVERTISING:

    Advertising costs are expensed as incurred.

    PARTNERSHIP INCOME:

    Subsequent to the Acquisition, Partnership's profits and losses are allocated based on the partners' percentage ownership interest in the Partnership.

    INCOME TAXES:

    No provisions have been made for federal or state income taxes since such taxes, if any, are the responsibility of the individual partners.

    STATEMENT OF CASH FLOWS:

    The Company prepares its statement of cash flows using the indirect method as prescribed by Statement of Financial Accounting Standards No. 95. The Company considers all investment instruments at date of purchase with maturities of less than three months to be cash equivalents. The Partnership paid $13,780,500 in interest in 1994. (See Note 6 for interest paid on convertible debt.) In 1994, the Partnership did not enter into any capital lease obligations for new equipment.

4. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment at December 31, 1994 consist of the following:

Equipment......................................................  $22,958,400
Office furniture and equipment.................................   1,262,400
Vehicles.......................................................     385,100
Leasehold improvements.........................................     175,400
                                                                 ----------
                                                                 24,781,300
Less, accumulated depreciation and amortization................  10,763,900
                                                                 ----------
                                                                 $14,017,400
                                                                 ----------
                                                                 ----------

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

5. INTANGIBLE ASSETS:

    Intangible assets at December 31, 1994 consist of the following:

FCC licenses....................................................  $4,719,300
Goodwill........................................................  7,517,300
                                                                  12,236,600
Less, accumulated depreciation and amortization.................  2,282,600
                                                                  ---------
                                                                  $9,954,000
                                                                  ---------
                                                                  ---------

    FCC licenses represent the cost of acquiring these licenses and are amortized over a period of 20 years. FCC license term is for a 5-year period with unlimited options to renew for subsequent 5-year periods.

    Goodwill results from the application of the purchase method of accounting with respect to the Acquisition.

6. RELATED PARTY TRANSACTIONS:

    NET INDEBTEDNESS TO ITS:

    The net indebtedness at December 31, 1994 represents the following:

Preferred capital account......................................  $69,700,000
Note receivable from ITS.......................................  (20,200,000)
                                                                 ----------
                                                                 $49,500,000
                                                                 ----------
                                                                 ----------

    Pursuant to the Acquisition, ITS has a "Preferred Capital Account" on which the Partnership is required to make quarterly payments to ITS at prime plus 3%. The Preferred Capital Account has all the debt features associated with the ITS outstanding debt ($49,500,000--see next paragraph) and a $20,200,000 note payable to the Partnership. These two debt instruments were not part of the Acquisition and therefore not assumed by the Partnership. However, the note receivable from ITS was reclassified and netted against the Preferred Capital Account to reflect the substance of this transaction. The note receivable bears interest at prime plus 3% (11.5% at December 31, 1994) and matures May 1998. Subsequent to year-end, the Partnership intends to assign its preferred capital account of $49,500,000 and ITS' equity in the Partnership to AirTouch Services, an affiliate. In addition, the Partnership intends to assign the preferred capital account of $20,200,000 and the related note receivable to LTI.

    The Partnership guarantees the outstanding debt of ITS. The guaranteed debt outstanding balance at December 31, 1994 was $49,500,000. Of this amount, $9,500,000 is due no later than December 20, 1995, and the remaining balance is due no later than January 31, 1996. The outstanding debt of ITS is held by AirTouch Services, a wholly-owned subsidiary of AirTouch Communications.

    CONVERTIBLE DEBT:

    The Partnership has convertible debt payable to LTI. The Partnership pays interest quarterly at prime plus 2% on the outstanding debt balance. Included in the due to affiliate balance at December 31, 1994 is

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

6. RELATED PARTY TRANSACTIONS: (CONTINUED) interest payable of $3,879,800. Interest paid to the affiliate for the year ended December 31, 1994 was $13,862,600. The principal balance is due when the debt matures as follows:

1998..........................................................  $37,500,000
1999..........................................................   52,600,000
2000..........................................................   63,595,000
                                                                -----------
                                                                $153,695,000
                                                                -----------
                                                                -----------

    The debt is collateralized by the equipment, inventory, accounts receivable, and all proceeds and products of the Partnership.

    The outstanding debt's principal may be converted into shares of AirTouch Teletrac stock if the Partnership elects to undertake an initial public offering. After conversion, LTI and its affiliates' aggregate stock ownership cannot exceed 70% of the total outstanding shares. However, subsequent to year-end, the intent is that the debt will be held by AirTouch Services due to a proposed merger of LTI and AirTouch Services, with AirTouch Services as the surviving entity.

    DEPENDENCE ON AFFILIATE:

    Substantially all of the cash to fund the operations of the Partnership has been provided by its affiliate, LTI, in the form of convertible debt.

    INSURANCE:

    The Partnership is covered under an insurance policy held by an affiliate. Insurance expense passed through by this affiliate for the year ended December 31, 1994 was $57,600.

7. COMMITMENTS:

    SIGNIFICANT SUPPLIER AGREEMENTS:

    On July 30, 1991 and July 1, 1993, ITS and AirTouch Teletrac entered into several purchase agreements with a foreign supplier whereby VLUs would be supplied at a set price, provided ITS made prepayments to finance the production of the units. At December 31, 1994, the total open commitments under these agreements amounted to $3,725,300.

    MAINTENANCE AGREEMENT:

    Effective January 1, 1991, ITS entered into a 5-year agreement with the aforementioned supplier whereby the supplier will perform maintenance and repair on all base stations purchased by ITS from that supplier. At December 31, 1994, the total remaining commitment on this agreement is approximately $241,000.

    ROYALTIES:

    ITS entered into an agreement with a software company to develop the mapping software utilized in all the Partnership's operating locations to track vehicles.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

7. COMMITMENTS: (CONTINUED)
    The Partnership pays a royalty fee for each copy of mapping software sold to an end user (corporate customer).

    In addition, beginning January 1, 1993, the Partnership has guaranteed to pay an operational fee of $1,500 per month for each metropolitan area on line for updates to the mapping software. At December 31, 1994, there were 6 cities on line and the resulting minimum operational fee commitment amounts to $4,500 for 1995.

    For commercial customers using the mapping software (tracking their own vehicles), the Partnership pays a monthly fee per vehicle.

    The above agreement had an original expiration date of January 14, 1995. This agreement has been amended, which extends the term of the agreement for one year through January 14, 1996 under the original terms and conditions of the original agreement except for the payment terms which have been revised to a flat fee of $325,000 payable in four equal installments during the term of the agreement.

    Total operational fees and royalties for the year ended December 31, 1994 amounted to approximately $256,125.

    LEASES:

    The Partnership leases various facilities under noncancellable operating leases expiring through 1997. The Company is responsible for maintenance, repairs, taxes, and insurance on these operating leases.

    Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year are as follows:

1995............................................................  $ 921,200
1996............................................................    665,700
1997............................................................    147,200
                                                                  ---------
                                                                  $1,734,100
                                                                  ---------
                                                                  ---------

    Total rental expense under all operating leases was $2,443,600 for the year ended December 31, 1994.

8. EMPLOYEE BENEFIT PLAN:

    On December 1, 1993, the Partnership revised the profit sharing plan which qualifies as a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Under this plan, eligible participating employees may elect to contribute up to 25% of their monthly salaries. The Partnership contributes to the plan on behalf of the participating employee an amount equal to 25% of employee contributions to a maximum of $2,000 per employee per calendar year. Participants are at all times fully vested in their contributions and in the Partnership's contributions according to the following schedule:

YEARS OF SERVICE                                                              VESTED PERCENTAGE
----------------------------------------------------------------------------  -----------------
2...........................................................................            30%
3...........................................................................            50%
4...........................................................................            75%
5...........................................................................           100%

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

8. EMPLOYEE BENEFIT PLAN: (CONTINUED)
    The Partnership's contributions to the plan for the year ended December 31, 1994 amounted to approximately $201,400.

9. MAJOR SUPPLIER:

    The Partnership purchases substantially all of its equipment from one supplier.

10. CONTINGENCIES:

    The Partnership is a party to various lawsuits arising in the ordinary course of business. In the opinion of management, based on a review of such litigation with legal counsel, any losses resulting from these actions are not expected to materially impact the financial condition of the Partnership.

11. SUBSEQUENT EVENT (UNAUDITED):

    Under an Asset Purchase Agreement, drafted in August of 1995, between AirTouch Services and a third party, there is a pending sale of substantially all of the Partnership's assets and assumption of certain liabilities. The purchase price for the above is estimated to be $5,000,000. In addition, if certain events occur relating to FCC actions prior to Buyer capital or contractual commitment, it is estimated that an additional sum of $6,800,000 will be paid in two equal installments without interest on the first and second anniversaries of the closing date or the date on which such FCC action is issued, whichever is later.

    If the sale is consummated under its terms as drafted, the Partnership may incur significant losses. Such loss, assuming a $5,000,000 purchase price, is estimated to be approximately $25,000,000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

    In accordance with Section 145 of the DGCL, the Company has adopted a By-Law which provides that, to the fullest extent permitted by DGCL, the Company shall indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than one by or in the right of the Company to procure a judgment in its favor, whether civil, criminal, administrative or investigate, by reasons of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of any such action or proceeding, or in connection with an appeal thereon, except in relation to matters as to which such person is adjudged to have breached his duty to the Company. Under Section 145 of the DGCL, such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law of the Company, agreement, vote of stockholders or disinterested directors or otherwise, including insurance purchased and maintained by the Company, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Company has purchased and maintains insurance to protect persons entitled to indemnification pursuant to its By-Laws and the DGCL against expenses, judgments, fines and amounts paid in settlement, to the fullest extent permitted by the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------

        3.1    Restated Certificate of Incorporation, dated September 18, 1995.**
        3.2    Certificate of Amendment to Restated Certificate of Incorporation, dated December 4, 1996.**
        3.3    By-laws, adopted as of November 14, 1995**
        4.1    Indenture between the Registrant and Norwest Bank Minnesota, National Association, as Trustee, dated
               August 6, 1997.**
        4.2    Registration Rights Agreement, dated August 6, 1997, among the Registrant, Teletrac Holdings, Inc.,
               Donaldson, Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc.**
          5    Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol
       10.1    VLU Production Agreement, dated as of September 6, 1996, between Tadiran, Ltd. and the Registrant.*
       10.2    Amendment to VLU Production Agreement, dated as of May 28, 1997, between Tadiran, Ltd. and the
               Registrant.*
       10.3    Mobile Data Terminal Purchase Agreement, dated as of February 8, 1996, between Micronet, Inc. and the
               Registrant.*
       10.4    Amendment to Mobile Data Terminal Purchase Agreement, dated September 16, 1996, between Micronet,
               Inc. and the Registrant.*
       10.5    Value Added Reseller License Agreement, dated June 3, 1997, between Etak, Inc. and the Registrant.*
       10.6    Pledge Agreement, dated August 6, 1997, between the Registrant and Norwest Bank Minnesota, National
               Association, as Collateral Agent.
       10.7    Stock Purchase Agreement, dated as of December 6, 1996, by and among Teletrac, Inc. and certain
               Investors named therein.
       10.8    Stockholder's Agreement, dated as of December 6, 1996, by and among Teletrac, Inc. and certain
               Stockholders named therein.
       10.9    Amended and Restated Registration Rights Agreement, dated as of December 6, 1996, by and among the
               Company and certain Stockholders named therein.
      10.10    Exchange Agreement, dated as of July 31, 1997, among Teletrac, Inc., Teletrac Holdings, Inc. and certain Stockholders named therein.
      10.11    Credit Agreement, dated as of September 18, 1997, among Teletrac, Inc., Banque Paribas, as
               Administrative Agent, and Fleet National Bank, as Documentation Agent.
      10.12    Unlimited Guaranty, dated September 18, 1997, by Teletrac Holdings, Inc. to and with Fleet National
               Bank, as Agent.
      10.13    Security and Pledge Agreement, dated September 18, 1997, by and between Teletrac, Inc. and Fleet
               National Bank, as Agent.
      10.14    Securities Pledge Agreement, dated as of September 18, 1997, by and between Teletrac Holdings, Inc.
               and Fleet National Bank, as Agent.
      10.15    Equity Holder Agreement, dated as of September 18, 1997, among Banque Paribas, Fleet National Bank and Teletrac, Holdings, Inc.
       21.1    Subsidiaries of Registrant**
       23.1    Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (included in their opinion filed

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
               as Exhibit 5)
       23.2    Consent of Arthur Andersen LLP
       23.3    Consent of Coopers & Lybrand LLP
       24.1    Power of Attorney of the Board of Directors (included in the Signature Page)
         25    Statement on Form T-1 of Eligibility of Trustee
       99.1    Form of Letter of Transmittal
       99.2    Form of Notice of Guaranteed Delivery
       99.3    Form of Exchange Agent Agreement between the Registrant and Norwest Bank Minnesota, National
               Association, dated as of [         ]


------------------------


 * Certain information in this Exhibit is deleted pursuant to a request with the Securities and Exchange Commission for confidential treatment.



**  Previously filed.


        (ii)   Financial Statement Schedules.
                 [None.]

ITEM 22. UNDERTAKINGS


    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.


    (b) The undersigned Registrant hereby undertakes:



    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifications against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on October 16, 1997.



                                TELETRAC, INC.
                                /S/ JAMES A. QUEEN
                                ---------------------------------------------
                                James A. Queen
                                Chairman of the Board of Directors,
                                Chief Executive Officer, and Director

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman Of The Board,
      /s/ JAMES A. QUEEN          Chief Executive Officer
------------------------------    and Director (Principal     October 16, 1997
        James A. Queen            Executive Officer)

                                Vice President Of
       /s/ ALAN B. HOWE           Finance and Corporate
------------------------------    Development(Principal       October 16, 1997
         Alan B. Howe             Financial Officer)

     /s/ CHARLES SCHEIWE
------------------------------  Controller (principal         October 16, 1997
       Charles Scheiwe            Accounting Officer)

------------------------------  Director
        Sanford Anstey

              *
------------------------------  Director                      October 16, 1997
        Robert Benbow

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *
------------------------------  Director                      October 16, 1997
       David J. Berkman

              *
------------------------------  Director                      October 16, 1997
      Michael A. Greeley

              *
------------------------------  Director                      October 16, 1997
     Michael Markbreiter

              *
------------------------------  Director                      October 16, 1997
        Marc H. Michel

------------------------------  Director                      October 16, 1997
        Brian A. Rich

------------------------------                                October 16, 1997
      * Attorney-in-fact

                                 EXHIBIT INDEX


  EXHIBITS                                             DESCRIPTION
-------------  --------------------------------------------------------------------------------------------

       3.1     Restated Certificate of Incorporation, dated September 18, 1995.**

       3.2     Certificate of Amendment to Restated Certificate of Incorporation, dated December 4, 1996.**

       3.3     By-laws, adopted as of November 14, 1995**

       4.1     Indenture between the Registrant and Norwest Bank Minnesota, National Association, as
                 Trustee, dated August 6, 1997.**

       4.2     Registration Rights Agreement, dated August 6, 1997, among the Registrant, Teletrac
                 Holdings, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and TD Securities
                 (USA) Inc.**

       5       Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol

      10.1     VLU Production Agreement, dated as of September 6, 1996, between Tadiran, Ltd. and the
                 Registrant.*

      10.2     Amendment to VLU Production Agreement, dated as of May 28, 1997, between Tadiran, Ltd. and the Registrant.*

      10.3     Mobile Data Terminal Purchase Agreement, dated as of February 8, 1996, between Micronet,
                 Inc. and the Registrant.*

      10.4     Amendment to Mobile Data Terminal Purchase Agreement, dated September 16, 1996, between
                 Micronet, Inc. and the Registrant.*

      10.5     Value Added Reseller License Agreement, dated June 3, 1997, between Etak, Inc. and the
                 Registrant.*

      10.6     Pledge Agreement, dated August 6, 1997, between the Registrant and Norwest Bank Minnesota,
                 National Association, as Collateral Agent.

      10.7     Stock Purchase Agreement, dated as of December 6, 1996, by and among Teletrac, Inc. and certain Investors named therein.

      10.8     Stockholder's Agreement, dated as of December 6, 1996, by and among Teletrac, Inc. and certain Stockholders named therein.

      10.9     Amended and Restated Registration Rights Agreement, dated as of December 6, 1996, by and among the Company and certain Stockholders named therein.

      10.10    Exchange Agreement, dated as of July 31, 1997, among Teletrac, Inc., Teletrac Holdings, Inc.
                 and certain Stockholders named therein.

      10.11    Credit Agreement, dated as of September 18, 1997, among Teletrac, Inc., Banque Paribas, as
                 Administrative Agent, and Fleet National Bank, as Documentation Agent.

      10.12    Unlimited Guaranty, dated September 18, 1997, by Teletrac Holdings, Inc. to and with Fleet
                 National Bank, as Agent.

      10.13    Security and Pledge Agreement, dated September 18, 1997, by and between Teletrac, Inc. and
                 Fleet National Bank, as Agent.

      10.14    Securities Pledge Agreement, dated as of September 18, 1997, by and between Teletrac
                 Holdings, Inc. and Fleet National Bank, as Agent.

      10.15    Equity Holder Agreement, dated as of September 18, 1997, among Banque Paribas, Fleet
                 National Bank and Teletrac, Holdings, Inc.

      21.1     Subsidiaries of Registrant**

      23.1     Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (included in their opinion filed as
                 Exhibit 5)

      23.2     Consent of Arthur Andersen LLP

  EXHIBITS                                             DESCRIPTION
-------------  --------------------------------------------------------------------------------------------
      23.3     Consent of Coopers & Lybrand LLP

      24.1     Power of Attorney of the Board of Directors (included in the Signature Page)

      25       Statement on Form T-1 of Eligibility of Trustee

      99.1     Form of Letter of Transmittal

      99.2     Form of Notice of Guaranteed Delivery

      99.3     Form of Exchange Agent Agreement between the Registrant and Norwest Bank Minnesota, National
                 Association, dated as of [         ]


------------------------

 * Certain information in this Exhibit is deleted pursuant to a request with the Securities and Exchange Commission for confidential treatment.



**  Filed Previously.